Exhibit 10.5

CONFORMED COPY

$750,000,000

CREDIT AGREEMENT

Dated as of March 8, 2011

among

DEL MONTE FOODS COMPANY and the other Borrowers referenced herein as the Borrowers,

BLUE ACQUISITION GROUP, INC.,

as Holdings,

The Several Lenders

from Time to Time Parties Hereto,

BANK OF AMERICA, N.A.,

as Administrative Agent,

JPMORGAN CHASE BANK, N.A.,

BARCLAYS CAPITAL and

MORGAN STANLEY SENIOR FUNDING, INC.,

as Co-Syndication Agents,

GENERAL ELECTRIC CAPITAL CORPORATION,

U.S. BANK NATIONAL ASSOCIATION and

HARRIS N.A.,

as Co-Documentation Agents,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED and

J.P. MORGAN SECURITIES LLC,

as Joint Lead Arrangers,

and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

J.P. MORGAN SECURITIES LLC,

BARCLAYS CAPITAL and

MORGAN STANLEY SENIOR FUNDING, INC.,

as Joint Bookrunners

- i -

ARTICLE 3

[RESERVED]

ARTICLE 4

FEES

SECTION 4.1	Fees	90

ARTICLE 5

PAYMENTS

SECTION 5.1	Voluntary Prepayments	91
SECTION 5.2	Mandatory Prepayments	92
SECTION 5.3	Method and Place of Payment	92
SECTION 5.4	Net Payments	93
SECTION 5.5	Computations of Interest and Fees	96
SECTION 5.6	Limit on Rate of Interest	97

ARTICLE 6

CONDITIONS PRECEDENT TO INITIAL BORROWING

SECTION 6.1	Credit Documents	97
SECTION 6.2	Collateral	98
SECTION 6.3	Legal Opinions	98
SECTION 6.4	Equity Investments	98
SECTION 6.5	Closing Certificates	98
SECTION 6.6	Authorization of Proceedings of Each Credit Party; Corporate Documents	99
SECTION 6.7	Fees	99
SECTION 6.8	Representations and Warranties	99
SECTION 6.9	Solvency Certificate	99
SECTION 6.10	Merger	99
SECTION 6.11	Patriot Act	99
SECTION 6.12	Pro Forma Balance Sheet	100
SECTION 6.13	No Material Adverse Change	100
SECTION 6.14	Excess Availability; Borrowing Base Certificate	100
SECTION 6.15	Availability Model	100

ARTICLE 7

CONDITIONS PRECEDENT TO EACH LOAN AND EACH LETTER OF CREDIT

SECTION 7.1	Conditions to Credit Extensions	100

- ii -

- iii -

- iv -

SCHEDULES

Schedule 1.1(b)	Mortgaged Properties
Schedule 1.1(c)	Commitments of Lenders
Schedule 1.1(g)	Debt Repayment
Schedule 1.1(j)	Existing Letters of Credit
Schedule 2.22(b):	Blocked Accounts
Schedule 6.3	Local Counsels
Schedule 8.3	Conflicts
Schedule 8.4	Litigation
Schedule 8.12	Subsidiaries
Schedule 9.9	Closing Date Affiliate Transactions

- v -

Schedule 9.14(e)	Post-Closing Actions
Schedule 10.1	Closing Date Indebtedness
Schedule 10.2	Closing Date Liens
Schedule 10.4	Scheduled Dispositions
Schedule 10.5	Closing Date Investments
Schedule 13.2	Notice Addresses

- vi -

EXHIBITS

Exhibit A-1	Form of Joinder Agreement
Exhibit A-2	Form of Credit Party Joinder Agreement
Exhibit B	Form of Guarantee
Exhibit C	[Reserved]
Exhibit D	Form of Perfection Certificate
Exhibit E	Form of Pledge Agreement
Exhibit F	Form of Security Agreement
Exhibit G	Form of Legal Opinion of Simpson Thacher & Bartlett LLP
Exhibit H	Form of Credit Party Closing Certificate
Exhibit I	Form of Assignment and Acceptance
Exhibit J-1	Form of Promissory Note
Exhibit J-2	Form of Swingline Note
Exhibit K	Form of Borrowing Base Certificate
Exhibit L	[Reserved]
Exhibit M	Form of ABL Intercreditor Agreement
Exhibit N-1-4	Forms of Non-Bank Certificates
Exhibit O	Form of Notice of Conversion or Continuation

- vii -

CREDIT AGREEMENT, dated as of March 8, 2011, as amended, restated, supplemented or otherwise modified from time to time, among BLUE ACQUISITION GROUP, INC., a Delaware corporation (“Holdings”), DEL MONTE FOODS COMPANY, a Delaware corporation (the “Company” and, following the consummation of the Merger, the “Lead Borrower”), each of the other Borrowers (as hereinafter defined), the lending institutions from time to time parties hereto (each a “Lender” and, collectively, the “Lenders”), BANK OF AMERICA, N.A., as Administrative Agent (such term and each other capitalized term used but not defined in this preamble having the meaning provided in Article 1), JPMORGAN CHASE BANK, N.A., BARCLAYS CAPITAL, the investment banking division of BARCLAYS BANK PLC and MORGAN STANLEY SENIOR FUNDING, INC., as Co-Syndication Agents, GENERAL ELECTRIC CAPITAL CORPORATION, U.S. BANK NATIONAL ASSOCIATION and HARRIS N.A., as Co-Documentation Agents, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED and J.P. MORGAN SECURITIES LLC, as Joint Lead Arrangers, and MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, J.P. MORGAN SECURITIES LLC, BARCLAYS CAPITAL, the investment banking division of BARCLAYS BANK PLC and MORGAN STANLEY SENIOR FUNDING, INC., as Joint Bookrunners.

WHEREAS, pursuant to the Agreement and Plan of Merger (as amended from time to time in accordance therewith, the “Acquisition Agreement”), dated as of November 24, 2010, by and among the Company, Holdings and Merger Sub, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned Subsidiary of Holdings;

WHEREAS, to fund, in part, the Merger, it is intended that the Sponsors and the other Initial Investors will contribute an amount in cash to Holdings and/or a direct or indirect parent thereof in exchange for Stock (which cash will be contributed to the Lead Borrower in exchange for common Stock of the Borrower) (such contribution, the “Equity Investments”), which shall be no less than 25% of the pro forma total capitalization of Holdings and its Subsidiaries after giving effect to the Transactions (the “Minimum Equity Amount”);

WHEREAS, to consummate the transactions contemplated by the Acquisition Agreement, it is intended that the Lead Borrower will (A) issue senior unsecured notes with a stated maturity of no earlier than eight years after the Closing Date in sales pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Senior Notes Offering”), under the Senior Notes Indenture, generating aggregate gross proceeds of up to $1,300,000,000 (the “Senior Notes”) and (B) enter into the Term Facility to borrow an aggregate principal amount of $2,700,000,000 of term loans to finance a portion of the Transactions;

WHEREAS, in connection with the foregoing, the Borrowers have requested that the Lenders provide to the Borrowers an asset-based revolving credit facility, in an initial aggregate principal amount of $750,000,000;

WHEREAS, the Lenders are willing to make available to the Borrowers such asset-based revolving credit facility upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS

SECTION 1.1 Defined Terms.

(a) As used herein, the following terms shall have the meanings specified in this Section 1.1 unless the context otherwise requires (it being understood that defined terms in this Agreement shall include in the singular number the plural and in the plural the singular):

“1989 Intercreditor Agreement” means the Amended and Restated Intercreditor Agreement, dated as of December 5, 1989, by and among certain creditors of the Lead Borrower.

“ABL Intercreditor Agreement” shall mean the intercreditor agreement dated as of the Closing Date among the Administrative Agent, Collateral Agent, the Term Agent and the Credit Parties, substantially in the form attached as Exhibit M or any other intercreditor agreement among the Term Agent, one or more representatives of Permitted Other Indebtedness (to the extent such Permitted Other Indebtedness is secured by a lien with the same priority as the Obligations or by a Lien ranking junior to the Lien securing the Obligations), and the Collateral Agent on terms that are no less favorable in any material respect to the Secured Parties as those contained in the form attached as Exhibit M.

“ABR” shall mean for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Effective Rate plus  1/2 of 1%, (b) the rate of interest in effect for such day as announced from time to time by the Administrative Agent as its “prime rate” at its principal office in New York City and (c) the LIBOR Rate for an interest period of one (1) month plus 1%. The “prime rate” is a rate set by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the ABR due to a change in such rate announced by the Administrative Agent or in the Federal Funds Effective Rate shall take effect at the opening of business on the day specified in the announcement of such change.

“ABR Loan” shall mean each Loan bearing interest based on the ABR.

“Account(s)” shall mean “accounts” as defined in the UCC, and also means a right to payment of a monetary obligation, whether or not earned by performance, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of or (b) for services rendered or to be rendered. The term “Account” does not include (a) rights to payment evidenced by chattel paper or an instrument, (b) commercial tort claims, (c) deposit accounts, (d) investment property, (e) letter-of-credit rights or letters of credit, or (f) rights to payment for money or funds advanced other than rights arising out of the use of a credit or charge card or information contained on or for use with the card.

“Account Debtor” shall mean a Person who is obligated under an Account, Chattel Paper (as defined in the UCC) or General Intangible (as defined in the UCC).

“Acquired EBITDA” shall mean, with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary (any of the foregoing, a “Pro Forma Entity”) for any period, the amount for such period of Consolidated EBITDA of such Pro Forma Entity (determined using such definitions as if references to the Lead Borrower and its Restricted Subsidiaries therein were to such Pro Forma Entity and its Restricted Subsidiaries), all as determined on a consolidated basis for such Pro Forma Entity.

“Acquired Entity or Business” shall have the meaning provided in the definition of the term “Consolidated EBITDA.”

“Acquired Indebtedness” shall mean, with respect to any specified Person, (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition” means, with respect to a specified Person, (a) an Investment in or a purchase of a 50% or greater interest in the Stock or Stock Equivalents of any other Person, (b) a purchase or acquisition of all or substantially all of the assets of any other Person, or (c) any merger or consolidation of such Person with any other Person, in each case in any transaction or group of transactions which are part of a common plan.

“Acquisition Agreement” shall have the meaning provided in the preamble to this Agreement.

“Additional Commitment Lender” shall have the meaning provided in Section 2.14(a).

“Adjusted Conditions Availability” shall mean, at any time of determination in connection with an Acquisition, Investment, specified payment, prepayment or other applicable transaction, each of the following as a percentage of the Line Cap: (a)(i) Average Excess Availability for the 30-day period immediately preceding the date of such Acquisition, Investment, specified payment, prepayment or other transaction and (ii) Excess Availability immediately prior to such Acquisition, Investment, specified payment, prepayment or other transaction, in each case, on a pro forma basis giving effect to such Acquisition, Investment, specified payment, prepayment or other transaction and (b) Excess Availability immediately after giving effect to such Acquisition, Investment, specified payment, prepayment or other transaction.

“Adjusted Fixed Charge Coverage Ratio” shall mean, as of any date of determination, the ratio of (1) Consolidated EBITDA for the Test Period then last ended (as may be increased, for avoidance of doubt, by the Cure Amount pursuant to and in accordance with Section 11.14), minus Capital Expenditures paid in cash during the Test Period then last ended which were not financed from Net Cash Proceeds received substantially contemporaneously therewith or by the issuance of Indebtedness (other than Indebtedness under the Credit Documents) or Equity Interests, minus taxes paid in cash during the Test Period then last ended to (2) the Adjusted Fixed Charges for such Test Period plus scheduled principal payments made or required to be made on account of Indebtedness, including the full amount of any non-recourse Indebtedness (excluding the Obligations). In the event that any Borrower or any Restricted Subsidiary incurs, assumes, guarantees or redeems any Indebtedness or issues or redeems Disqualified Equity Interests or preferred stock subsequent to the commencement of the Test Period but prior to or simultaneously with the date of determination, then the Adjusted Fixed Charge Coverage Ratio shall be calculated giving Pro Forma Effect to such incurrence, assumption, guarantee or redemption of Indebtedness, or such issuance or redemption of Disqualified Equity Interests or preferred stock (in each case, including a pro forma application of the net proceeds therefrom), as if the same had occurred at the beginning of the Test Period.

“Adjusted Fixed Charge Testing Period” means the period (a) commencing on the day that Excess Availability is less than the greater of (i) 12.5% of the Line Cap and (ii) the Excess Availability Floor and (b) continuing until the date when Excess Availability has been equal to or greater than the greater of (i) 12.5% of the Line Cap and (ii) the Excess Availability Floor for 21 consecutive days.

“Adjusted Fixed Charges” shall mean, with respect to any Person for any period, the sum of (a) Consolidated Interest Expense of such Person actually paid in cash for such period, (b) all cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock (including any Designated Preferred Stock) or any Refunding Capital Stock of such Person required to be made during such period, (c) all cash dividend payments (excluding items eliminated in consolidation) on any series of Disqualified Equity Interests required to be made during such period and (d) solely for purposes of calculating the Adjusted Fixed Charge Coverage Ratio in connection with the payment of dividends pursuant to Section 10.5(a), without duplication of any payments already constituting Adjusted Fixed Charges, the amount of any such dividend paid in cash during such period (but excluding dividends paid to the Lead Borrower or any of its Restricted Subsidiaries).

“Adjusted Investment Conditions” shall mean, at the time of determination with respect to a specified Acquisition or Investment, that (a) no Default then exists or would arise as a result of such Acquisition or Investment, (b) the Adjusted Conditions Availability is equal to or greater than 15% of the Line Cap and (c) the Adjusted Fixed Charge Coverage Ratio of the Lead Borrower and its Restricted Subsidiaries, as calculated on a trailing twelve months basis after giving effect to such prepayment, is equal to or greater than 1.0:1.0, provided that if the Adjusted Conditions Availability is equal to or greater than 25% of the Line Cap, compliance with this clause (c) shall not be required with respect to such Acquisition or Investment. Prior to undertaking any Acquisition or Investment which is subject to the Adjusted Investment Conditions, the Credit Parties shall deliver to the Administrative Agent either a certificate of an Authorized Officer (with reasonable detailed calculations) certifying satisfaction of the conditions contained in clauses (b) and (c) above or other evidence of the same reasonably satisfactory to the Administrative Agent; provided that no such certificate or other evidence shall be required if at the time of such Acquisition or Investment, Excess Availability is equal to or greater than 40% of the Line Cap.

“Adjusted Payment Conditions” shall mean, at the time of determination with respect to a specified transaction or payment (or declaration of payment), that (a) no Default then exists or would arise as a result of the entering into of such transaction or the making of such payment, (b) the Adjusted Conditions Availability is equal to or greater than 17.5% of the Line Cap and (c) the Adjusted Fixed Charge Coverage Ratio of the Lead Borrower and its Restricted Subsidiaries, as calculated on a trailing twelve months basis after giving effect to such transaction or payment, is equal to or greater than 1.1:1.0. Prior to undertaking any transaction or payment which is subject to the Adjusted Payment Conditions, the Credit Parties shall deliver to the Administrative Agent either a certificate of an Authorized Officer (with reasonable detailed calculations) certifying satisfaction of the conditions contained in clauses (b) and (c) above or other evidence of the same reasonably satisfactory to the Administrative Agent; provided that no such certificate or other evidence shall be required if at the time of such specified transaction or payment (or declaration of payment), Excess Availability is equal to or greater than 40% of the Line Cap.

“Adjusted Prepayment Conditions” shall mean, at the time of determination with respect to a specified prepayment (whether in the form of a purchase, redemption, defeasance or other acquisition or retirement or otherwise), that (a) no Default then exists or would arise as a result of the making of such prepayment, (b) the Adjusted Conditions Availability is equal to or greater than 15% of the Line Cap and (c) the Adjusted Fixed Charge Coverage Ratio of the Lead Borrower and its Restricted Subsidiaries, as calculated on a trailing twelve months basis after giving effect to such prepayment, is equal to or greater than 1.0:1.0, provided that if the Adjusted Conditions Availability is equal to or greater than 30% of the Line Cap, compliance with this clause (c) shall not be required with respect to such prepayment. Prior to undertaking any prepayment which is subject to the Adjusted Prepayment Conditions, the Credit Parties shall deliver to the Administrative Agent either a certificate of an Authorized Officer (with reasonable detailed calculations) certifying satisfaction of the conditions contained in clauses (b) and (c) above or other evidence of the same reasonably satisfactory to the Administrative Agent; provided that no such certificate or other evidence shall be required if at the time of such specified prepayment, Excess Availability is equal to or greater than 40% of the Line Cap.

“Administrative Agent” shall mean Bank of America, N.A., as the administrative agent for the Lenders under this Agreement and the other Credit Documents, or any successor administrative agent pursuant to Section 12.9.

“Administrative Agent’s Office” shall mean the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 13.2 or such other address or account as the Administrative Agent may from time to time notify to the Lead Borrower and the Lenders.

“Administrative Questionnaire” shall have the meaning provided in Section 13.6(b).

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliated Institutional Lender” shall mean any investment fund managed or advised by Affiliates of a Sponsor (a) that is a bona fide debt fund and that extends credit or buys loans in the ordinary course of business and (b) together with all other Affiliated Institutional Lenders holds no more than 30% of the Credit Extensions and the Total Commitment at any time.

“Affiliated Lender” shall mean a Lender that is a Sponsor or any Affiliate thereof, other than Holdings, any Subsidiary of Holdings or the Lead Borrower, any Affiliated Institutional Lender (it being understood that to the extent Persons described in the definition (without giving effect to clause (b) thereof) of “Affiliated Institutional Lender” hold 30% or more of the Credit Extensions or the Total Commitment at any time, each such Person shall constitute an Affiliated Lender and the portion of the Credit Extensions and Commitments held by such Persons that shall be subject to Section 13.6(h) shall be shared among such Persons ratably according to their respective Pro Rata Shares) or any natural person.

“Agent Parties” shall have the meaning provided in Section 13.17(c).

“Agents” shall mean the Administrative Agent, the Collateral Agent, the Co-Syndication Agents, the Co-Documentation Agents, each Joint Lead Arranger and each Joint Bookrunner.

“Agreement” shall mean this Credit Agreement, as the same may be amended, supplemented, amended and restated or otherwise modified from time to time.

“Agreement Currency” shall have the meaning provided in Section 13.19.

“Applicable Margin” shall mean:

(a) From and after the Closing Date until the date that is three months after the Closing Date, the percentages set forth in Level II of the pricing grid below; and

(b) On the first day of each fiscal quarter thereafter (each, an “Adjustment Date”), the Applicable Margin shall be determined from the pricing grid below based upon the Average Excess Availability for the most recently ended three month period immediately preceding such Adjustment Date, provided that if any Borrowing Base Certificates are at any time restated or otherwise revised (including as a result of an audit) or if the information set forth in any Borrowing Base Certificates otherwise proves to be false or incorrect such that the Applicable Margin would have been higher than was otherwise in effect during any period, without constituting a waiver of any Default or Event of Default arising as a result thereof, interest due under this Agreement shall be immediately recalculated at such higher rate for any applicable periods and shall be due and payable on demand; provided further that if the Borrowing Base Certificates (including any required financial information in support thereof) are not received by the Administrative Agent by the date required pursuant to Section 9.1(i), then the Applicable Margin shall be determined as if the Average Excess Availability for the immediately preceding three-month period is at Level III until such time as such Borrowing Base Certificates and supporting information are received.

Level	Average Excess Availability	LIBOR Loan Applicable Margin	ABR Loan Applicable Margin

I	Greater than or equal to 62.5% of the Line Cap	2.00%	1.00%

II	Greater than or equal to 37.5% of the Line Cap but less than 62.5% of the Line Cap	2.25%	1.25%

III	Less than 37.5% of the Line Cap	2.50%	1.50%

“Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale Prepayment Event” shall mean any Disposition of any business units, assets or other property of the Credit Parties or any of their Restricted Subsidiaries not in the ordinary course of business (including any Disposition of any Stock or Stock Equivalents of any Subsidiary owned by any Borrower or a Restricted Subsidiary). Notwithstanding the foregoing, the term “Asset Sale Prepayment Event” shall not include any transaction permitted by Section 10.4 (other than transactions permitted by Section 10.4(b) and Section 10.4(g) (solely to the extent such Permitted Sale Leaseback relates to property owned on the Closing Date), which shall constitute Asset Sale Prepayment Events).

“Assignment and Acceptance” shall mean an assignment and acceptance substantially in the form of Exhibit I, or such other form as may be approved by the Administrative Agent.

“Authorized Officer” shall mean the Chief Executive Officer, President, the Chief Financial Officer, the Treasurer, the Vice President-Finance or any other senior officer of any Borrower designated as such in writing to the Administrative Agent by such Borrower.

“Average Excess Availability” shall mean, for any period, the average amount of Excess Availability for each day during such period.

“Bank of America” means Bank of America, N.A., a national banking association, and its Subsidiaries, Affiliates and branches.

“Bank Product Reserves” shall mean all reserves established by the Administrative Agent in its Permitted Discretion for Obligations under Secured Cash Management Agreements and Secured Hedge Agreements then outstanding.

“Bankruptcy Code” shall have the meaning provided in Section 11.5.

“BBA LIBOR” shall have the meaning provided in the definition of “LIBOR Rate.”

“benefited Lender” shall have the meaning provided in Section 13.8.

“Blocked Account” has the meaning provided in Section 2.22(b).

“Blocked Account Agreement” has the meaning provided in Section 2.22(b).

“Blocked Account Banks” shall mean the banks with whom deposit accounts are maintained in which material amounts (as reasonably determined by the Collateral Agent) of funds of any of the Credit Parties from one or more DDAs are concentrated and with whom a Blocked Account Agreement has been, or is required to be, executed in accordance with the terms hereof.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrowers” shall mean, collectively, the Lead Borrower, the other domestic Borrowers identified on the signature pages hereto and each Other Borrower who becomes a Borrower hereunder in accordance with the terms of this Agreement.

“Borrowing” shall mean and include (a) the incurrence of one Type of Revolving Loan having, in the case of LIBOR Loans, the same Interest Period (provided that ABR Loans incurred pursuant to Section 2.10(b) shall be considered part of any related Borrowing of LIBOR Loans) or (b) a Swingline Loan.

“Borrowing Base” shall mean, at any time of calculation, an amount equal to:

(a) 85% of the face amount of the Eligible Accounts of the Borrowers on a Consolidated basis;

plus

(b) the lesser of (i) 75% of the net book value of Eligible Inventory and (ii) 85% of the NOLV Percentage of the Eligible Inventory of the Borrowers on a Consolidated basis;

minus

(c) the then amount of all Reserves.

“Borrowing Base Certificate” has the meaning provided in Section 9.1(i).

“Business Day” shall mean any day excluding Saturday, Sunday and any other day on which banking institutions in New York City are authorized by law or other governmental actions to close, and, if such day relates to any interest rate settings as to a LIBOR Loan, any fundings, disbursements, settlements and payments in respect of any such LIBOR Loan, or any other dealings to be carried out pursuant to this Agreement in respect of any such LIBOR Loan, such day shall be a day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market.

“Capital Expenditures” shall mean, for any period, the aggregate of all expenditures paid in cash by the Borrowers and the Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as capital expenditures on a consolidated statement of cash flows of the Lead Borrower and its Subsidiaries (including capitalized software expenditures, customer acquisition costs and incentive payments, conversion costs and contract acquisition costs).

“Capital Lease” shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is, or is required to be, accounted for as a capital lease on the balance sheet of that Person; provided, that the adoption or issuance of any accounting standards after the Closing Date will not cause any lease that was not or would not have been a Capital Lease prior to such adoption or issuance to be deemed a Capital Lease.

“Capitalized Lease Obligations” shall mean, as applied to any Person, all obligations under Capital Leases of such Person or any of its Subsidiaries, in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.

“Cash Collateral Account” shall mean an interest bearing account established by the Credit Parties with the Administrative Agent, for its own benefit and the benefit of the other Secured Parties, at Bank of America under the sole and exclusive dominion and control of the Administrative Agent, in the name of the Administrative Agent or as the Administrative Agent shall otherwise direct, in which deposits are required to be made in accordance with this Agreement.

“Cash Collateralize” has the meaning provided in Section 2.15(j).

“Cash Dominion Event” shall mean the occurrence of any of the following: (a) the occurrence and continuance of any Specified Default; or (b) the failure of the Borrowers to maintain Excess Availability at any time of at least the greater of (i) 12.5% of the Line Cap and (ii) Excess Availability Floor. For purposes of this Agreement, a “Cash Dominion Trigger Period” shall commence after the continuance of a Cash Dominion Event for five (5) consecutive Business Days and shall be deemed continuing until the date that (A) no Event of Default shall exist and be continuing and (B) the Excess Availability has exceeded the greater of (i) 12.5% of the Line Cap and (ii) Excess Availability Floor for twenty-one (21) consecutive calendar days.

“Cash Equivalents” shall mean:

(1) United States dollars,

(2) Canadian dollars,

(3) (a) euro or any national currency of any participating member state in the European Union or, (b) in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by them from time to time in the ordinary course of business,

(4) securities issued or directly and fully and unconditionally guaranteed or insured by the United States government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition,

(5) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $250,000,000 in the case of U.S. banks and $100,000,000 (or the U.S. dollar equivalent as of the date of determination) in the case of foreign banks,

(6) repurchase obligations for underlying securities of the types described in clauses (4) and (5) entered into with any financial institution meeting the qualifications specified in clause (5) above,

(7) commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P and in each case maturing within 12 months after the date of creation thereof,

(8) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized ratings agency) and in each case maturing within 12 months after the date of creation thereof,

(9) investment funds investing 95% of their assets in securities of the types described in clauses (1) through (8) above and (10) and (11) below,

(10) readily marketable direct obligations issued by any state, commonwealth or territory of the United States of America or any political subdivision or taxing authority thereof having one of the two highest rating categories obtainable from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition, and

(11) Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 12 months or less from the date of acquisition.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) through (3) above; provided that such amounts are converted into any currency listed in clauses (1) through (3) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Cash Management Agreement” shall mean any agreement or arrangement to provide cash management services, including treasury, depository, overdraft, credit or debit card, purchase card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” shall mean any Person that, either (x) at the time it enters into a Cash Management Agreement or (y) on the Closing Date, is a Lender or an Affiliate of a Lender, in its capacity as a part to such Cash Management Agreement.

“Cash Receipts” shall have the meaning provided in Section 2.22(c).

“Casualty Event” shall mean, with respect to any property of any Person, any loss of or damage to, or any condemnation or other taking by a Governmental Authority of, such property for which such Person or any of its Restricted Subsidiaries receives insurance proceeds, or proceeds of a condemnation award or other compensation.

“Centerview” shall mean each of Centerview Partners Management LLC and Centerview Employees, L.P.

“Change in Law” shall mean (a) the adoption of any law, treaty, order, policy, rule or regulation after the Closing Date, (b) any change in any law, treaty, order, policy, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender Party with any guideline, request, directive or order issued or made after the Closing Date by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law). For purposes of this definition and Section 2.10, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith shall be deemed to have gone into effect after the date hereof, regardless of the date enacted, adopted or issued.

“Change of Control” shall mean and be deemed to have occurred if (a) either (i) the Permitted Holders shall at any time not own, in the aggregate, directly or indirectly, beneficially and of record, at least 35% of the voting power of the outstanding Voting Stock of the Lead Borrower or (ii) the Sponsors shall at any time not own, in the aggregate, directly or indirectly, beneficially and of record, at least 12% of the voting power of the outstanding Voting Stock of the Lead Borrower; or (b) any person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended), other than the Permitted Holders, shall at any time have acquired direct or indirect beneficial ownership of a percentage of the voting power of the outstanding Voting Stock of the Lead Borrower that exceeds 35% thereof, unless, in the case of either clause (a) or (b) above, the Permitted Holders have, at such time, the right or the ability by voting power, contract or otherwise to elect or designate for election at least a majority of the board of directors of the Lead Borrower; or (c) Continuing Directors shall not constitute at least a majority of the board of directors of the Lead Borrower; or (d) at any time, a Change of Control (as defined in any indenture or other agreement governing the Senior Notes or the Term Facility) shall have occurred or (e) at any time prior to an initial public offering of the Lead Borrower, Holdings shall cease to beneficially own, directly or indirectly, 100% of the issued and outstanding equity interests of the Lead Borrower.

“Class”, when used in reference to any Loan or Borrowing, shall refer to whether such Loan, or the Loans comprising such Borrowing, are Existing Loans or Extended Loans (of the same Extension Series) and, when used in reference to any Commitment, refers to whether such Commitment is an Existing Commitment or an Extended Commitment (of each Extension Series).

“Closing Date” shall mean March 8, 2011.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean all property pledged or purported to be pledged pursuant to the Security Documents.

“Collateral Agent” shall mean Bank of America, N.A., as collateral agent under the Security Documents, or any successor collateral agent pursuant to Section 12.9.

“Commitment” shall mean, (a) in the case of each Lender that is a Lender on the Closing Date, the amount set forth opposite such Lender’s name on Schedule 1.1(c) as such Lenders’ Commitment, as such amount may be reduced or increased in connection with any assignment of Commitments or in connection with any Commitment Increase and (b) in the case of any Lender that becomes a Lender after the Closing Date, the amount specified as such Lender’s “Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the Total Commitment, in each case as the same may be changed from time to time pursuant to the terms hereof. The aggregate amount of the Commitments as of the Closing Date is $750,000,000.

“Commitment Increase” shall have the meaning provided in Section 2.14(a).

“Communications” shall have the meaning provided in Section 13.17(a).

“Company” shall have the meaning provided in the preamble to this Agreement.

“Concentration Account” shall have the meaning provided in Section 2.22(c).

“Confidential Information” shall have the meaning provided in Section 13.16.

“Confidential Information Memorandum” shall mean the Confidential Information Memorandum of the Lead Borrower dated January 20, 2011.

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of consolidated depreciation and amortization expense, including the amortization of deferred financing fees or costs, capitalized expenditures, customer acquisition costs and incentive payments, conversion costs and contract acquisition costs of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” shall mean, with respect to any Person for any period, the Consolidated Net Income of such Person for such period

(1) increased (without duplication) by:

(a) provision for taxes based on income or profits or capital, including, without limitation, state, franchise, excise and similar taxes and foreign withholding taxes of such Person paid or accrued during such period deducted, including any penalties and interest relating to any tax examinations (and not added back) in computing Consolidated Net Income, plus

(b) Fixed Charges of such Person for such period (including (x) net losses or Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk and (y) costs of surety bonds in connection with financing activities, in each case, to the extent included in Fixed Charges), together with items excluded from the definition of “Consolidated Interest Expense” pursuant to clauses 1(u) through 1(z) thereof, to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income; plus

(c) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same were deducted in computing Consolidated Net Income, plus

(d) any expenses or charges (other than depreciation or amortization expense) related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by this Agreement (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the offering of the Senior Notes, the Term Facility and the Loans and (ii) any amendment or other modification of the Senior Notes, the Term Facility and the Loans, and, in each case, deducted in computing Consolidated Net Income, plus

(e) the amount of any restructuring charge or reserve or non-recurring integration costs deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions after the Closing Date and costs related to the closure and/or consolidation of facilities, plus

(f) any other non-cash charges, including any write off or write downs, reducing Consolidated Net Income for such period, excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period, plus

(g) the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-wholly owned Subsidiary deducted (and not added back) in such period in calculating Consolidated Net Income, plus

(h) the amount of management, monitoring, consulting and advisory fees (including termination fees) and related indemnities and expenses paid or accrued in such period to the Sponsors or any of their respective Affiliates, plus

(i) expenses consisting of internal software development costs that are expensed during the period but could have been capitalized under alternative accounting policies in accordance with GAAP, plus

(j) costs of surety bonds incurred in such period in connection with financing activities, plus

(k) the amount of net cost savings and synergies projected by the Lead Borrower in good faith to be realized as a result of specified actions taken or to be taken prior to or during such period (which cost savings or synergies shall be subject only to certification by management of the Lead Borrower and shall be calculated on a Pro Forma Basis as though such cost savings or synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (A) such cost savings or synergies are reasonably identifiable and factually supportable, (B) such actions have been taken or are to be taken within 12 months after the date of determination to take such action and (C) no cost savings or synergies shall be added pursuant to this clause (k) to the extent duplicative of any expenses or charges relating to such cost savings or revenue enhancements that are included in clause (l) or (r) below with respect to such period, plus

(l) business optimization expenses (including consolidation initiatives, severance costs and other costs relating to initiatives aimed at profitability improvement), plus

(m) restructuring charges or reserves (including restructuring costs related to acquisitions after the Closing Date and to closure and/or consolidation of facilities and to exiting lines of business), plus

(n) [Reserved]

(o) any costs or expense incurred by the Lead Borrower or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Lead Borrower or net cash proceeds of an issuance of Equity Interest of the Lead Borrower (other than Disqualified Equity Interests) solely to the extent that such net cash proceeds are excluded from the calculation set forth in clause (iii) of Section 10.5(a) of the Term Facility and have not been relied on for purposes of any incurrence of Indebtedness pursuant to clause (1)(b) of Section 10.1 plus

(p) the amount of expenses relating to payments made to option holders of any direct or indirect parent company of the Lead Borrower or any of its direct or indirect parent companies in connection with, or as a result of, any distribution being made to shareholders of such Person or its direct or indirect parent companies, which payments are being made to compensate such option holders as though they were shareholders at the time of, and entitled to share in, such distribution, in each case to the extent permitted under this Agreement; plus

(q) with respect to any joint venture, an amount equal to the proportion of those items described in clauses (a) and (c) above relating to such joint venture corresponding to the Lead Borrower’s and the Restricted Subsidiaries’ proportionate share of such joint venture’s Consolidated Net Income (determined as if such joint venture were a Restricted Subsidiary), plus

(r) the amount of any loss attributable to a new plant or facility until the date that is 12 months after the date of commencement of construction or the date of acquisition thereof, as the case may be; provided that (A) such losses are reasonably identifiable and factually supportable and certified by a responsible officer of the Lead Borrower, (B) losses attributable to such plant or facility after 12 months from the date of commencement of construction or the date of acquisition of such plant or facility, as the case may be, shall not be included in this clause (r) and (C) no amounts shall be added pursuant to this clause (r) to the extent duplicative of any expenses or charges relating to such cost savings or revenue enhancements that are included in clauses (k) or (l) above with respect to such period, and

(2) decreased by (without duplication) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced Consolidated EBITDA in any prior period; and

(3) increased or decreased by (without duplication):

(a) any net gain or loss resulting in such period from currency translation gains or losses related to currency remeasurements of Indebtedness (including any net loss or gain resulting from hedge agreements for currency exchange risk and revaluations of intercompany balances), plus or minus, as the case may be

(b) any net gain or loss resulting in such period from Hedging Obligations, and the application of Financial Accounting Standards Codification No. 815—Derivatives and Hedging, plus or minus, as the case may be (c) without duplication, the Historical Adjustments incurred in such period.

Notwithstanding the foregoing, the aggregate amount of addbacks made pursuant to subclauses (k), (l) and (r) of clause (1) above in any four fiscal quarter period shall not exceed 15% of Consolidated EBITDA (prior to giving effect to such addbacks) for such four fiscal quarter period.

For avoidance of doubt:

(i) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA currency translation gains and losses related to currency remeasurements of Indebtedness or intercompany balances (including the net loss or gain resulting from Hedge Agreements for currency exchange risk),

(ii) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period any adjustments resulting from the application of Statement of Financial Accounting Standards No. 133 and its related pronouncements and interpretations,

(iii) there shall be included in determining Consolidated EBITDA for any period, without duplication, (A) the Acquired EBITDA of any Person or business, or attributable to any property or asset acquired by the Lead Borrower or any Restricted Subsidiary during such period (but not the Acquired EBITDA of any related Person or business or any Acquired EBITDA attributable to any assets or property, in each case to the extent not so acquired) to the extent not subsequently sold, transferred, abandoned or otherwise disposed by the Lead Borrower or such Restricted Subsidiary (each such Person, business, property or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”) and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), based on the actual Acquired EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition or conversion) and (B) an adjustment in respect of each Acquired Entity or Business equal to the amount of the Pro Forma Adjustment with respect to such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition) as specified in a Pro Forma Adjustment Certificate and delivered to the Lenders and the Administrative Agent, and

(iv) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset sold, transferred, abandoned or otherwise disposed of, closed or classified as discontinued operations by the Lead Borrower or any Restricted Subsidiary during such period (each such Person, property, business or asset so sold or disposed of, a “Sold Entity or Business”), and the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each, a “Converted Unrestricted Subsidiary”) based on the actual Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer or disposition or conversion).

“Consolidated Interest Expense” shall mean, with respect to any Person for any period, the sum, without duplication, of:

(1) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount or premium resulting from the issuance of Indebtedness at less than or greater than par, as applicable, other than with respect to Indebtedness issued in connection with the Transactions, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations and (e) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (t) accretion or accrual of discounted liabilities not constituting Indebtedness, (u) interest expense attributable to a parent entity resulting from pushdown accounting, (v) any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization or purchase accounting, (w) any Additional Interest (as defined in the Senior Notes Indenture) and any comparable “additional interest” with respect to other securities, (x) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, and original issue discount with respect to Indebtedness issued in connection with the Transactions, (y) any expensing of bridge, commitment and other financing fees (including any interest expense) and (z) [reserved]; plus

(2) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, less

(3) interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” shall mean, with respect to any Person for any period, the aggregate of the Net Income, of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided that, without duplication,

(1) any after-tax effect of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including relating to the Transactions to the extent incurred on or prior to the date that is the one year anniversary of the Closing Date) severance, relocation costs, new product introductions, and one-time compensation charges shall be excluded,

(2) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,

(3) any after-tax effect of income (loss) from disposed, or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned or discontinued operations shall be excluded,

(4) any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by the board of directors of the Lead Borrower, shall be excluded,

(5) the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Lead Borrower shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash or Cash Equivalents) to the referent Person or a Restricted Subsidiary thereof in respect of such period,

(6) [Reserved]

(7) effects of adjustments (including the effects of such adjustments pushed down to the Lead Borrower and its Restricted Subsidiaries) in any line item in such Person’s consolidated financial statements required or permitted by ASC 805 and ASC 350 (formerly Financial Accounting Standards Board Statement Nos. 141 and 142, respectively) resulting from the application of purchase accounting in relation to the Transactions and any acquisition that is consummated after the Closing Date or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,

(8) any after-tax effect of income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments (including deferred financing costs written off and premiums paid) shall be excluded,

(9) any impairment charge, asset write-off or write-down pursuant to ASC 350 and ASC 360 (formerly Financial Accounting Standards Board Statement Nos. 142 and No. 144, respectively) and the amortization of intangibles arising pursuant to ASC 805 (formerly Financial Accounting Standards Board Statement No. 141) shall be excluded,

(10) any non-cash compensation expense recorded from grants of stock appreciation or similar rights, phantom equity, stock options, restricted stock or other rights to officers, directors or employees shall be excluded,

(11) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, recapitalization, Disposition, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded,

(12) accruals and reserves that are established or adjusted within twelve months after the Closing Date that are so required to be established as a result of the Transactions in accordance with GAAP, or changes as a result of adoption or modification of accounting policies, shall be excluded,

(13) to the extent covered by insurance and actually reimbursed, or, so long as the Lead Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (a) not denied by the applicable carrier in writing within 180 days and (b) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), losses and expenses with respect to liability or casualty events or business interruption shall be excluded,

(14) any non-cash SFAS 133 (or such successor provision) income (or loss) related to Hedging Obligations shall be excluded, and

(15) any deferred tax expense associated with tax deductions or net operating losses arising as a result of the Transactions, or the release of any valuation allowance related to such item, shall be excluded.

“Consolidated Total Assets” shall mean, as of any date of determination, the amount that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on the most recent consolidated balance sheet of the Lead Borrower and the Restricted Subsidiaries at such date.

“Continuing Director” shall mean, at any date, an individual (a) who is a member of the board of directors of the Lead Borrower on the Closing Date, (b) who, as of the date of determination, has been a member of such board of directors for at least the twelve preceding months, (c) who has been nominated to be a member of such board of directors, directly or indirectly, by a Sponsor or Persons nominated by a Sponsor or (d) who has been nominated to be a member of such board of directors by a majority of the other Continuing Directors then in office.

“Co-Documentation Agents” shall mean General Electric Capital Corporation, U.S. Bank National Association and Harris N.A., together with their respective Affiliates, as co-documentation agents for the Lenders under this Agreement and the other Credit Documents.

“Co-Syndication Agents” shall mean JPMorgan Chase Bank, N.A., Barclays Capital, the investment banking division of Barclays Bank PLC and Morgan Stanley Senior Funding, Inc., together with their respective Affiliates, as co-syndication agents for the Lenders under this Agreement and the other Credit Documents.

“Contractual Requirement” shall have the meaning provided in Section 8.3.

“Converted Restricted Subsidiary” shall have the meaning provided in the definition of the term “Consolidated EBITDA.”

“Converted Unrestricted Subsidiary” shall have the meaning provided in the definition of the term “Consolidated EBITDA.”

“Credit Documents” shall mean this Agreement, the Guarantees, the Security Documents, the Letters of Credit and any promissory notes issued by the Borrowers hereunder.

“Credit Event” shall mean and include the making (but not the conversion or continuation) of a Loan or issuance of a Letter of Credit.

“Credit Extensions” as of any day, shall be equal to the sum of (a) the principal balance of all Loans then outstanding, and (b) the then amount of the Letter of Credit Outstandings.

“Credit Facilities” shall mean the credit facilities established under this Agreement.

“Credit Party” shall mean each of the Borrowers and the Guarantors.

“Credit Party Joinder Agreement” means an agreement, in the form attached hereto as Exhibit A-2, pursuant to which, among other things, a Person becomes a party to, and bound by the terms of, this Agreement and/or the other Credit Documents in the same capacity and to the same extent as either a Borrower or a Guarantor, as the Administrative Agent may determine.

“Customs Broker Agreement” shall mean an agreement, in form and substance reasonably satisfactory to the Administration Agent, among a Credit Party, a customs broker or other carrier and the Administrative Agent, in which the customs broker or other carrier acknowledges that it has control over and holds the documents evidencing ownership of the subject Inventory or other property for the benefit of the Administrative Agent, and agrees, upon notice from the Administrative Agent, to hold and dispose of the subject Inventory and other property solely as directed by the Administrative Agent.

“DDAs” shall mean any deposit account or securities account maintained by the Credit Parties.

“Debt Incurrence Prepayment Event” shall mean any issuance or incurrence by any Borrower or any of the Restricted Subsidiaries of any Indebtedness (excluding any Indebtedness permitted to be issued or incurred under Section 10.1 other than Section 10.1(y) and Section 10.1(aa)).

“Debt Repayment” shall mean the purchase, repayment, prepayment, repurchase or defeasance of the Indebtedness of the Credit Parties under the Indebtedness that is identified on Schedule 1.1(g) and that is purchased, repaid, prepaid, repurchased or defeased on the Closing Date (or such later date as may be necessary to effect the Debt Repayment in accordance with the tender offers therefor).

“Default” shall mean any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.

“Default Rate” shall have the meaning provided in Section 2.8(c).

“Defaulting Lender” shall mean any Lender that (a) shall fail or refuse to make available to the Administrative Agent its Pro Rata Share of any Loans, expenses, indemnities, or setoff or purchase its Pro Rata Share of a participation interest in the Swingline Loans or Letter of Credit Outstandings and such failure is not cured within three Business Days after receipt from the Administrative Agent of written notice thereof, (b) shall have notified the Lead Borrower, the Administrative Agent or any other Lender that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements generally in which it commits to extend credit, (c) shall fail, within three (3) Business Days after reasonable request by the Administrative Agent or the Lead Borrower, to confirm that it will comply with the terms of this Agreement relating to its Commitments, or (d) has become the subject of a bankruptcy, insolvency or similar proceeding, or a Person that controls such Lender has become the subject of a bankruptcy, insolvency or similar proceeding or (e) solely with respect to Section 2.15(a)(C) and Sections 2.20(c) and (d), as to which any of the Issuing Banks or the Swingline Lender has reasonably ascertained that such Lender or its Subsidiary has, without cause, defaulted in fulfilling its obligations under one or more other syndicated credit facilities.

“Deferred Net Cash Proceeds” shall have the meaning provided such term in the definition of “Net Cash Proceeds”.

“Deferred Net Cash Proceeds Payment Date” shall have the meaning provided such term in the definition of “Net Cash Proceeds.”

“Designated Account” shall have the meaning provided in Section 2.22(c).

“Designated Non-Cash Consideration” shall mean the fair market value of non-cash consideration received by a Borrower or a Restricted Subsidiary in connection with a Disposition pursuant to Section 10.4(b) or Section 10.4(c) that is designated as Designated Non-Cash Consideration pursuant to a certificate of an Authorized Officer of the Lead Borrower, setting forth the basis of such valuation (which amount will be reduced by the fair market value of the portion of the non-cash consideration converted to cash within 180 days following the consummation of the applicable Disposition).

“Designated Preferred Stock” shall mean preferred stock of the Lead Borrower, Holdings or any other direct or indirect parent company of the Lead Borrower (in each case other than Disqualified Equity Interests) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Lead Borrower or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an officers’ certificate executed by a senior vice president and the principal financial officer of the Lead Borrower or the applicable parent company thereof, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (iii) of Section 10.5(a) of the Term Facility.

“Dilution Percentage” shall mean the percentage amount, determined by Administrative Agent in its Permitted Discretion as of the Closing Date and remaining in effect until the completion of the next field audit examination, equal to (a) the aggregate amount of discounts, credits, rebates, adjustments, returns, writedowns, write-offs and other non-cash reductions in the aggregate amount collected by the Borrowers in respect of Accounts during the period of twelve consecutive calendar months most recently ended, divided by (b) the aggregate amount of Eligible Accounts during the period of twelve consecutive calendar months most recently ended. The Dilution Percentage as of the Closing Date is 9.50%.

“Disbursement Accounts” shall have the meaning provided in Section 2.22(f).

“Disposed EBITDA” shall mean, with respect to any Sold Entity or Business or any Converted Unrestricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary (determined as if references to the Lead Borrower and the Restricted Subsidiaries in the definition of Consolidated EBITDA were references to such Sold Entity or Business or Converted Unrestricted Subsidiary and its respective Subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business or Converted Unrestricted Subsidiary, as the case may be.

“Disposition” shall have the meaning provided in Section 10.4(b).

“Disqualified Equity Interests” shall mean, with respect to any Person, any Stock or Stock Equivalents of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely for Stock or Stock Equivalent that is not Disqualified Equity Interests), other than as a result of a change of control or asset sale, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than as a result of a change of control or asset sale to the extent the terms of such Stock or Stock Equivalents provide that such Stock or Stock Equivalents shall not be required to be repurchased or redeemed until the Latest Maturity Date has occurred or such repurchase or redemption is otherwise permitted by this Agreement (including as a result of a waiver hereunder)), in whole or in part, in each case prior to the date that is ninety-one (91) days after the Latest Maturity Date hereunder; provided that if such Stock or Stock Equivalents are issued to any plan for the benefit of employees of the Lead Borrower or its Subsidiaries or by any such plan to such employees, such Stock or Stock Equivalents shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by the Lead Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Dividends” or “dividends” shall have the meaning provided in Section 10.5.

“Dollars” and “$” shall mean dollars in lawful currency of the United States of America.

“Domestic Subsidiary” shall mean each Subsidiary of the Lead Borrower that is organized under the laws of the United States, any state or territory thereof, or the District of Columbia.

“Eligible Accounts” shall mean an Account owing to a Borrower that arises in the ordinary course of business from the sale of goods or rendition of services, is payable in Dollars and is not required to be treated as ineligible in accordance with the following sentence. No Account shall be an Eligible Account if:

(a) it is unpaid for more than 60 days after the original due date, or more than 105 days after the original invoice date, or arises from a sale on a cash-in-advance basis;

(b) 50% or more of the Accounts owing by the Account Debtor are not Eligible Accounts under the foregoing clause;

(c) when aggregated with other Accounts owing by the Account Debtor, it exceeds 20% of the aggregate Eligible Accounts (or such higher percentage as Administrative Agent may establish for the Account Debtor from time to time, it being agreed that with respect to Accounts owing by Wal-Mart Stores, Inc. and its Affiliates (collectively, “Walmart”), such percentage shall be 60% (or, if any class of non-credit enhanced long term senior unsecured debt issued by Walmart shall be rated lower than B by S&P or B2 by Moody’s, 50%));

(d) it does not conform with a covenant or representation herein;

(e) it is owing by a creditor or supplier, or is otherwise subject to a counterclaim, dispute, recoupment, reserve, defense, offset of customer deposit, rebate paid or to be paid directly via checks or (in which case ineligibility shall be limited to the amount thereof) any other potential offset, rebate, deduction, discount, chargeback, credit or allowance;

(f) a bankruptcy, insolvency or similar proceeding has been commenced by or against the Account Debtor; or the Account Debtor has failed, has suspended or ceased doing business, is liquidating, dissolving or winding up its affairs, or is not Solvent; or the applicable Borrower is not able to bring suit or enforce remedies against the Account Debtor through judicial process;

(g) such Account is the obligation of an Account Debtor which (i) does not maintain an office in the United States or Canada or (ii) is not organized under applicable law of the United States or Canada, or any state or province thereof, unless such Account is backed by a letter of credit reasonably acceptable to the Administrative Agent;

(h) it is owing by a Governmental Authority, unless the Account Debtor is the United States or a political subdivision thereof or any department, agency or instrumentality thereof and to the extent applicable, the applicable Borrower has demonstrated compliance with the Assignment of Claims Act or any applicable state, county or municipal law restricting assignment thereof, in each case to the Administrative Agent’s reasonable satisfaction;

(i) it is not subject to a duly perfected, first priority Lien in favor of Collateral Agent, for its own benefit and for the benefit of the other Secured Parties, or is subject to any other Lien (other than Permitted Liens of the types described in clauses (1) through (5), (14), (22), (23), (24), (26) and (27) of the definition thereof and, to the extent such Liens on such Account are at least as subordinated to the Liens thereon securing the Obligations as the Liens securing the Term Facility under the ABL Intercreditor Agreement, Permitted Liens of the types described in clause (6) of the definition thereof securing Indebtedness permitted to be incurred pursuant to clauses (a), (aa), (bb) and (cc) of Section 10.1);

(j) the goods giving rise to it have not been delivered to and accepted by the Account Debtor, the services giving rise to it have not been accepted by the Account Debtor, or it otherwise does not represent a final sale;

(k) it is evidenced by chattel paper or an instrument of any kind, or has been reduced to judgment;

(l) its payment has been extended, the Account Debtor has made a partial payment, or it arises from a sale on a cash-on-delivery basis;

(m) it arises from a sale to an Affiliate, from a sale on a bill-and-hold, guaranteed sale, sale or return, sale on approval, consignment, or other repurchase or return basis, or from a sale to a Person for personal, family or household purposes;

(n) it represents a progress billing or retainage;

(o) it includes a billing for interest, fees or late charges, but ineligibility shall be limited to the extent thereof;

(p) it represents cash received that was not applied to the aging of Accounts as of month-end or otherwise represents a reconciling item between accounts receivable sub-ledger and the general ledger at month-end;

(q) it represents Accounts less than 61 days past due owing by Account Debtors with cash-in-advance payment terms; or

(r) it is acquired in a Permitted Acquisition, unless the Administrative Agent shall have received or conducted (i) an audit, from an auditor reasonably satisfactory to the Administrative Agent, of the Accounts to be acquired in such Acquisition and (ii) such other due diligence as the Administrative Agent may reasonably require, all of the results of the foregoing to be reasonably satisfactory to the Administrative Agent.

In calculating delinquent portions of Accounts under clauses (a) and (b), credit balances more than 90 days old will be excluded.

Notwithstanding anything to the contrary herein, solely for purposes of calculating the Borrowing Base on and as of the Closing Date, each reference to a “Borrower” in this definition shall be deemed to be a reference to a “Credit Party”.

“Eligible In-Transit Inventory” shall mean, as of any date of determination, without duplication of other Eligible Inventory, Inventory (a)(i) which has been delivered to a carrier in a foreign port or foreign airport for receipt by a Borrower in the United States or Canada within sixty (60) days of the date of determination, but which has not yet been received by a Borrower or (ii) which has been delivered to a carrier in the United States or Canada for receipt by a Borrower in the United States or Canada within five (5) Business Days of the date of determination, but which has not yet been received by a Borrower, (b) for which the purchase order is in the name of a Borrower and title has passed to a Borrower, (c) except as otherwise agreed by the Administrative Agent, for which a Borrower is designated as “shipper” and/or the consignor and the document of title or waybill reflects a Borrower as consignee (along with delivery to a Borrower or its customs broker of the documents of title, to the extent applicable, with respect thereto), (d) as to which the Administrative Agent has control over the documents of title, to the extent applicable, which evidence ownership of the subject Inventory (such as by the delivery of a Customs Broker Agreement), (e) as to which a Tri-Party Agreement has been executed and delivered in favor of the Collateral Agent, (f) which is insured in accordance with the provisions of this Agreement and the other Credit Documents, including, without limitation marine cargo insurance; and (g) which otherwise is not excluded from the definition of Eligible Inventory; provided that the Administrative Agent may, upon notice to the Lead Borrower, exclude any particular Inventory from the definition of “Eligible In-Transit Inventory” in the event that the Administrative Agent determines that such Inventory is subject to any Person’s right or claim which is (or is capable of being) senior to, or pari passu with, the Lien of the Collateral Agent, or may otherwise adversely impact the ability of the Administrative Agent to realize upon such Inventory.

“Eligible Inventory” shall mean, as of any date of determination, without duplication, (1) Eligible Letter of Credit Inventory and Eligible In-Transit Inventory and (2) Inventory comprised of finished goods, merchantable and readily saleable to the public in the ordinary course, raw materials or packaging, in each case that are not excluded as ineligible by virtue of the one or more of the criteria set forth below. None of the following shall be deemed to be Eligible Inventory:

(a) Inventory that is not solely owned by a Borrower, or is leased by or is on consignment to a Borrower, or as to which the Borrowers do not have title thereto;

(b) Inventory (other than any Eligible Letter of Credit Inventory and Eligible In-Transit Inventory) that is not located in the United States of America or Canada (or any territories or possessions thereof);

(c) Inventory (other than any Eligible Letter of Credit Inventory and Eligible In-Transit Inventory) that is not located at a location that is owned or leased by a Borrower including inventory located at a third party location where it is converted into finished goods and inventory shipped directly from a third party processor to a customer), except to the extent that (i) the Borrowers have obtained a collateral access agreement reasonably acceptable to the Administrative Agent executed by the applicable bailee or (ii) an appropriate Reserve has been established by the Administrative Agent in its Permitted Discretion in an amount of up to three months of the rent or other charges due with respect to such bailee;

(d) Inventory that is located at a distribution center that is leased by a Borrower, except to the extent that (i) the Borrowers shall have furnished the Administrative Agent with a landlord’s lien waiver and collateral access agreement on terms reasonably acceptable to the Administrative Agent executed by the Person owning any such distribution center or (ii) an appropriate Reserve has been established by the Administrative Agent in its Permitted Discretion in an amount of up to three months of the rent due with respect to such distribution center;

(e) Inventory that represents goods which (i) are obsolete, damaged, defective, “seconds,” classified by the Borrowers as salvage or aged Inventory, or otherwise unmerchantable, (ii) are classified by the Borrowers as awaiting, or are otherwise being held for, quality control inspection, (iii) are to be returned to the vendor, (iv) are work in process, raw materials comprised of raw fruit, or that constitute spare parts or supplies used or consumed in a Borrower’s business (v) are bill and hold goods, or (vi) are not in compliance in all material respects with all standards imposed by any Governmental Authority having regulatory authority with respect thereto;

(f) Except as otherwise agreed by the Administrative Agent, Inventory that represents goods that do not conform in all material respects to the representations and warranties contained in this Agreement or any of the Security Documents;

(g) Inventory that is not subject to a perfected first priority security interest in favor of the Collateral Agent, for its own benefit and the benefit of the other Secured Parties;

(h) Inventory which consists of samples, labels, bags, packaging materials, and other similar non-merchandise categories, other than shrink-wrap, cans and lids used to encase Inventory consisting of finished goods;

(i) Inventory as to which casualty insurance in compliance with the provisions of Section 9.3 is not in effect;

(j) Inventory which has been sold but not yet delivered or Inventory to the extent that any Borrower has accepted a deposit therefor;

(k) Inventory acquired in a Permitted Acquisition, unless the Administrative Agent shall have received or conducted (i) appraisals, from appraisers reasonably satisfactory to the Administrative Agent, of such Inventory to be acquired in such Acquisition and (ii) such other due diligence as the Administrative Agent may reasonably require, all of the results of the foregoing to be reasonably satisfactory to the Administrative Agent; or

(l) Inventory consisting of “perishable agricultural commodities” within the meaning of the Perishable Agricultural Commodities Act of 1930 (“PACA”), and on which a Lien has arisen or may arise in favor of agricultural producers under PACA or any comparable laws, unless reserves of the type described in clause (b) of the definition of “Reserves” have been taken in accordance with the terms of this Agreement.

Notwithstanding anything to the contrary herein, solely for purposes of calculating the Borrowing Base on and as of the Closing Date, each reference to a “Borrower” or the “Borrowers” in this definition shall be deemed to be a reference to a “Credit Party” or the “Credit Parties”, as the case may be.

“Eligible Letter of Credit Inventory” means, as of any date of determination (without duplication of other Eligible Inventory), Inventory:

(a) (i) which has been delivered to a carrier in a foreign port or foreign airport for receipt by a Borrower in the United States or Canada within sixty (60) days of the date of determination, but which has not yet been received by a Borrower, or (ii) which has been delivered to a carrier in the United States or Canada for receipt by a Borrower in the United States or Canada within five (5) Business Days of the date of determination, but which has not yet been received by a Borrower;

(b) the purchase order for which is in the name of a Borrower, title has passed to a Borrower and the purchase of which is supported by a Commercial Letter of Credit issued under this Agreement having an initial expiry, subject to the proviso hereto, within 120 days after the date of initial issuance of such Commercial Letter of Credit; provided that ninety percent (90%) of the maximum Stated Amount all such Commercial Letters of Credit shall not, at any time, have an initial expiry greater than ninety (90) days after the original date of issuance of such Commercial Letters of Credit;

(c) except as otherwise agreed by the Collateral Agent, for which a Borrower is designated as “shipper” and/or consignor and the document of title or waybill reflects a Borrower as consignee (along with delivery to a Borrower or its customs broker of the documents of title, to the extent applicable, with respect thereto);

(d) as to which the Administrative Agent has control over the documents of title, to the extent applicable, which evidence ownership of the subject Inventory (such as by the delivery of a Customs Broker Agreement);

(e) which is insured in accordance with the provisions of this Agreement and the other Credit Documents, including, without limitation marine cargo insurance;

(f) as to which a Tri-Party Agreement has been executed and delivered in favor of the Collateral Agent; and

(g) Which otherwise is not excluded from the definition of Eligible Inventory;

provided that the Administrative Agent may, upon notice to the Lead Borrower, exclude any particular Inventory from the definition of “Eligible Letter of Credit Inventory” in the event that the Administrative Agent determines that such Inventory is subject to any Person’s right or claim which is (or is capable of being) senior to, or pari passu with, the Lien of the Collateral Agent, or may otherwise adversely impact the ability of the Collateral Agent to realize upon such Inventory.

“Environmental Claims” shall mean any and all actions, suits, orders, decrees, demand letters, claims, notices of noncompliance or potential responsibility or violation or proceedings pursuant to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereinafter, “Claims”), including, without limitation, (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief relating to the presence, Release or threatened Release of Hazardous Materials or arising from alleged injury or threat of injury to health or safety (to the extent relating to human exposure to Hazardous Materials), or the environment including, without limitation, ambient air, indoor air, surface water, groundwater, soil, land surface and subsurface strata and natural resources such as wetlands.

“Environmental Law” shall mean any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code and rule of common law now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment, including, without limitation, ambient air, indoor air, surface water, groundwater, soil, land surface and subsurface strata and natural resources such as flora, fauna, or wetlands, or human health or safety (to the extent relating to human exposure to Hazardous Materials) and including those relating to the generation, storage, treatment, transport, Release or threat of Release of Hazardous Materials.

“Equity Interest” shall mean Stock and all warrants, options or other rights to acquire Stock, but excluding any debt security that is convertible into, or exchangeable for, Stock.

“Equity Investments” shall have the meaning provided in the preamble to this Agreement.

“Equity Offering” shall mean any public or private sale of common stock or preferred stock of the Lead Borrower or any of its direct or indirect parent companies (excluding Disqualified Equity Interests), other than: (a) public offerings with respect to the Lead Borrower’s or any direct or indirect parent company’s common stock registered on Form S-8 and (b) issuances to any Subsidiary of the Lead Borrower.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with any Credit Party, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) the failure of any Plan to comply with any provisions of ERISA and/or the Code (and applicable regulations under either) or with the terms of such Plan; (b) the existence with respect to any Plan of a non-exempt Prohibited Transaction; (c) the failure of any insured medical Plan to satisfy the non-discrimination requirements of Section 105 of the Code; (d) any Reportable Event; (e) the failure of any Credit Party or ERISA Affiliate to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or any failure by any Pension Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Pension Plan, whether or not waived; (f) a determination that any Pension Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (g) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (h) the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or the incurrence by any Credit Party or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Pension Plan, including but not limited to the imposition of any Lien in favor of the PBGC or any Pension Plan; (i) the receipt by any Credit Party or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan under Section 4042 of ERISA; (j) the failure by any Credit Party or any of its ERISA Affiliates to make any required contribution to a Multiemployer Plan; (k) the incurrence by any Credit Party or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan (or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA) or Multiemployer Plan; (l) the receipt by any Credit Party or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from a Credit Party or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, Insolvent, in Reorganization, in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA), or terminated (within the meaning of Section 4041A of ERISA); or (m) the failure by any Credit Party or any of its ERISA Affiliates to pay when due (after expiration of any applicable grace period) any installment payment with respect to Withdrawal Liability under Section 4201 of ERISA.

“Event of Default” shall have the meaning provided in Article 11.

“Excess Availability” shall mean the difference between (a) the Line Cap and (b) the outstanding Credit Extensions to the Borrowers.

“Excess Availability Floor” shall mean, at any time, $50,000,000; provided that if any Significant Asset Sale shall have then occurred, Excess Availability Floor shall equal $35,000,000.

“Excess Dilution Reserves” shall mean, at any date, an amount equal to the product of (a) the excess, if any, of (i) the Dilution Percentage as of such date over (ii) 5.0%, multiplied by (b) the aggregate amount of Eligible Accounts as of such date; provided, that the Excess Dilution Reserve shall be adjusted to take into account any amounts that have otherwise been deducted in the calculation of Eligible Accounts.

“Excluded Accounts” shall mean a Disbursement Account, Designated Account (to the extent deposits therein do not exceed $10,000,000), any account described in Section 2.22(d)(iii), deposit accounts subject to Liens permitted under clause (1) or (4) of the definition of “Permitted Liens”, any payroll, trust and tax withholding accounts funded in the ordinary course of business and required by applicable law, and any other zero balance or sweep accounts the funds in which are swept or transferred daily to a Blocked Account.

“Excluded Contribution” shall mean net cash proceeds, the fair market value of marketable securities or the fair market value of Qualified Proceeds received by the Lead Borrower from (a) contributions to its common equity capital, and (b) the sale (other than to a Subsidiary of the Lead Borrower or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Borrower) of Stock (other than Disqualified Equity Interests and Designated Preferred Stock) of the Lead Borrower, in each case designated as Excluded Contributions pursuant to an officers’ certificate executed by a senior vice president and the principal financial officer of the Lead Borrower on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (iii) of Section 10.5(a) of the Term Facility.

“Excluded Stock and Stock Equivalents” shall mean (i) any Stock or Stock Equivalents with respect to which, (x) in the reasonable judgment of the Administrative Agent and the Lead Borrower (as agreed in writing), the cost or other consequences of pledging such Stock or Stock Equivalents in favor of the Secured Parties under the Security Documents shall be excessive in view of the benefits to be obtained by the Secured Parties therefrom, or (y) pledging such Stock or Stock Equivalents in favor of the Secured Parties under the Security Documents would result in material adverse tax consequences as reasonably determined by the Lead Borrower, (ii) solely in the case of any pledge of Stock and Stock Equivalents of any Foreign Subsidiary or any Domestic Subsidiary substantially all of the assets of which consist of Stock or Stock Equivalents of Foreign Subsidiaries to secure the Obligations, any Stock or Stock Equivalents of any class of such Foreign Subsidiary or such Domestic Subsidiary in excess of 66% of the outstanding Stock or Stock Equivalents of such class (such percentage to be adjusted upon any Change in Law as may be required to avoid adverse U.S. federal income tax consequences to the Lead Borrower or any Subsidiary), (iii) any Stock or Stock Equivalents to the extent the pledge thereof would violate any applicable Requirement of Law, (iv) in the case of (A) any Stock or Stock Equivalents of any Subsidiary to the extent such Stock or Stock Equivalents are subject to a Lien permitted by clause (9) of the definition of “Permitted Liens” or (B) any Stock or Stock Equivalents of any Subsidiary that is not wholly-owned by the Lead Borrower and its Subsidiaries at the time such Subsidiary becomes a Subsidiary, any Stock or Stock Equivalents of each such Subsidiary described in clause (A) or (B) to the extent (1) that a pledge thereof to secure the Obligations is prohibited by any applicable Contractual Requirement (other than customary non-assignment provisions which are ineffective under the Uniform Commercial Code or other applicable law), (2) any Contractual Requirement prohibits such a pledge without the consent of any other party; provided that this clause (2) shall not apply if (x) such other party is a Credit Party or wholly-owned Subsidiary or (y) consent has been obtained to consummate such pledge (it being understood that the foregoing shall not be deemed to obligate the Lead Borrower or any Subsidiary to obtain any such consent) and for so long as such Contractual Requirement or replacement or renewal thereof is in effect, or (3) a pledge thereof to secure the Obligations would give any other party (other than a Credit Party or wholly-owned Subsidiary) to any contract, agreement, instrument or indenture governing such Stock or Stock Equivalents the right to terminate its obligations thereunder (other than customary non-assignment provisions which are ineffective under the Uniform Commercial Code or other applicable law) and (v) any Stock or Stock Equivalents of any Subsidiary to the extent that (A) the pledge of such Stock or Stock Equivalents would result in material adverse tax consequences to the Lead Borrower or any Subsidiary as reasonably determined by the Lead Borrower and (B) such Stock or Stock Equivalents have been identified in writing to the Collateral Agent by an Authorized Officer of the Lead Borrower.

“Excluded Subsidiary” shall mean (a) each Domestic Subsidiary, in each case, for so long as any such Subsidiary does not (on a consolidated basis with its Restricted Subsidiaries) constitute a Material Subsidiary, (b) each Domestic Subsidiary that is not a wholly-owned Subsidiary on any date such Subsidiary would otherwise be required to become a

Guarantor pursuant to the requirements of Section 9.11 (for so long as such Subsidiary remains a non-wholly-owned Restricted Subsidiary), (c) any Domestic Subsidiary substantially all the assets of which consist of (x) Stock and Stock Equivalents of Foreign Subsidiaries and/or (y) of other Domestic Subsidiaries so long as substantially all the assets of any such other Domestic Subsidiary consist of Stock and Stock Equivalents of Foreign Subsidiaries, (d) each Domestic Subsidiary that is prohibited by any applicable Contractual Requirement or Requirement of Law from guaranteeing or granting Liens to secure the Obligations at the time such Subsidiary becomes a Restricted Subsidiary (and for so long as such restriction or any replacement or renewal thereof is in effect), (e) each Domestic Subsidiary that is a Subsidiary of a Foreign Subsidiary, (f) each Domestic Subsidiary with respect to which, as reasonably determined by the Lead Borrower, the consequence of providing a Guarantee of the Obligations would adversely affect the ability of the Lead Borrower and its Subsidiaries to satisfy applicable Requirements of Law, (g) any other Domestic Subsidiary with respect to which, (x) in the reasonable judgment of the Administrative Agent and the Lead Borrower, the cost or other consequences of providing a Guarantee of the Obligations shall be excessive in view of the benefits to be obtained by the Lender Parties therefrom or (y) providing such a Guarantee would result in material adverse tax consequences as reasonably determined by the Lead Borrower and (h) each Unrestricted Subsidiary.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Credit Party hereunder or under any other Credit Document, (i) Taxes imposed on or measured by its overall net income or branch profits (however denominated, and including (for the avoidance of doubt) any backup withholding in respect thereof under Section 3406 of the Code or any similar provision of state, local or foreign law), and franchise (and similar) Taxes imposed on it (in lieu of net income Taxes), in each case by a jurisdiction (including any political subdivision thereof) as a result of such recipient being organized in, having its principal office in, or in the case of any Lender, having its applicable lending office in, such jurisdiction, or as a result of any other present or former connection with such jurisdiction (other than any such connection arising solely from this Agreement or any other Credit Documents or any transactions contemplated thereunder), (ii) in the case of a Non-U.S. Lender (other than an assignee pursuant to a request by the Lead Borrower under Section 13.7), any United States federal withholding Tax imposed on any payment by or on account of any obligation of any Credit Party hereunder or under any other Credit Document that (A) is required to be imposed on amounts payable to such Non-U.S. Lender pursuant to laws in force at the time such Non-U.S. Lender becomes a party hereto (or designates a new lending office), except to the extent that such Non-U.S. Lender (or its assignor, if any) was entitled, immediately prior to the designation of a new lending office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding Tax pursuant to Section 5.4(a) or (B) is attributable to such Non-U.S. Lender’s failure to comply with Section 5.4(e) or (iii) any United States federal withholding Tax imposed under Sections 1471 through 1474 of the Code or any Treasury regulations promulgated thereunder.

“Existing Class” shall have the meaning provided in Section 2.14(f)(i).

“Existing Commitments” shall have the meaning provided in Section 2.14(f)(i).

“Existing Credit Agreement” shall mean the Credit Agreement, dated as of January 29, 2010, among the Company, Del Monte Corporation, the lenders party thereto, Bank of America, N.A., as administrative agent, swing line lender and L/C issuer, Barclays Capital, the investment banking division of Barclays Bank PLC and BMO Capital Markets, as co-syndication agents, and Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., New York Branch, SunTrust Bank and U.S. Bank National Association, as co-documentation agents.

“Existing Letter of Credit” means each “Letter of Credit” (as defined in the Existing Credit Agreement) issued under the Existing Credit Agreement and outstanding on the Closing Date, each of which is set forth on Schedule 1.1(j).

“Existing Notes” means the Borrower’s 6- 3/4% Senior Subordinated Notes due 2015 and 7- 1/2% Senior Subordinated Notes due 2019.

“Extended Commitments” shall have the meaning provided in Section 2.14(f)(i).

“Extended Loans” shall have the meaning provided in Section 2.14(f)(i).

“Extending Lender” shall have the meaning provided in Section 2.14(f)(iii).

“Extension Amendment” shall have the meaning provided in Section 2.14(f)(iv).

“Extension Date” shall have the meaning provided in Section 2.14(f)(v).

“Extension Election” shall have the meaning provided in Section 2.14(f)(iii).

“Extension Request” shall have the meaning provided in Section 2.14(f)(i).

“Extension Series” means all Extended Commitments that are established pursuant to the same Extension Amendment (or any subsequent Extension Amendment to the extent such Extension Amendment expressly provides that the Extended Commitments are intended to be a part of any previously established Extension Series) and that provide for the same interest margins, extension fees, maturity and other terms.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the per annum rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published on the next succeeding Business Day by the Federal Reserve Bank of New York; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Fees” shall mean all amounts payable pursuant to, or referred to in, Section 4.1.

“Fixed Charge Coverage Ratio” shall mean, as of any date of determination, the ratio of (1) Consolidated EBITDA for the Test Period then last ended to (2) the Fixed Charges for such Test Period. In the event that any Borrower or any Restricted Subsidiary incurs, assumes, guarantees or redeems any Indebtedness or issues or redeems Disqualified Equity Interests or preferred stock subsequent to the commencement of the Test Period but prior to or simultaneously with the date of determination, then the Fixed Charge Coverage Ratio shall be calculated giving Pro Forma Effect to such incurrence, assumption, guarantee or redemption of Indebtedness, or such issuance or redemption of Disqualified Equity Interests or preferred stock (in each case, including a pro forma application of the net proceeds therefrom), as if the same had occurred at the beginning of the Test Period.

For purposes of calculating the Fixed Charge Coverage Ratio, Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (as determined in accordance with GAAP) that have been made by any Borrower or any Restricted Subsidiary during the Test Period or subsequent to such Test Period and on or prior to or simultaneously with the date of determination shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (and the change in any associated fixed charge obligations and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the Test Period. If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into any Borrower or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger, consolidation or disposed operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving Pro Forma Effect thereto for such Test Period as if such Investment, acquisition, disposition, merger, consolidation or disposed operation had occurred at the beginning of the Test Period.

For purposes of this definition, whenever Pro Forma Effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Lead Borrower (and may include, for the avoidance of doubt, cost savings and operating expense reductions resulting from such Investment, acquisition, merger or consolidation which is being given Pro Forma Effect that have been or are expected to be realized; provided that such costs savings and operating expense reductions are made in compliance with the definition of Pro Forma Adjustment). If any Indebtedness bears a floating rate of interest and is being given Pro Forma Effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Lead Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Lead Borrower may designate.

“Fixed Charges” shall mean, with respect to any Person for any period, the sum of:

(a) Consolidated Interest Expense of such Person for such period,

(b) all cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock (including any Designated Preferred Stock) or any Refunding Capital Stock of such Person made during such period, and

(c) all cash dividend payments (excluding items eliminated in consolidation) on any series of Disqualified Equity Interests made during such period.

“Foreign Benefit Arrangement” shall mean any employee benefit arrangement mandated by non-US law that is maintained or contributed to by any Credit Party or any ERISA Affiliate.

“Foreign Plan” shall mean each employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is not subject to US law and is maintained or contributed to by any Credit Party or any ERISA Affiliate.

“Foreign Plan Event” shall mean, with respect to any Foreign Plan or Foreign Benefit Arrangement, (A) the failure to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employee contributions required by applicable law or by the terms of such Foreign Plan or Foreign Benefit Arrangement; (B) the failure to register or loss of good standing with applicable regulatory authorities of any such Foreign Plan or Foreign Benefit Arrangement required to be registered; or (C) the failure of any Foreign Plan or Foreign Benefit Arrangement to comply with any provisions of applicable law and regulations or with the material terms of such Foreign Plan or Foreign Benefit Arrangement.

“Foreign Subsidiary” shall mean each Subsidiary of the Lead Borrower that is not a Domestic Subsidiary.

“Fund” shall mean any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“GAAP” shall mean generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that if there occurs after the Closing Date any change in GAAP that affects in any respect the calculation of any covenant contained in Article 10, the Lenders and the Borrowers shall negotiate in good faith amendments to the provisions of this Agreement that relate to the calculation of such covenant with the intent of having the respective positions of the Lenders and the Borrowers after such change in GAAP conform as nearly as possible to their respective positions as of the Closing Date and, until any such amendments have been agreed upon, the covenants in Article 10 shall be calculated as if no such change in GAAP has occurred; provided further, that any change in GAAP after the Closing Date will not cause any lease that was not or would not have been a Capital Lease prior to such change to be deemed a Capital Lease.

“Governmental Authority” shall mean any nation, sovereign or government, any state, province, territory or other political subdivision thereof, and any entity or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including a central bank or stock exchange.

“Guarantee” shall mean (a) the Guarantee made by the Borrowers and each Guarantor in favor of the Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit B, and (b) any other guarantee of the Obligations made by a Restricted Subsidiary that is a Domestic Subsidiary in form and substance reasonably acceptable to the Administrative Agent, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Guarantee Obligations” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such Indebtedness or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness or (d) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; provided, however, that the term “Guarantee Obligations” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Guarantors” shall mean (a) each Domestic Subsidiary that is party to the Guarantee on the Closing Date, (b) each Domestic Subsidiary that becomes a party to the Guarantee after the Closing Date pursuant to Section 9.11 or otherwise, (c) each other Subsidiary that the Lead Borrower may from time to time, in its discretion, cause to become a party to the Guarantee pursuant to Section 9.11 or otherwise and (d) Holdings.

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, asbestos and asbestos containing material, polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous waste,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, which is prohibited, limited, or regulated by any Environmental Law.

“Hedge Agreements” shall mean interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, cross-currency rate swap agreements, currency future or option contracts, commodity price protection agreements or other commodity price hedging agreements, and other similar agreements entered into by any Borrower or any Restricted Subsidiary in the ordinary course of business (and not for speculative purposes) for the principal purpose of protecting any Borrower or any of the Restricted Subsidiaries against fluctuations in interest rates, currency exchange rates or commodity prices.

“Hedge Bank” shall mean any Person that, either (x) at the time it enters into a Hedge Agreement or (y) on the Closing Date, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Hedge Agreement.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any Hedge Agreements.

“Historical Adjustments” means with respect to any Person, without duplication, the following items to the extent incurred prior to the Closing Date and, in each case, during the applicable period:

(1) gains (losses) from the early extinguishment of Indebtedness;

(2) the cumulative effect of a change in accounting principles;

(3) gains (losses), net of tax, from disposed or discontinued operations;

(4) non-cash adjustments to LIFO reserves;

(5) gains (losses) attributable to the disposition of fixed assets; and

(6) other costs consisting of (i) one-time restructuring charges, (ii) one-time severance costs in connection with former employees, (iii) debt financing costs, (iv) unusual litigation expenses, (v) fees and expenses related to acquisitions and (vi) consulting services in connection with acquisitions.

“Historical Financial Statements” shall mean the audited consolidated balance sheets of the Lead Borrower as of May 2, 2010 and May 3, 2009 and the audited consolidated statements of income, stockholders’ equity and cash flows of the Lead Borrower for each of the fiscal years in the three year period ending on May 2, 2010.

“Holdings” shall have the meaning provided in the preamble to this Agreement.

“Increased Amount Date” shall have the meaning provided in Section 2.14(a).

“Incremental GAAP Reserves” shall mean reserves to account for 50% of the difference between the calculated Borrowing Base dilution related reserves (including Excess Dilution Reserves, rebates paid via checks, and a 5% Eligible Accounts reserve) and the total balance sheet reserves and accruals recorded as per the general ledger potentially related to accounts receivable.

“Indebtedness” shall mean, with respect to any Person, (1) any indebtedness (including principal and premium) of such Person, whether or not contingent (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without double counting, reimbursement agreements in respect thereof), (c) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (ii) any earn-out obligation that, after 30 days of becoming due and payable, has not been paid and such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP, or (d) representing any obligations in respect of Hedge Agreements, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and obligations in respect of Hedge Agreements) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; provided that Indebtedness of any direct or indirect parent company appearing upon the balance sheet of the Lead Borrower solely by reason of push down accounting under GAAP shall be excluded, (2) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (1) of another Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business, and (3) to the extent not otherwise included, the obligations of the type referred to in clause (1) of another Person secured by a Lien on any asset owned by such Person, whether or not such Indebtedness is assumed by such Person.

“indemnified liabilities” shall have the meaning provided in Section 13.5.

“Indemnified Taxes” shall mean all Taxes imposed on or with respect to, or measured by, any payment by or on account of any obligation of any Credit Party hereunder or under any other Credit Document, other than Excluded Taxes.

“Initial Investors” shall mean Kohlberg Kravis Roberts & Co. L.P., KKR 2006 Fund L.P., Centerview Partners Management LLC, Centerview Employees L.P., Vestar Capital Partners V, L.P. and each of their respective Affiliates but not including, however, any portfolio companies of any of the foregoing.

“Insolvent” shall mean, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Intellectual Property” shall mean U.S. and foreign intellectual property, including all (i) (a) patents, inventions, processes, developments, technology and know-how; (b) copyrights and works of authorship in any media, including graphics, advertising materials, labels, package designs and photographs; (c) trademarks, service marks, trade names, brand names, corporate names, domain names, logos, trade dress and other source indicators, and the goodwill of any business symbolized thereby; (d) trade secrets, confidential, proprietary or non-public information and (ii) all registrations, applications renewals, extensions, substitutions, continuations, continuations-in-part, divisions, re-issues, re-examinations, foreign counterparts or similar legal protections related thereto.

“Interest Period” shall mean, with respect to any Loan, the interest period applicable thereto, as determined pursuant to Section 2.9.

“Inventory” shall have the meaning assigned to such term in the Security Agreement.

“Investment” shall mean, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of the Lead Borrower in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and Section 10.5,

(1) “Investments” shall include the portion (proportionate to the Lead Borrower’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Lead Borrower at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Lead Borrower shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Lead Borrower’s “Investment” in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Lead Borrower’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by the Lead Borrower or a Restricted Subsidiary in respect of such Investment.

“Investment Grade Rating” shall mean a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P.

“Investment Grade Securities” shall mean:

(1) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents),

(2) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Borrowers and their Subsidiaries,

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution, and

(4) corresponding instruments in countries other than the United States customarily utilized for high-quality investments.

“Issuing Banks” means, individually and collectively, each of Bank of America, N.A., and any other Lender which at the request of the Lead Borrower and after notice to the Administrative Agent agrees to become an Issuing Bank. Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Joinder Agreement” shall mean an agreement substantially in the form of Exhibit A-1.

“Joint Bookrunners” shall mean Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC, Barclays Capital, the investment banking division of Barclays Bank PLC and Morgan Stanley Senior Funding, Inc.

“Joint Lead Arrangers” shall mean Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC.

“Junior Debt” shall mean any Indebtedness in respect of Senior Notes, Subordinated Indebtedness, Permitted Additional Debt or any Permitted Other Indebtedness incurred pursuant to Section 10.1(bb)(i)(b).

“Judgment Currency” shall have the meaning provided in Section 13.19.

“KKR” shall mean each of Kohlberg Kravis Roberts & Co. L.P. and KKR 2006 Fund L.P.

“Latest Maturity Date” shall mean, at any date of determination, the latest maturity or expiration date applicable to any Loan hereunder at such time, including the latest maturity or expiration date of any Extended Loan, in each case as extended in accordance with this Agreement from time to time.

“Lead Borrower” shall have the meaning provided in the preamble to this Agreement.

“Lender” shall have the meaning provided in the preamble to this Agreement and, as the context requires, includes the Swingline Lender.

“Lender Parties” shall mean, collectively, the Lenders and the Issuing Banks.

“Letter of Credit” shall mean (a) any letter of credit that is (i) issued by an Issuing Bank pursuant to this Agreement for the account of a Borrower, (ii) a Standby Letter of

Credit or Commercial Letter of Credit, issued in connection with the purchase of Inventory by a Borrower and for other purposes for which such Borrower has historically obtained letters of credit, or for any other purpose that is reasonably acceptable to the Administrative Agent and (iii) in form reasonably satisfactory to the applicable Issuing Bank and (b) any Existing Letter of Credit.

“Letter of Credit Disbursement” shall mean a payment made by an Issuing Bank to the beneficiary of, and pursuant to, a Letter of Credit.

“Letter of Credit Fee” shall have the meaning provided in Section 4.1(d).

“Letter of Credit Outstandings” shall mean, at any time, the sum of (a) with respect to Letters of Credit outstanding at such time, the aggregate maximum amount that then is, or at any time thereafter may become, available for drawing or payment thereunder, plus, without duplication, (b) all amounts theretofore drawn or paid under Letters of Credit for which the applicable Issuing Bank has not then been reimbursed.

“Letter of Credit Sublimit” shall mean, at any time, the sum of $125,000,000, as such amount may be increased or reduced in accordance with the terms of this Agreement.

“LIBOR Loan” shall mean any Loan bearing interest at a rate determined by reference to the LIBOR Rate.

“LIBOR Rate” shall mean, for any Interest Period with respect to a LIBOR Loan, the rate per annum equal to British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Bloomberg (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “LIBOR Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBOR Loan being made, continued or converted by the Administrative Agent and with a term equivalent to such Interest Period would be offered by the Administrative Agent’s London Branch to major banks in the applicable London interbank eurocurrency market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period (or on the first day of such Interest Period in the case of any LIBOR Loan denominated in Sterling).

“Lien” shall mean any mortgage, pledge, security interest, hypothecation, assignment, lien (statutory or other) or similar encumbrance (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof).

“Line Cap” means, at any time of determination, the lesser of (a) the Total Commitment or (b) the Borrowing Base.

“Liquidation” means the exercise by the Administrative Agent or Collateral Agent of those rights and remedies accorded to the Administrative Agent or Collateral Agent, as applicable, under the Credit Documents and applicable law as a creditor of the Credit Parties, including (after the occurrence and during the continuation of an Event of Default) the conduct by the Credit Parties of any public or private sale or other disposition of Collateral for the purpose of liquidating the Collateral. Derivations of the word “Liquidation” (such as “Liquidate”) are used with like meaning in this Agreement.

“Loan Account” shall have the meaning provided in Section 2.23(a).

“Loans” means all Revolving Loans, Swingline Loans and other advances to or for account of any of the Borrowers pursuant to this Agreement (including, if any, Extended Loans).

“Material Adverse Change” shall mean any event, change, occurrence or developments or effect that would have or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries taken as a whole, other than any event, change, occurrence or developments or effect resulting from (i) changes in general economic, financial market, business or geopolitical conditions, (ii) changes or developments in any of the industries in which the Company or its Subsidiaries operate, (iii) changes in any applicable laws or applicable accounting regulations or principles or interpretations thereof, (iv) any change in the price or trading volume of the Company’s common stock, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from this definition of “Material Adverse Change” may be taken into account in determining whether there has been a Material Adverse Change), (v) any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from this definition of “Material Adverse Change” may be taken into account in determining whether there has been a Material Adverse Change), (vi) any outbreak or escalation of hostilities or war or any act of terrorism, (vii) the announcement of the Acquisition Agreement and the transactions contemplated thereby, including the initiation of litigation by any person with respect to the Acquisition Agreement, and including any termination of, reduction in or other negative impact on relationships or dealings, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Company and its Subsidiaries due to the announcement and performance of the Acquisition Agreement or the identity of the parties to the Acquisition Agreement (provided, that the exceptions in this clause (vii) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 3.5 of the Acquisition Agreement, and to the extent related thereto, the condition in Section 7.1(a) thereof), (viii) the performance of the Acquisition Agreement and the transactions contemplated thereby, including compliance with the covenants set forth therein, (ix) any action taken by the Company, or which the Company causes to be taken by any of their Subsidiaries (other than pursuant to Section 5.1 of the Acquisition Agreement), in each case which is required by the Acquisition Agreement or (x) any actions taken (or omitted to be taken (other than pursuant to Section 5.1 of the Acquisition Agreement)) at the request of Holdings or Merger Sub, except in the case of each of clauses (i) through (iii) and (vi), to the extent such changes have a disproportionately adverse impact on the Company and its Subsidiaries, taken as a whole, relative to other industry participants.

“Material Adverse Effect” shall mean a circumstance or condition affecting the business, assets, operations, properties or financial condition of the Borrowers and their Subsidiaries, taken as a whole, that would, individually or in the aggregate, materially adversely affect (a) the ability of the Borrowers and the other Credit Parties, taken as a whole, to perform their payment obligations under this Agreement or any of the other Credit Documents or (b) the rights and remedies of the Agents and the Lender Parties under this Agreement or any of the other Credit Documents.

“Material Subsidiary” shall mean, at any date of determination, (i) each Restricted Subsidiary of the Lead Borrower (a) whose total assets at the last day of the Test Period ending on the last day of the most recent fiscal period for which Section 9.1 Financials have been delivered were equal to or greater than 5% of the Consolidated Total Assets of the Lead Borrower and the Restricted Subsidiaries at such date or (b) whose revenues during such Test Period were equal to or greater than 5% of the consolidated revenues of the Lead Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP; provided that if, at any time and from time to time after the Closing Date, Restricted Subsidiaries that are not Material Subsidiaries have, in the aggregate, (x) total assets at the last day of such Test Period equal to or greater than 7.5% of the Consolidated Total Assets of the Lead Borrower and the Restricted Subsidiaries at such date or (y) revenues during such Test Period equal to or greater than 7.5% of the consolidated revenues of the Lead Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP, then the Lead Borrower shall, on the date on which financial statements for such quarter are delivered pursuant to this Agreement, designate in writing to the Administrative Agent one or more of such Restricted Subsidiaries as “Material Subsidiaries”, to the extent necessary to bring either such percentage, as applicable, below 7.5%.

“Maturity Date” shall mean March 8, 2016 or, if such date is not a Business Day, the first Business Day thereafter.

“Merger” shall have the meaning provided in the preamble to this Agreement.

“Merger Sub” shall mean Blue Merger Sub Inc., a Delaware corporation and a direct wholly-owned subsidiary of Holdings.

“Minimum Borrowing Amount” shall mean (a) with respect to a Borrowing of LIBOR Loans, $5,000,000 and (b) with respect to a Borrowing of ABR Loans, $1,000,000 (or, if less, the entire remaining Commitments at the time of such Borrowing).

“Minimum Equity Amount” shall have the meaning provided in the preamble to this Agreement.

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor by merger or consolidation to its business.

“Mortgage” shall mean a mortgage, deed of trust, deed to secure debt, trust deed or other security document entered into by the owner of a Mortgaged Property and the Collateral Agent for the benefit of the Secured Parties in respect of that Mortgaged Property to secure the Obligations, in form and substance reasonably acceptable to the Collateral Agent, together with such terms and conditions as may be required by local laws.

“Mortgaged Property” shall mean, initially, each parcel of real estate and the improvements thereto owned in fee by a Credit Party and identified on Schedule 1.1(b), and includes each other parcel of real property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 9.14.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” shall mean, with respect to any Prepayment Event and any incurrence of Permitted Other Indebtedness, (a) the gross cash proceeds (including payments from time to time in respect of installment obligations, if applicable) received by or on behalf of any Borrower or any of the Restricted Subsidiaries in respect of such Prepayment Event or incurrence of Permitted Other Indebtedness, as the case may be, less (b) the sum of:

(i) the amount, if any, of all taxes paid or estimated to be payable by any Borrower or any of the Restricted Subsidiaries in connection with such Prepayment Event or incurrence of Permitted Other Indebtedness,

(ii) the amount of any reasonable reserve established in accordance with GAAP against any liabilities (other than any taxes deducted pursuant to clause (i) above) (x) associated with the assets that are the subject of such Prepayment Event and (y) retained by any Borrower or any of the Restricted Subsidiaries, provided that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such a Prepayment Event occurring on the date of such reduction,

(iii) the amount of any Indebtedness (other than Permitted Other Indebtedness) secured by a Lien on the assets that are the subject of such Prepayment Event to the extent that the instrument creating or evidencing such Indebtedness requires that such Indebtedness be repaid upon consummation of such Prepayment Event,

(iv) in the case of any Asset Sale Prepayment Event or Casualty Event or Permitted Sale Leaseback, the amount of any proceeds of such Prepayment Event that any Borrower or any Restricted Subsidiary has reinvested (or intends to reinvest within the Reinvestment Period or has entered into a binding commitment prior to the last day of the Reinvestment Period to reinvest) in the business of any Borrower or any of the Restricted Subsidiaries, provided that any portion of such proceeds that has not been so reinvested within such Reinvestment Period (with respect to such Prepayment Event, the “Deferred Net Cash

Proceeds”) shall, unless such Borrower or such Restricted Subsidiary has entered into a binding commitment prior to the last day of such Reinvestment Period to reinvest such proceeds no later than 180 days following the last day of such Reinvestment Period, (x) be deemed to be Net Cash Proceeds of an Asset Sale Prepayment Event, Casualty Event or Permitted Sale Leaseback occurring on the last day of such Reinvestment Period or, if later, 180 days after the date such Borrower or such Restricted Subsidiary has entered into such binding commitment, as applicable (such last day or 180th day, as applicable, the “Deferred Net Cash Proceeds Payment Date”), and (y) to the extent required by Section 5.2(a)(i) to be applied to a prepayment, be applied in accordance with Section 5.2(b),

(v) in the case of any Asset Sale Prepayment Event, Casualty Event or Permitted Sale Leaseback by a non-wholly-owned Restricted Subsidiary, the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (v)) attributable to minority interests and not available for distribution to or for the account of a Borrower or a wholly-owned Restricted Subsidiary as a result thereof,

(vi) reasonable and customary fees paid by a Borrower or a Restricted Subsidiary in connection with any of the foregoing, and

(vii) in the case of a Disposition, in an aggregate amount not to exceed $200,000,000, any cash proceeds and the fair market value of any Cash Equivalents received in connection with sales of manufacturing facilities and related assets, in connection with establishing outsourcing arrangements providing substantially similar functionality, in each case only to the extent not already deducted in arriving at the amount referred to in clause (a) above.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“NOLV Percentage” shall mean the net orderly liquidation value of Eligible Inventory, expressed as a percentage, expected to be realized at an orderly, negotiated sale held within a reasonable period of time, net of all liquidation expenses, as determined from the most recent appraisal of Borrowers’ Inventory performed by an appraiser and on terms reasonably satisfactory to the Administrative Agent.

“Non-Bank Certificate” shall have the meaning provided in Section 5.4(e)(ii)(B)(3).

“Non-Consenting Lender” shall have the meaning provided in Section 13.7(b).

“Non-U.S. Lender” shall mean any Agent or Lender that is not a “United States person” as defined by Section 7701(a)(30) of the Code.

“Noncompliance Notice” shall have the meaning provided in Section 2.16(b).

“Notice of Borrowing” shall have the meaning provided in Section 2.3(a).

“Notice of Conversion or Continuation” shall have the meaning provided in Section 2.6(a).

“Obligations” shall mean all advances to, and debts, liabilities, obligations, covenants and duties of, any Credit Party arising under any Credit Document or otherwise with respect to any Loan or Letter of Credit or under any Secured Cash Management Agreement or Secured Hedge Agreement, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party or any Affiliate thereof of any proceeding under any bankruptcy or insolvency law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Obligations of the Credit Parties under the Credit Documents (and any of their Subsidiaries to the extent they have obligations under the Credit Documents) include the obligation (including guarantee obligations) to pay principal, interest, charges, expenses, fees, attorney costs, indemnities and other amounts payable by any Credit Party under any Credit Document.

“Other Borrower” means each domestic Person who shall from time to time enter into a Credit Party Joinder Agreement as a “Borrower” hereunder.

“Other Taxes” shall mean all present or future stamp or documentary Taxes or any other excise, property, intangible, mortgage recording or similar Taxes arising from any payment made hereunder or under any other Credit Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Credit Document; provided that such term shall not include (i) any of the foregoing Taxes that result from an assignment, grant of a participation pursuant to Section 13.6(c) or transfer or assignment to or designation of a new lending office or other office for receiving payments under any Credit Document (“Assignment Taxes”) to the extent such Assignment Taxes are imposed as a result of a connection between the assignor/participating Lender and/or the assignee/Participant and the taxing jurisdiction (other than a connection arising solely from any Credit Documents or any transactions contemplated thereunder), except to the extent that any such action described in this proviso is requested or required by the Borrowers, or (ii) Excluded Taxes.

“Overadvance” shall mean a Loan or issuance of a Letter of Credit to the extent that, immediately after the making of such Loan or issuance, the aggregate amount of Credit Extensions then outstanding would exceed the Line Cap.

“Overnight Rate” shall mean, for any day, the greater of (i) the Federal Funds Effective Rate and (ii) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

“Participant” shall have the meaning provided in Section 13.6(c).

“Participant Register” shall have the meaning provided in Section 13.6(c).

“Patriot Act” shall have the meaning provided in Section 13.18.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Plan” shall mean any Plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA.

“Perfection Certificate” shall mean a certificate of the Borrowers in the form of Exhibit D or any other form approved by the Administrative Agent.

“Permitted Acquisition” shall mean any Acquisition by any Borrower or Restricted Subsidiary permitted under this Agreement.

“Permitted Additional Debt” shall mean unsecured Indebtedness, issued by a Borrower or a Guarantor, (a) the terms of which (i) do not provide for any scheduled repayment, mandatory redemption or sinking fund obligation prior to the Latest Term Loan Maturity Date (as defined in the Term Facility) (other than customary offers to purchase upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default) and (ii) to the extent the same are subordinated, provide for customary subordination to the Obligations under the Credit Documents, (b) the covenants, events of default, guarantees and other terms of which (other than interest rate and redemption premiums), taken as a whole, are not more restrictive to the Borrowers and the Restricted Subsidiaries than those herein (or to the extent such Permitted Additional Debt constitutes refinancing Indebtedness of the Senior Notes, those applicable to the Senior Notes being refinanced); provided that a certificate of an Authorized Officer of the Lead Borrower is delivered to the Administrative Agent at least five Business Days (or such shorter period as the Administrative Agent may reasonably agree) prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Lead Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Lead Borrower within such period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees) and (c) of which no Subsidiary of a Borrower (other than a Guarantor or any guarantor of the Indebtedness being refinanced by such Permitted Additional Debt, if applicable) is an obligor.

“Permitted Debt Exchange” shall have the meaning provided in Section 2.15(a) of the Term Facility.

“Permitted Debt Exchange Notes” shall have the meaning provided in Section 2.15(a) of the Term Facility.

“Permitted Discretion” shall mean the Administrative Agent’s commercially reasonable judgment exercised in good faith in accordance with customary business practices for asset-based lending transactions comparable to the credit facility hereunder. In exercising such judgment, the Administrative Agent may consider, without duplication, factors already included in or tested by eligibility requirements for accounts receivable and inventory, and any of the following: (i) changes after the Closing Date in any material respect in any concentration of risk with respect to Eligible Accounts and (ii) any other factors arising after the Closing Date that change in any material respect the credit risk of lending to the Borrowers on the security of the Eligible Accounts and Eligible Inventory.

“Permitted Holders” shall mean each of (i) the Initial Investors and their respective Affiliates and members of management of the Lead Borrower (or its direct or indirect parent) who are holders of Equity Interests of the Lead Borrower (or its direct or indirect parent company) on the Closing Date and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, such Initial Investors, their respective Affiliates and members of management, collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of the Lead Borrower, Holdings or any other direct or indirect parent company of the Borrower and (ii) any direct or indirect parent of the Lead Borrower formed not in connection with, or in contemplation of, a transaction (other than Transactions) that, assuming such parent was not formed, after giving effect thereto would constitute a Change of Control.

“Permitted Investments” shall mean:

(a) (i) any Investment in any Credit Party, (ii) any Investment in any Subsidiary that is not a Credit Party by a Credit Party, provided that when such Investment is made, the Adjusted Investment Conditions with respect thereto are satisfied and (iii) any Investment in any Subsidiary that is not a Credit Party by another Subsidiary that is not a Credit Party;

(b) any Investment in cash, Cash Equivalents or Investment Grade Securities;

(c) any Investment by any Borrower or any Restricted Subsidiary in a Person that is engaged in a Similar Business if (i) as a result of such Investment (1) such Person becomes a Restricted Subsidiary or (2) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, a Borrower or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer, (ii) such Investment shall have been approved by the Board of Directors of such Person (or similar governing body if such Person is not a corporation) and such Person shall not have announced that it will oppose such Investment and shall not have commenced any action which alleges that such Investment will violate applicable law, (iii) the requirements under Section 9.11 with respect to such Investment are satisfied and (iv) the aggregate amount of Investments made under this clause (c), together with the aggregate amount of Investments made under clause (h) or (m) of this definition or clause (11)(i) or (13)(iii) of Section 10.5(b), does not exceed $75,000,000;

(d) any Investment in securities or other assets not constituting cash, Cash Equivalents or Investment Grade Securities and received in connection with a Disposition made pursuant to Section 10.4 or any other disposition of assets not constituting a Disposition;

(e) any Investment existing on the Closing Date and listed on Schedule 10.5;

(f) any Investment acquired by any Borrower or any Restricted Subsidiary (1) in exchange for any other Investment or accounts receivable held by such Borrower or such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of a Borrower of such other Investment or accounts receivable or (2) as a result of a foreclosure by such Borrower or such Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(g) Hedging Obligations permitted under clause (j) of Section 10.1;

(h) any Investment made in a Similar Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (h) and other Investments made under clause (c) or (m) of this definition or clause (11)(i) or (13)(iii) of Section 10.5(b), does not exceed $75,000,000 (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(i) Investments the payment for which consists of Equity Interests of the Lead Borrower, Holdings or any other direct or indirect parent company of the Lead Borrower (exclusive of Disqualified Equity Interests); provided that such Equity Interests will not increase the amount available for Restricted Payments under clause (iii) of Section 10.5(a);

(j) guarantees of Indebtedness permitted under Section 10.1;

(k) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of Section 9.9; provided that when any such Investment is made by any Credit Party in a Person that is not a Credit Party, the Adjusted Investment Conditions with respect thereto are satisfied;

(l) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment;

(m) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (m) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), and Investments made under clause (c) or (h) of this definition or clause (11)(i) or (13)(iii) of Section 10.5(b), not to exceed $75,000,000 (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(n) [Reserved];

(o) advances to, or guarantees of Indebtedness of, employees not in excess of $25,000,000 outstanding at any one time, in the aggregate; and

(p) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business or consistent with past practices or to fund such Person’s purchase of Equity Interests of the Lead Borrower or any direct or indirect parent company thereof.

“Permitted Liens” shall mean, with respect to any Person:

(1) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s, materialmen’s, repairmen’s and mechanics’ Liens, in each case for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(3) Liens for Taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP, or for property Taxes on property the Lead Borrower or one of its Subsidiaries has determined to abandon if the sole recourse for such Tax, assessment, charge, levy or claim is to such property;

(4) Liens in favor of the Borrowers of performance, surety, bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit or bankers’ acceptances issued, and completion guarantees provided for, in each case pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5) minor survey exceptions, minor encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph and telephone and cable television lines, gas and oil pipelines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental, to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6) Liens securing Indebtedness permitted to be incurred pursuant to clause (a) (provided that such Liens shall be subject to the ABL Intercreditor Agreement), (d), (l)(b), (r), (aa), (bb) or (cc) of Section 10.1; provided that, (i) in the case of clause (d), such Lien may not extend to any property or equipment (or assets affixed or appurtenant thereto) other than the property or equipment being financed or refinanced under such clause (d); (ii) in the case of clause (r), such Lien may not extend to any assets other than the assets owned by the Foreign Subsidiaries incurring such Indebtedness; (iii) in the case of Liens securing Permitted Other Indebtedness Obligations, the applicable Permitted Other Indebtedness Secured Parties (or a representative thereof on behalf of such holders) shall enter into security documents with terms and conditions not materially more restrictive to the Credit Parties, taken as a whole, than the terms and conditions of the Security Documents and the representative for the holders of such Permitted Other Indebtedness Obligations shall have entered into the ABL Intercreditor Agreement; and (iv) such Liens on any property included in the Borrowing Base are at least as subordinated to the Liens thereon securing the Obligations as the Liens securing the Term Facility under the ABL Intercreditor Agreement;

(7) Liens existing on the Closing Date and set forth on Schedule 10.2;

(8) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming a Subsidiary; provided further, however, that such Liens may not extend to any other property owned by any Borrower or any Restricted Subsidiary;

(9) Liens on property at the time a Borrower or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into any Borrower or any Restricted Subsidiary; provided that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition, merger or consolidation; provided further that the Liens may not extend to any other property owned by any Borrower or any Restricted Subsidiary;

(10) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to a Borrower or another Restricted Subsidiary permitted to be incurred in accordance with the Section 10.1;

(11) Liens securing Hedging Obligations and Obligations under Cash Management Agreements so long as the related Indebtedness is, and is permitted hereunder to be, secured by a Lien on the same property securing such Hedging Obligations;

(12) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) leases, subleases, licenses or sublicenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of any Borrower or any Restricted Subsidiary and do not secure any Indebtedness;

(14) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases or consignments entered into by any Borrower or any Restricted Subsidiary in the ordinary course of business;

(15) Liens in favor of any Borrower or any Guarantor;

(16) Liens on equipment of any Borrower or any Restricted Subsidiary granted in the ordinary course of business to the Borrower’s client at which such equipment is located;

(17) [Reserved];

(18) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (6) (other than Indebtedness incurred under Section 10.1(aa), 10.1(bb) or 10.1(cc)), (7), (8), (9), (10), (11), (15) and (20) of this definition of “Permitted Liens”; provided that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8), (9), (10), (11), (15) and (20) at the time the original Lien became a Permitted Lien under this Agreement, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(19) deposits made or other security provided to secure liabilities to insurance carriers under insurance or self-insurance arrangements in the ordinary course of business;

(20) [Reserved];

(21) other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed $50,000,000 at any one time outstanding;

(22) Liens securing judgments for the payment of money not constituting an Event of Default under Section 11.11 so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(23) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(24) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(25) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 10.1; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(26) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(27) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of any Borrower or any of their Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrowers and their Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of any Borrower or any of their Restricted Subsidiaries in the ordinary course of business;

(28) Liens solely on any cash earnest money deposits made by any Borrower or any of their Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under this Agreement;

(29) the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by any Borrower or any of their Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(30) restrictive covenants affecting the use to which real property may be put; provided that the covenants are complied with;

(31) security given to a public utility or any municipality or Governmental Authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business;

(32) zoning by-laws and other land use restrictions, including, without limitation, site plan agreements, development agreements and contract zoning agreements;

(33) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by any Borrower or any Restricted Subsidiary in the ordinary course of business;

(34) Liens on real property located in Topeka, Kansas granted as security for synthetic lease obligations; and

(35) any Lien granted pursuant to a security agreement between any Borrower or any Restricted Subsidiary and a licensee of intellectual property to secure the damages, if any, of such licensee resulting from the rejection of the licensee of such licensee in a bankruptcy, reorganization or similar proceeding with respect to such Borrower or such Restricted Subsidiary; provided that such Liens, in the aggregate, do not encumber any assets of any Borrower or any Restricted Subsidiary other than the assets securing such Liens in existence on the Closing Date.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Permitted Other Indebtedness” shall mean subordinated or senior Indebtedness (which Indebtedness may (x) be unsecured, (y) have the same lien priority as the Term Facility Obligations or (z) be secured by a Lien ranking junior to the Lien securing the Term Facility Obligations), in each case issued or incurred by a Borrower or a Guarantor, (a) the terms of which do not provide for any scheduled repayment, mandatory repayment or redemption or sinking fund obligations prior to, at the time of incurrence, the Latest Maturity Date (as defined in the Term Facility) (other than, in each case, customary offers to repurchase upon a change of control, asset sale or casualty or condemnation event and customary acceleration rights after an event of default), (b) the covenants, events of default, guarantees, collateral and other terms of which (other than interest rate and redemption or prepayment premiums), taken as a whole, are not more restrictive to the Borrowers and the Restricted Subsidiaries than those herein; provided that a certificate of an Authorized Officer of the Lead Borrower delivered to the Administrative Agent at least five Business Days (or such shorter period as the Administrative Agent may reasonably agree) prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Lead Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Lead Borrower within two Business Days after receipt of such certificate that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees), (c) of which no Subsidiary of a Borrower (other than a Guarantor) is an obligor and (d) that, if secured, are not secured by any assets other than the Collateral.

“Permitted Other Indebtedness Documents” shall mean any document or instrument (including any guarantee, security agreement or mortgage and which may include any or all of the Credit Documents) issued or executed and delivered with respect to any Permitted Other Indebtedness by any Credit Party.

“Permitted Other Indebtedness Obligations” shall mean, if any Permitted Other Indebtedness is issued or incurred, all advances to, and debts, liabilities, obligations, covenants and duties of, any Credit Party arising under any Permitted Other Indebtedness Document, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party or any Affiliate thereof of any proceeding under any bankruptcy or insolvency law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Permitted Other Indebtedness Obligations of the applicable Credit Parties under the Permitted Other Indebtedness Documents (and any of their Restricted Subsidiaries to the extent they have obligations under the Permitted Other Indebtedness Documents) include the obligation (including guarantee obligations) to pay principal, interest, charges, expenses, fees, attorney costs, indemnities and other amounts payable by any such Credit Party under any Permitted Other Indebtedness Document.

“Permitted Other Indebtedness Secured Parties” shall mean the holders from time to time of secured Permitted Other Indebtedness Obligations (and any representative on their behalf).

“Permitted Overadvance” shall mean an Overadvance made by the Administrative Agent, in its reasonable discretion, which:

(a) is made to maintain, protect or preserve the Collateral and/or the Secured Parties’ rights under the Credit Documents or which is otherwise for the benefit of the Secured Parties; or

(b) is made to enhance the likelihood of, or maximize the amount of, repayment of any Obligation; or

(c) is made to pay any other amount chargeable to any Borrower hereunder; and

(d) together with all other Permitted Overadvances then outstanding, shall not (i) exceed in the aggregate outstanding at any time the lesser of (A) $60,000,000 and (B) 10% of the Borrowing Base at such time, (ii) unless a Liquidation is occurring, remain outstanding for more than forty-five (45) consecutive Business Days, and (iii) unless a Liquidation is occurring, be made more than on one occasion during any 180 consecutive day period or on more than two occasions in any twelve month period, unless, in the case of clauses (ii) and (iii), the Required Lenders otherwise agree;

provided however, that the foregoing shall not (i) modify or abrogate any of the provisions of Section 2.15 regarding any Lender’s obligations with respect to Letter of Credit Disbursements, or (ii) result in any claim or liability against the Administrative Agent (regardless of the amount of any Overadvance) for “inadvertent Overadvances” (i.e. where a Overadvance results from changed circumstances beyond the control of the Administrative Agent (such as a reduction in the collateral value)) and such “inadvertent Overadvances” shall not reduce the amount of Permitted Overadvances allowed hereunder; provided further that in no event shall the Administrative Agent make a Overadvance, if after giving effect thereto, the principal amount of the Loans and the then amount of the Letter of Credit Outstandings would exceed the aggregate of the Commitments then in effect.

“Permitted Sale Leaseback” shall mean any Sale Leaseback consummated by any Borrower or any of the Restricted Subsidiaries after the Closing Date, provided that any such Sale Leaseback not between (a) a Credit Party and another Credit Party or (b) a Restricted Subsidiary that is not a Credit Party to another Restricted Subsidiary that is not a Credit Party is consummated for fair value as determined at the time of consummation in good faith by (i) such Borrower or such Restricted Subsidiary and (ii) in the case of any Sale Leaseback (or series of related Sales Leasebacks) the aggregate proceeds of which exceed $50,000,000, the board of directors of such Borrower or such Restricted Subsidiary (which such determination may take into account any retained interest or other Investment of such Borrower or such Restricted Subsidiary in connection with, and any other material economic terms of, such Sale Leaseback).

“Person” shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any Governmental Authority.

“Plan” shall mean any employee benefit plan as defined in Section 3(3) of ERISA, including any employee welfare benefit plan (as defined in Section 3(1) of ERISA), any employee pension benefit plan (as defined in Section 3(2) of ERISA), and any plan which is both an employee welfare benefit plan and an employee pension benefit plan, and in respect of which any Credit Party or any ERISA Affiliate is (or, if such Plan were terminated, would under Section 4062 or Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” shall have the meaning provided in Section 13.17(b).

“Pledge Agreement” shall mean (a) the Pledge Agreement, entered into by the Credit Parties party thereto and the Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit E, on the Closing Date, and (b) any other pledge agreement with respect to all of the Obligations delivered pursuant to Section 9.12, in each case, as the same may be amended, supplemented or otherwise modified from time to time.

“Post-Acquisition Period” shall mean, with respect to any Permitted Acquisition, the period beginning on the date such Permitted Acquisition is consummated and ending on the last day of the sixth full consecutive fiscal quarter immediately following the date on which such Permitted Acquisition is consummated.

“Prepayment Event” shall mean any Asset Sale Prepayment Event, Debt Incurrence Prepayment Event, Casualty Event or any Permitted Sale Leaseback.

“Pro Forma Adjustment” shall mean, for any Test Period that includes all or any part of a fiscal quarter included in any Post-Acquisition Period, with respect to the Acquired EBITDA of the applicable Acquired Entity or Business or Converted Restricted Subsidiary or the Consolidated EBITDA of the Lead Borrower, the pro forma increase or decrease in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, projected by the Lead Borrower in good faith as a result of (a) actions taken during such Post-Acquisition Period for the purposes of realizing reasonably identifiable and factually supportable cost savings or (b) any additional costs incurred during such Post-Acquisition Period, in each case in connection with the combination of the operations of such Acquired Entity or Business or Converted Restricted Subsidiary with the operations of the Borrowers and the Restricted Subsidiaries; provided that (i) at the election of the Lead Borrower, such Pro Forma Adjustment shall not be required to be determined for any Acquired Entity or Business or Converted Restricted Subsidiary to the extent the aggregate consideration paid in connection with such acquisition was less than $10,000,000 and (ii) so long as such actions are taken during such Post-Acquisition Period or such costs are incurred during such Post-Acquisition Period, as applicable, it may be assumed, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, that the applicable amount of such cost savings will be realizable during the entirety of such Test Period, or the applicable amount of such additional costs, as applicable, will be incurred during the entirety of such Test Period; provided further that any such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, shall be without duplication for cost savings or additional costs already included in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, for such Test Period.

“Pro Forma Adjustment Certificate” shall mean any certificate of an Authorized Officer of the Lead Borrower delivered pursuant to Section 9.1(h) or Section 9.1(d).

“Pro Forma Basis”, “Pro Forma Compliance” and “Pro Forma Effect” shall mean, with respect to compliance with any test or covenant hereunder, that (A) to the extent applicable, the Pro Forma Adjustment shall have been made and (B) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of a sale, transfer or other disposition of all or substantially all Stock in any Subsidiary of any Borrower or any division, product line, or facility used for operations of any Borrower or any of its Subsidiaries, shall be excluded, and (ii) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction,” shall be included, (b) any retirement of Indebtedness and (c) any incurrence or assumption of Indebtedness by any Borrower or any of the Restricted Subsidiaries in connection therewith (it being agreed that if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness as at the relevant date of determination).

“Pro Forma Entity” shall have the meaning provided in the definition of the term “Acquired EBITDA.”

“Pro Rata Share” of any amount means, with respect to any Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender’s Commitment (or, if the Commitments shall have been terminated pursuant to Section 2.21 or Article 11, such Lender’s Commitment as in effect immediately prior to such termination) at such time and the denominator of which is Total Commitment (or, if the Commitments shall have been terminated pursuant to Section 2.21 or Article 11, the Total Commitment as in effect immediately prior to such termination).

“Prohibited Transaction” shall have the meaning assigned to such term in Section 406 of ERISA and Section 4975(c) of the Code.

“Qualified Proceeds” shall mean assets that are used or useful in, or Stock of any Person engaged in, a Similar Business.

“Real Estate” shall have the meaning provided in Section 9.1(f).

“Refinancing Permitted Other Indebtedness” shall have the meaning provided in Section 10.1(bb)(ii).

“Refunding Capital Stock” shall have the meaning provided in Section 10.5(b).

“Register” shall have the meaning provided in Section 13.6(b)(iv).

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Reinvestment Period” shall mean 12 months following the date of receipt of Net Cash Proceeds of an Asset Sale Prepayment Event, Casualty Event or Permitted Sale Leaseback.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents, trustees and advisors of such Person and any Person that possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.

“Release” shall mean any release, spill, emission, discharge, deposit, disposal, leaking, pumping, pouring, dumping, emptying, injection or leaching into the environment, or into, from or through any building.

“Reorganization” shall mean, with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Rent and Charges Reserves” shall mean the aggregate of (a) all past due rent and other amounts owing by any Borrower to any landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder, broker or other Person who possesses any Collateral included in the Borrowing Base or could assert a Lien on any Collateral included in the Borrowing Base and (b) a reserve equal to not more than three months rent and other charges that could be payable to any such Person, unless such Person has executed a Tri-Party Agreement.

“Reportable Event” shall mean any “reportable event,” as defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Pension Plan, other than those events as to which notice is waived pursuant to DOL Reg. § 4043 as in effect on the date hereof (no matter how such notice requirement may be changed in the future).

“Required Lenders” shall mean, at any date, (a) Lenders having or holding at least a majority the Total Commitment at such date, excluding the Commitments held by Affiliated Lenders and Defaulting Lenders, or (b) if the Total Commitment has been terminated or for the purposes of acceleration pursuant to Article 11, Lenders having or holding at least a majority of the outstanding principal amount of the Loans (excluding the Loans of Affiliated Lenders and Defaulting Lenders) in the aggregate at such date.

“Requirement of Law” shall mean, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Reserved Secured Cash Management Obligations” means any Obligations in respect of any Secured Cash Management Agreement, up to the maximum amount owing thereunder as specified by the applicable Cash Management Bank in writing to Administrative Agent, which amount may be increased with respect to any existing Secured Cash Management Agreements by further written notice from such Cash Management Bank to Administrative Agent from time to time, provided that in each case (a) no Default or Event of Default exists, (b) establishment of Bank Product Reserves for such amount and all other Reserved Secured Hedge Obligations and Reserved Secured Cash Management Obligations would not result in an Overadvance and (c) the Lead Borrower has been notified of and given a least three Business Days to review any error in the calculation of such maximum amount and increased amount.

“Reserved Secured Hedge Obligations” means any Obligations in respect of any Hedge Agreement owing to a Hedge Bank, up to the maximum amount owing thereunder as specified by the applicable Hedge Bank in writing to Administrative Agent, which amount may be increased with respect to any existing Secured Hedge Agreement at any time by further written notice from such Hedge Bank to Administrative Agent; provided that the Lead Borrower has been notified of and given a least three Business Days to review any error in the calculation of such maximum amount and increased amount.

“Reserves” means such reserves as the Administrative Agent from time to time determines in its Permitted Discretion, including (a) Bank Product Reserves, (b) reserves representing grower payable reserves or reserves related to the Perishable Agricultural Commodities Act, 1930, and Packers and Stockyards Act, 1921, (c) Excess Dilution Reserves, (d) Incremental GAAP Reserves, (e) Rent and Charges Reserves and (f) reserves of the type described in Section 2.19 hereof.

“Responsible Officer” of any Person means any executive officer or financial officer of such Person and any other officer or similar official thereof with responsibility for the administration of the obligations of such Person in respect of this Agreement.

“Restricted Investment” shall mean an Investment other than a Permitted Investment.

“Restricted Payment” shall have the meaning provided in Section 10.5(a).

“Restricted Subsidiary” shall mean any Subsidiary of a Borrower other than an Unrestricted Subsidiary.

“Revolving Loans” means all loans at any time made by any Lender pursuant to Article 2 and, to the extent applicable, shall include Swingline Loans made by the Swingline Lender pursuant to Section 2.16.

“S&P” shall mean Standard & Poor’s Ratings Services or any successor by merger or consolidation to its business.

“Sale Leaseback” shall mean any transaction or series of related transactions pursuant to which any Borrower or any of the Restricted Subsidiaries (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed.

“Scheduled Dispositions” shall have the meaning provided in Section 10.4(k).

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Section 2.14 Additional Amendment” shall have the meaning provided in Section 2.14(f)(iv).

“Section 9.1 Financials” shall mean the financial statements delivered, or required to be delivered, pursuant to Section 9.1(a) or (b) together with the accompanying officer’s certificate delivered, or required to be delivered, pursuant to Section 9.1(d).

“Secured Cash Management Agreement” shall mean any Cash Management Agreement that is entered into by and between any Borrower or any Restricted Subsidiary and any Cash Management Bank.

“Secured Hedge Agreement” shall mean any Hedge Agreement that is entered into by and between any Borrower or any Restricted Subsidiary and any Hedge Bank.

“Secured Parties” shall mean the Administrative Agent, the Collateral Agent and each Lender Party, each Hedge Bank, each Cash Management Bank and each sub-agent pursuant to Article 12 appointed by the Administrative Agent with respect to matters relating to any Security Document.

“Securitization” shall mean a public or private offering by a Lender or any of its Affiliates or their respective successors and assigns of securities or notes which represent an interest in, or which are collateralized, in whole or in part, by the Loans and the Lender’s rights under the Credit Documents.

“Security Agreement” shall mean the Security Agreement entered into by the Borrowers, the other grantors party thereto and the Collateral Agent for the benefit of the

Secured Parties, substantially in the form of Exhibit F, as the same may be amended, supplemented or otherwise modified from time to time.

“Security Documents” shall mean, collectively, (a) the Guarantee, (b) the Pledge Agreement, (c) the Security Agreement, (d) the Mortgages, (e) the ABL Intercreditor Agreement, and (f) each other security agreement or other instrument or document executed and delivered pursuant to Section 9.11, 9.12 or 9.14 or pursuant to any other such Security Documents to secure all of the Obligations; provided that each Security Document shall be subject to the 1989 Intercreditor Agreement.

“Senior Notes” shall have the meaning provided in the recitals to this Agreement and (b) any modification, replacement, refinancing, refunding, renewal or extension thereof that constitutes Permitted Additional Debt.

“Senior Notes Indenture” shall mean the Indenture dated as of the Closing Date, among the Lead Borrower, the guarantors party thereto and a trustee, pursuant to which the Senior Notes shall be issued, as the same may be amended, supplemented or otherwise modified from time to time in accordance therewith.

“Senior Notes Offering” shall have the meaning provided in the recitals of this Agreement.

“Settlement Date” shall have the meaning provided in Section 2.17(b).

“Significant Asset Sale” shall mean with respect to the Borrowers and the Restricted Subsidiaries, any Disposition, outside of the ordinary course of business in a single transaction or series of related transactions, of assets with fair market value in excess of $150,000,000.

“Similar Business” shall mean any business conducted or proposed to be conducted by the Borrowers and the Restricted Subsidiaries on the Closing Date or any business that is similar, reasonably related, incidental or ancillary thereto.

“Sold Entity or Business” shall have the meaning provided in the definition of the term “Consolidated EBITDA.”

“Solvent” shall mean, with respect to any Person, that as of the Closing Date, (a) (i) the sum of such Person’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Person’s present assets; (ii) such Person’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date; and (iii) such Person has not incurred and does not intend to incur, or believe that it will incur, debts including current obligations beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (b) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Specified Default” means (a) the occurrence of any Default in respect of Section 2.22 or any Event of Default under 11.1 or 11.5, (b) the failure of any Credit Party to comply with the terms of Section 9.1(i) and such failure continues for five (5) Business Days after notice by the Administrative Agent or (c) any representation or warranty contained in any Borrowing Base Certificate shall prove to have been incorrect in any material respect in a manner adverse to interests of the Lenders when made or deemed made.

“Specified Representations” shall mean the representations and warranties relating to the Company, its subsidiaries and their respective businesses made by the Company in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that Holdings has the right to terminate its obligations under the Acquisition Agreement as a result of a breach of such representations and warranties in the Acquisition Agreement.

“Specified Transaction” shall mean, with respect to any period, any Investment, any Disposition of assets, incurrence or repayment of Indebtedness, Dividend, Subsidiary designation, Commitment Increase or other event that by the terms of this Agreement requires “Pro Forma Compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a “Pro Forma Basis.”

“Sponsor Management Agreement” shall mean that certain Monitoring Agreement dated as of March 8, 2011, among Holdings, the Lead Borrower, and the Sponsors, as in effect on the Closing Date and as may be amended, modified, supplemented, restated, replaced or substituted so long as such amendment, modification, supplement, restatement, replacement or substitution is not, when taken as a whole, materially disadvantageous to the Lenders as compared to the Management Agreement in effect on the Closing Date.

“Sponsors” shall mean any of (i) KKR and its Affiliates, (ii) Centerview and its Affiliates and (iii) Vestar and its Affiliates, in each case excluding portfolio companies of any of the foregoing.

“Stated Amount” shall mean at any time the maximum amount for which a Letter of Credit may be honored.

“Stock” shall mean shares of capital stock or shares in the capital, as the case may be (whether denominated as common stock or preferred stock or ordinary shares or preferred shares, as the case may be), beneficial, partnership or membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or non-voting.

“Stock Equivalents” shall mean all securities convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any Stock, whether or not presently convertible, exchangeable or exercisable.

“Subordinated Indebtedness” shall mean Indebtedness of any Borrower or any Guarantor that is by its terms subordinated in right of payment to the obligations of such Borrower and such Guarantor, as applicable, under this Agreement.

“Subsidiary” of any Person shall mean and include (a) any corporation more than 50% of whose Stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time Stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, (b) any limited liability company, partnership, association, joint venture or other entity of which such Person directly or indirectly through Subsidiaries has more than a 50% equity interest at the time. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Lead Borrower.

“Successor Borrower” shall have the meaning provided in Section 10.3(a).

“Supermajority Lenders” shall mean, at any date, (a) Lenders having or holding at least 66 2/3% of the Total Commitment at such date, excluding the Commitments held by Affiliated Lenders and Defaulting Lenders, or (b) if the Total Commitment has been terminated or for the purposes of acceleration pursuant to Article 11, Lenders having or holding at least 66 2/3% of the outstanding principal amount of the Loans (excluding the Loans of Affiliated Lenders and Defaulting Lenders) in the aggregate at such date.

“Swingline Lender” means Bank of America, N.A., in its capacity as lender of Swingline Loans hereunder to the Borrowers hereunder.

“Swingline Loan” means a Loan made by the Swingline Lender to a Borrower pursuant to Section 2.16.

“Swingline Loan Ceiling” means $75,000,000, as such amount may be increased or reduced in accordance with the provisions of this Agreement.

“Swingline Note” means the promissory note of the Borrowers substantially in the form of Exhibit J-2, payable to the order of the applicable Swingline Lender, evidencing the Swingline Loans made by the Swingline Lender to the Borrowers.

“Taxes” shall mean any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings or other similar charges imposed by any Governmental Authority whether computed on a separate, consolidated, unitary, combined or other basis and any interest, fines, penalties or additions to tax with respect to the foregoing.

“Term Agent” shall mean JPMorgan Chase Bank, N.A., in its capacity as administrative agent and collateral agent under the Term Documents, or any successor administrative agent or collateral agent under the Term Documents.

“Term Documents” shall mean the Term Facility, any guarantees issued thereunder and the collateral and security documents (and intercreditor agreements) entered into in connection therewith.

“Term Facility” shall mean the Credit Agreement entered into as of the Closing Date by and among the Lead Borrower, Holdings, the lenders party thereto in their capacities as lenders thereunder, and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent thereunder, including any guarantees, collateral documents and account control agreements, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof and any credit, commercial paper or other facilities with banks or other institutional lenders or investors that replace, refund or refinance all or any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof.

“Term Facility Debt” shall mean Indebtedness in respect of the Term Facility.

“Term Facility Obligations” shall mean the “Obligations” as defined in the Term Facility.

“Term Loans” shall mean the loans borrowed under the Term Facility.

“Termination Date” means the earliest to occur of (a) the Maturity Date, (b) the date on which the maturity of the Obligations is accelerated (or deemed accelerated) and the Commitments are irrevocably terminated (or deemed terminated) in accordance with Article 11 or (c) the date the Commitments are permanently terminated in full in accordance with the provisions of Section 2.21 hereof.

“Test Period” shall mean, for any determination under this Agreement, the four consecutive fiscal quarters of the Lead Borrower then last ended.

“Total Commitment” shall mean the sum of the Commitments of all the Lenders.

“Transaction Expenses” shall mean any fees or expenses incurred or paid by the Lead Borrower or any of its Subsidiaries in connection with the Transactions, this Agreement and the other Credit Documents and the transactions contemplated hereby and thereby.

“Transactions” shall mean, collectively, the transactions contemplated by this Agreement, the Senior Notes Indenture, the Merger and the Equity Investments and any repayment, repurchase, prepayment or defeasance of Indebtedness of the Borrowers or any of their Subsidiaries in connection therewith.

“Transferee” shall have the meaning provided in Section 13.6(e).

“Tri-Party Agreement” means an agreement, in form and substance reasonably satisfactory to the Collateral Agent, among a Credit Party, any Person providing freight, warehousing and consolidation services to such Credit Party and the Collateral Agent, in which such Person acknowledges that (a) the Collateral Agent holds a first priority Lien on the Inventory of the Credit Parties, (b) such Person has furnished written acknowledgment to such Credit Party that such Person holds Inventory in its possession as bailee for such Credit Party and that such Credit Party has title to such Inventory, (c) any Inventory delivered to a carrier for shipment will reflect a Credit Party as consignor and consignee, (d) it will promptly notify the Collateral Agent of its receipt of notice from the seller of such Inventory of the seller’s stoppage of delivery of such Inventory to the Credit Party, and (e) agrees, upon notice from the Collateral Agent, to hold and dispose of the subject Inventory solely as directed by the Collateral Agent.

“Type” shall mean as to any Loan, its nature as an ABR Loan or a LIBOR Loan.

“UCC” shall mean the Uniform Commercial Code as in effect in the State of New York or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.

“Unrestricted Subsidiary” shall mean (1) any Subsidiary of the Lead Borrower which at the time of determination is an Unrestricted Subsidiary (as designated by the board of directors of the Lead Borrower, as provided below) and (2) any Subsidiary of an Unrestricted Subsidiary.

The board of directors of the Lead Borrower may designate any Subsidiary of the Lead Borrower (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, any Borrower or any Subsidiary of a Borrower (other than any Subsidiary of the Subsidiary to be so designated); provided that

(a) any Unrestricted Subsidiary must be an entity of which the Equity Interests entitled to cast at least a majority of the votes that may be cast by all Equity Interests having ordinary voting power for the election of directors or other governing body are owned, directly or indirectly, by the Lead Borrower,

(b) such designation complies with Section 10.5, and

(c) each of (1) the Subsidiary to be so designated and (2) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of any Borrower or any Restricted Subsidiary.

The board of directors of the Lead Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation no Default shall have occurred and be continuing and either: (1) the Lead Borrower could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of Section 10.1 or (2) the Fixed Charge Coverage Ratio for the Lead Borrower and the Restricted Subsidiaries would be greater than such ratio for the Lead Borrower and the Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation.

Any such designation by the board of directors of the Lead Borrower shall be notified by the Lead Borrower to the Administrative Agent by promptly delivering to the Administrative Agent a copy of the Board Resolution giving effect to such designation and a certificate of an Authorized Officer certifying that such designation complied with the foregoing provisions.

“Unused Commitment” means, on any day, (a) the then Total Commitment, minus (b) the sum of (i) the principal amount of Loans (other than Swing Line Loans) of the Borrowers then outstanding, and (ii) the then Letter of Credit Outstandings.

“Unused Fee” has the meaning provided in Section 4.1(c).

“U.S.” and “United States” shall mean the United States of America.

“U.S. Lender” shall have the meaning provided in Section 5.4(e).

“Vestar” shall mean Vestar Capital Partners V, L.P.

“Voting Stock” shall mean, with respect to any Person, such Person’s Stock or Stock Equivalents having the right to vote for the election of directors of such Person under ordinary circumstances.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

SECTION 1.2 Other Interpretive Provisions. With reference to this Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “herein,” “hereto,” “hereof’ and “hereunder” and words of similar import when used in any Credit Document shall refer to such Credit Document as a whole and not to any particular provision thereof.

(c) Article, Section, Exhibit and Schedule references are to the Credit Document in which such reference appears.

(d) The term “including” is by way of example and not limitation.

(e) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(g) Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Credit Document.

SECTION 1.3 Accounting Terms.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP.

(b) Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test or covenant contained in this Agreement with respect to any period during which any Specified Transaction occurs, the Fixed Charge Coverage Ratio and the Adjusted Fixed Charge Coverage Ratio, if and as applicable, shall be calculated with respect to such period and such Specified Transaction on a Pro Forma Basis.

SECTION 1.4 Rounding. Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.5 References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to organizational documents, agreements (including the Credit Documents) and other Contractual Requirements shall be deemed to include all subsequent amendments, restatements, amendment and restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, amendment and restatements, extensions, supplements and other modifications are permitted by any Credit Document; and (b) references to any Requirement of Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Requirement of Law.

ARTICLE 2

AMOUNT AND TERMS OF CREDIT

SECTION 2.1 Commitments. Subject to and upon the terms and conditions herein set forth, each Lender having a Commitment severally agrees to make a loan or loans (each, a “Revolving Loan”) to the Borrowers in Dollars from time to time on any Business Day during the period from the Closing Date until the Termination Date which in the aggregate will not exceed such Lender’s Commitment at such time; provided that the Credit Extensions at any time shall not exceed the Line Cap at such time. Such Revolving Loans (i) may at the option of the Borrowers be incurred and maintained as, and/or converted into, ABR Loans or LIBOR Loans, provided that all Revolving Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Revolving

Loans of the same Type and (ii) may be repaid or prepaid and reborrowed in accordance with the provisions hereof. On the Maturity Date, all then unpaid Loans shall be repaid in full in Dollars.

SECTION 2.2 Minimum Amount of Each Borrowing; Maximum Number of Borrowings. The aggregate principal amount of each Borrowing of Revolving Loans shall be in a minimum amount of at least the Minimum Borrowing Amount for such Type of Loans and in a multiple of $1,000,000 in excess thereof. More than one Borrowing may be incurred on any date, provided that at no time shall there be outstanding more than 15 Borrowings of LIBOR Loans under this Agreement.

SECTION 2.3 Notice of Borrowing.

(a) The Borrowers shall give the Administrative Agent at the Administrative Agent’s Office (i) prior to 11:00 a.m. (New York City time) at least two Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) in the case of a Borrowing of Revolving Loans to be made on the Closing Date if such Revolving Loans are to be LIBOR Loans, (ii) prior to 11:00 a.m. (New York City time) at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) in the case of a Borrowing of Revolving Loans to be made after the Closing Date if such Revolving Loans are to be LIBOR Loans and (iii) prior to 11:00 a.m. (New York City time) written notice (or telephonic notice promptly confirmed in writing) in the case of a Borrowing of Revolving Loans made on or after the Closing Date if such Revolving Loans are to be ABR Loans. Such notice (a “Notice of Borrowing”) shall specify (i) the identity of the Borrower, (ii) the aggregate principal amount of the Revolving Loans to be made, (iii) the date of the Borrowing (which shall be a Business Day) and (iv) whether the Revolving Loans shall consist of ABR Loans and/or LIBOR Loans and, if the Revolving Loans are to include LIBOR Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall promptly give each Lender written notice (or telephonic notice promptly confirmed in writing) of the proposed Borrowing of Revolving Loans, of such Lender’s proportionate share thereof and of the other matters covered by the related Notice of Borrowing.

(b) Without in any way limiting the obligation of any Borrower to confirm in writing any notice it may give hereunder by telephone, the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an Authorized Officer of any Borrower.

SECTION 2.4 Disbursement of Funds.

(a) No later than 2:00 p.m. (New York City time) on the date specified in each Notice of Borrowing, each Lender shall make available its pro rata portion, if any, of each Borrowing requested to be made on such date in the manner provided below; provided that on the Closing Date, such funds may be made available at such earlier time as may be agreed among the Lenders, the Borrowers and the Administrative Agent for the purpose of consummating the Transactions.

(b) Each Lender shall make available all amounts it is to fund to the Borrowers under any Borrowing for its applicable Commitments, and in immediately available funds to the Administrative Agent at the Administrative Agent’s Office and the Administrative Agent will make available to the Borrowers, by depositing to an account designated by the Borrowers to the Administrative Agent the aggregate of the amounts so made available. Unless the Administrative Agent shall have been notified by any Lender prior to the date of any such Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrowers a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available such amount to the Borrowers, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor the Administrative Agent shall promptly notify the Borrowers and the Borrowers shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from such Lender or the Borrowers interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrowers to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if paid by such Lender, the Overnight Rate or (ii) if paid by the Borrowers, the then-applicable rate of interest or fees, calculated in accordance with Section 2.8, for the respective Loans.

Nothing in this Section 2.4 shall be deemed to relieve any Lender from its obligation to, fulfill its commitments hereunder or to prejudice any rights that the Borrowers may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its commitments hereunder).

SECTION 2.5 Evidence of Debt.

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to the appropriate lending office of such Lender resulting from each Loan made by such lending office of such Lender from time to time, including the amounts of principal and interest payable and paid to such lending office of such Lender from time to time under this Agreement.

(b) The Administrative Agent shall maintain the Register pursuant to Section 13.6(b), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Loan made hereunder, the Type of each Loan made, and the Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrowers and each Lender’s share thereof.

(c) The entries made in the Register and accounts and subaccounts maintained pursuant to clauses (d) and (e) of this Section 2.5 shall, to the extent permitted by applicable law,

be prima facie evidence of the existence and amounts of the obligations of the Borrowers therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrowers to repay (with applicable interest) the Loans made to the Borrowers by such Lender in accordance with the terms of this Agreement.

SECTION 2.6 Conversions and Continuations.

(a) Subject to the penultimate sentence of this clause (a), (x) the Borrowers shall have the option on any Business Day to convert all or a portion equal to at least $5,000,000 of the outstanding principal amount of Revolving Loans of one Type into a Borrowing or Borrowings of another Type and (y) the Borrowers shall have the option on any Business Day to continue the outstanding principal amount of any LIBOR Loans as LIBOR Loans for an additional Interest Period, provided that (i) no partial conversion of LIBOR Loans shall reduce the outstanding principal amount of LIBOR Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount, (ii) ABR Loans may not be converted into LIBOR Loans if a Default or Event of Default is in existence on the date of the conversion and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such conversion, (iii) LIBOR Loans may not be continued as LIBOR Loans for an additional Interest Period if a Default or Event of Default is in existence on the date of the proposed continuation and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation and (iv) Borrowings resulting from conversions pursuant to this Section 2.6 shall be limited in number as provided in Section 2.2. Each such conversion or continuation shall be effected by the Borrowers by giving the Administrative Agent at the Administrative Agent’s Office prior to 1:00 p.m. (New York City time) at least (i) three Business Days’ notice, in the case of a continuation of or conversion to LIBOR Loans (other than in the case of a notice delivered on the Closing Date pursuant to clause (d), which shall be deemed to be effective on the Closing Date) or (ii) one Business Day’s notice in the case of a conversion into ABR Loans prior written notice (or telephonic notice promptly confirmed in writing) (each, a “Notice of Conversion or Continuation”) specifying the Loans to be so converted or continued, the Type of Loans to be converted or continued into and, if such Loans are to be converted into or continued as LIBOR Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall give each applicable Lender notice as promptly as practicable of any such proposed conversion or continuation affecting any of its Loans.

(b) If any Default or Event of Default is in existence at the time of any proposed continuation of any LIBOR Loans denominated in Dollars and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation, such LIBOR Loans shall be automatically converted on the last day of the current Interest Period into ABR Loans. If upon the expiration of any Interest Period in respect of LIBOR Loans, the Borrowers have failed to elect a new Interest Period to be applicable thereto as provided in clause (a), the Borrowers shall be deemed to have elected to convert such Borrowing of LIBOR Loans into a Borrowing of ABR Loans, effective as of the expiration date of such current Interest Period.

(c) Notwithstanding anything to the contrary herein, the Borrowers may deliver a Notice of Conversion or Continuation pursuant to which the Borrowers elect to irrevocably continue the outstanding principal amount of any Revolving Loans subject to an interest rate Hedge Agreement as LIBOR Loans for each Interest Period until the expiration of the term of such applicable Hedge Agreement.

SECTION 2.7 Pro Rata Borrowings. Each Borrowing of Revolving Loans under this Agreement shall be made by the Lenders pro rata on the basis of their then-applicable Commitments. It is understood that (a) no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender severally but not jointly shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder and (b) failure by a Lender to perform any of its obligations under any of the Credit Documents shall not release any Person from performance of its obligation under any Credit Document.

SECTION 2.8 Interest.

(a) Subject to clause (c) below, the unpaid principal amount of each ABR Loan shall bear interest from the date of the Borrowing thereof until repayment thereof at a rate per annum that shall at all times be the Applicable Margin plus the ABR, in each case, in effect from time to time.

(b) Subject to clause (c) below, the unpaid principal amount of each LIBOR Loan shall bear interest from the date of the Borrowing thereof until repayment thereof at a rate per annum that shall at all times be the Applicable Margin plus the relevant LIBOR Rate.

(c) If all or a portion of (i) the principal amount of any Loan or (ii) any interest payable thereon or any other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum that is (the “Default Rate”) (x) in the case of overdue principal, the rate that would otherwise be applicable thereto plus 2% or (y) in the case of any other overdue amount, including overdue interest, to the extent permitted by applicable law, the rate described in Section 2.8(a) plus 2% from the date of such non-payment to the date on which such amount is paid in full (after as well as before judgment).

(d) Interest on each Loan shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof; provided that any Loan that is repaid on the same date on which it is made shall bear interest for one day. Except as provided below, interest shall be payable (i) in respect of each ABR Loan, quarterly in arrears on the last Business Day of each March, June, September and December (provided that the first such payment shall be on March 31, 2011), (ii) in respect of each LIBOR Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three-month intervals after the first day of such Interest Period, (iii) in respect of each Loan, (A) on any prepayment in respect of LIBOR Loans, (B) at maturity (whether by acceleration or otherwise) and (C) after such maturity, on demand.

(e) All computations of interest hereunder shall be made in accordance with Section 5.5.

(f) The Administrative Agent, upon determining the interest rate for any Borrowing of LIBOR Loans, shall promptly notify the Borrowers and the relevant Lenders thereof. Each such determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.

SECTION 2.9 Interest Periods. At the time the Borrowers give a Notice of Borrowing or Notice of Conversion or Continuation in respect of the making of, or conversion into or continuation as, a Borrowing of LIBOR Loans in accordance with Section 2.6(a), the Borrowers shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of the Borrowers be a one, two, three or six or (if available to all the Lenders making such LIBOR Loans as determined by such Lenders in good faith based on prevailing market conditions) a nine or twelve month or shorter period.

Notwithstanding anything to the contrary contained above:

(a) the initial Interest Period for any Borrowing of LIBOR Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of ABR Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(b) if any Interest Period relating to a Borrowing of LIBOR Loans begins on the last Business Day of a calendar month or begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, provided that if any Interest Period in respect of a LIBOR Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day; and

(d) the Borrowers shall not be entitled to elect any Interest Period in respect of any LIBOR Loan if such Interest Period would extend beyond the Maturity Date of such Loan.

SECTION 2.10 Increased Costs, Illegality, Etc.

(a) In the event that (x) in the case of clause (i) below, the Administrative Agent and (y) in the case of clauses (ii) and (iii) below, the Required Lenders (or, in case of clause (ii), the Issuing Bank with respect to Letters of Credit) shall have reasonably determined

(which determination shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto):

(i) on any date for determining the LIBOR Rate for any Interest Period that (x) deposits in the principal amounts and currencies of the Loans comprising such LIBOR Borrowing are not generally available in the relevant market or (y) by reason of any changes arising on or after the Closing Date affecting the interbank LIBOR market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of LIBOR Rate; or

(ii) at any time, that such Lender or Issuing Bank shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any LIBOR Loans or Letter of Credit (including the issuance or maintenance thereof or participating therein or an agreement to issue or maintain a Letter of Credit or participate therein) (other than any increase or reduction attributable to Taxes, described in paragraph (d) of this Section 2.10) because of (x) any Change in Law, such as, for example, without limitation, a change in official reserve requirements, and/or (y) other circumstances affecting the interbank LIBOR market or the position of such Lender in such market; or

(iii) at any time, that the making or continuance of any LIBOR Loan has become unlawful by compliance by such Lender in good faith with any law, governmental rule, regulation, guideline or order (or would conflict with any such governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or has become impracticable as a result of a contingency occurring after the Closing Date that materially and adversely affects the interbank LIBOR market;

then, and in any such event, the Required Lenders (or the Administrative Agent, in the case of clause (i) above or Issuing Bank in the case of clause (ii) above, as applicable) shall within a reasonable time thereafter give notice (if by telephone, confirmed in writing) to the Borrowers and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, LIBOR Loans shall no longer be available until such time as the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist (which notice the Administrative Agent agrees to give at such time when such circumstances no longer exist), and any Notice of Borrowing or Notice of Conversion given by the Borrowers with respect to LIBOR Loans that have not yet been incurred shall be deemed rescinded by the Borrowers, (y) in the case of clause (ii) above, the Borrowers shall pay to such Lenders or Issuing Bank, promptly after receipt of written demand therefor such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lenders or Issuing Bank in its reasonable discretion shall determine) as shall be required to compensate such Lenders or Issuing Bank for such increased costs or reductions in amounts receivable hereunder (it being agreed that a written notice as to the additional amounts owed to any such Lender or Issuing Bank, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrowers by such Lender or Issuing Bank shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto) and (z) in the case of clause (iii) above, the Borrowers shall take one of the actions specified in subclause (x) or (y), as applicable, of Section 2.10(b) as promptly as possible and, in any event, within the time period required by law.

(b) At any time that any LIBOR Loan is affected by the circumstances described in Section 2.10(a)(ii) or (iii), the Borrowers may (and in the case of a LIBOR Loan affected pursuant to Section 2.10(a)(iii) shall) either (x) if the affected LIBOR Loan is then being made pursuant to a Borrowing, cancel such Borrowing by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the Borrowers were notified by the Lenders pursuant to Section 2.10(a)(ii) or (iii) or (y) if the affected LIBOR Loan is then outstanding, upon at least three Business Days’ notice to the Administrative Agent, require the affected Lender to convert each such LIBOR Loan into an ABR Loan, provided that if more than one Lender is affected at any time, then all affected Lenders must be treated in the same manner pursuant to this Section 2.10(b).

(c) If, after the Closing Date, any Change in Law relating to capital adequacy of any Lender or Issuing Bank or compliance by any Lender (or Issuing Bank) or its parent with any Change in Law relating to capital adequacy occurring after the Closing Date, has or would have the effect of reducing the rate of return on such Lender’s (or Issuing Bank’s) or its parent’s or its Affiliate’s capital or assets as a consequence of such Lender’s (or Issuing Bank’s) commitments or obligations hereunder to a level below that which such Lender (or Issuing Bank) or its parent or its Affiliate could have achieved but for such Change in Law (taking into consideration such Lender’s (or Issuing Bank’s) or its parent’s policies with respect to capital adequacy), then from time to time, promptly after demand by such Lender or Issuing Bank (with a copy to the Administrative Agent), the Borrowers shall pay to such Lender or Issuing Bank such additional amount or amounts as will compensate such Lender (or Issuing Bank) or its parent for such reduction, it being understood and agreed, provided, however, that subject to the second sentence in the definition of “Change in Law”, a Lender and Issuing Bank shall not be entitled to such compensation as a result of such Lender’s or Issuing Banks’ compliance with, or pursuant to any request or directive to comply with, any law, rule or regulation as in effect on the Closing Date. Each Lender and Issuing Bank, upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the Borrowers, which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, although the failure to give any such notice shall not, subject to Section 2.13, release or diminish the Borrowers’ obligations to pay additional amounts pursuant to this Section 2.10(c) upon receipt of such notice.

(d) It is understood that this Section 2.10 shall not apply to (i) Taxes indemnifiable under Section 5.4, (ii) Taxes imposed on gross or net income, profits or revenue, including value-added or similar Taxes, (iii) Excluded Taxes or (iv) Other Taxes.

SECTION 2.11 Compensation. If (a) any payment of principal of any LIBOR Loan is made by the Borrowers to or for the account of a Lender other than on the last day of the Interest Period for such LIBOR Loan as a result of a payment or conversion pursuant to Section 2.5, 2.6, 2.10, 5.1, 5.2 or 13.7, as a result of acceleration of the maturity of the Loans pursuant to Article 11 or for any other reason, (b) any Borrowing of LIBOR Loans is not made as a result of a withdrawn Notice of Borrowing, (c) any ABR Loan is not converted into a

LIBOR Loan as a result of a withdrawn Notice of Conversion or Continuation, (d) any LIBOR Loan is not continued as a LIBOR Loan, as the case may be, as a result of a withdrawn Notice of Conversion or Continuation or (e) any prepayment of principal of any LIBOR Loan is not made as a result of a withdrawn notice of prepayment pursuant to Section 5.1 or 5.2, the Borrowers shall, after receipt of a written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amount), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that such Lender may reasonably incur as a result of such payment, failure to convert, failure to continue or failure to prepay, including any loss, cost or expense (excluding loss of anticipated profits) actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such LIBOR Loan.

SECTION 2.12 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.10(a)(ii), 2.10(a)(iii), 2.10(b) or 5.4 with respect to such Lender, it will, if requested by the Borrowers use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event, provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrowers or the right of any Lender provided in Section 2.10 or 5.4.

SECTION 2.13 Notice of Certain Costs. Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Section 2.10, 2.11 or 5.4 is given by any Lender more than 120 days after such Lender has knowledge (or should have had knowledge) of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, tax or other additional amounts described in such Sections, such Lender shall not be entitled to compensation under Section 2.10, 2.11 or 5.4, as the case may be, for any such amounts incurred or accruing prior to the 121st day prior to the giving of such notice to the Borrowers.

SECTION 2.14 Incremental Facilities.

(a) The Borrowers may by written notice to Administrative Agent elect to increase the Total Commitment (each such increase, a “Commitment Increase”, and each Person issuing, or Lender increasing, its Commitment, an “Additional Commitment Lender”) such that the Total Commitment does not exceed $1,000,000,000. Each such increase shall be in an aggregate amount of not less than $50,000,000 individually (or such lesser amount as may be approved by the Administrative Agent). Each such notice shall specify the date (each, an “Increased Amount Date”) on which the Borrowers propose that the Commitment Increase shall be effective, which shall be a date not less than ten Business Days after the date on which such notice is delivered to the Administrative Agent. The Borrowers may approach any Lender or any Person (other than a natural person, Holdings, the Lead Borrower and any Subsidiary)(it being understood if such Person is an Affiliated Lender, such Person is subject to the requirements of Section 13.6(h) as if such Commitment Increase were an assignment described therein) to provide all or a portion of the Commitment Increase; provided that any Lender offered or approached to provide all or a portion of the Commitment Increase may elect or decline, in its sole discretion, to provide a Commitment Increase. In each case, such Commitment Increase shall become effective as of the applicable Increased Amount Date; provided that (i) no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to such Commitment Increase, (ii) all representations and warranties made by any Credit Party contained herein or in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date), (iii) the Commitment Increase shall be effected pursuant to one or more Joinder Agreements executed and delivered by the Borrowers, the Additional Commitment Lenders and Administrative Agent, and each of which shall be recorded in the Register and shall be subject to the requirements set forth in Section 5.4(e), (iv) the Borrowers shall make any payments required pursuant to Section 2.11 in connection with the Commitment Increase, as applicable, and (v) the Borrowers shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by Administrative Agent in connection with any such transaction.

(b) In connection with Commitment Increases hereunder, the Lenders and the Borrowers agree that, notwithstanding anything to the contrary in this Agreement, (i) the Borrowers shall, in coordination with the Administrative Agent, (A) repay outstanding Revolving Loans of certain Lenders, and obtain Revolving Loans from certain other Lenders (including the Lenders providing the applicable Commitment Increase), or (B) take such other actions as reasonably may be required by the Administrative Agent, in each case to the extent necessary so that all of the Lenders effectively participate in each of the outstanding Revolving Loans pro rata on the basis of their Pro Rata Shares, as applicable (determined after giving effect to any increase in the Commitments pursuant to this Section 2.14), and (ii) the Borrowers shall pay to the Lenders any costs of the type referred to in Section 2.11 in connection with any repayment and/or Revolving Loans required pursuant to preceding clause (i). Without limiting the obligations of the Borrowers provided for in this Section 2.14, the Administrative Agent and the Lenders agree that they will use their commercially reasonable efforts to minimize the costs of the type referred to in Section 2.11 which the Borrowers would otherwise incur in connection with the implementation of an increase in the Commitments.

(c) [Reserved]

(d) [Reserved]

(e) Each Joinder Agreement may, without the consent of any other Lenders, effect such technical amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provision of this Section 2.14.

(f) (i) The Borrowers may at any time and from time to time request that all or a portion of the Commitments existing at the time of such request (each, an “Existing Commitment”) (and Loans related thereto (“Existing Loans”)) of any Class (an “Existing Class”) be converted to extend the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of such Loans (any such Loans which have been so converted, “Extended Loans” and any such Commitments so converted, “Extended Commitments”) and to provide for other terms consistent with this Section 2.14(f) and Section 13.1. In order to establish any Extended Loans, the Borrowers shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Class) (an “Extension Request”) setting forth the proposed terms of the Extended Loans to be established, which shall be identical to the Loans of the Existing Class from which they are to be converted except (x) the scheduled final maturity date shall be extended and (y) (A) the interest margins with respect to the Extended Loans may be higher or lower than the interest margins for the Loans of such Existing Class and/or (B) additional fees may be payable to the Lenders providing such Extended Loans in addition to or in lieu of any increased margins contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Extension Amendment; provided that each optional prepayment of Extended Loans accompanied by a corresponding permanent reduction in Extended Commitments shall be made in compliance with Section 5.1(b). No Lender shall have any obligation to agree to have any of its Loans of any Existing Class converted into Extended Loans pursuant to any Extension Request. Any Extended Loans of any Extension Series shall constitute a separate Class of Loans from the Existing Class from which they were converted.

(ii) [Reserved]

(iii) The Borrowers shall provide the applicable Extension Request at least five (5) Business Days prior to the date on which Lenders under the applicable Existing Class or Existing Classes are requested to respond. Any Lender (an “Extending Lender”) wishing to have all or a portion of its Loans of the Existing Class or Existing Classes subject to such Extension Request converted into Extended Loans shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Loans of the Existing Class or Existing Classes subject to such Extension Request that it has elected to convert into Extended Loans; provided that if any Lenders of an Existing Class fail to respond, such Lenders will be deemed to have declined to extend their Loans. In the event that the aggregate amount of Loans of the Existing Class or Existing Classes subject to Extension Elections exceeds the amount of Extended Loans requested pursuant to the Extension Request, Loans of the Existing Class or Existing Classes subject to Extension Elections shall be converted to Extended Loans on a pro rata basis based on the amount of Loans included in each such Extension Election.

(iv) Extended Loans shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which, except to the extent expressly contemplated by the penultimate sentence of this Section 2.14(f)(iv) and notwithstanding anything to the contrary set forth in Section 13.1, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Loans established thereby) executed by the Credit Parties, the Administrative Agent and the Extending Lenders. No Extension Amendment shall provide for any tranche of Extended Commitments in an aggregate principal amount that is less than $75,000,000. Notwithstanding anything to the contrary in this Section 2.14(f) and without limiting the generality or applicability of Section 13.1 to any Section 2.14 Additional Amendments

(as defined below), any Extension Amendment may provide for additional terms and/or additional amendments other than those referred to or contemplated above (any such additional amendment, a “Section 2.14 Additional Amendment”) to this Agreement and the other Credit Documents; provided that such Section 2.14 Additional Amendments are within the requirements of Section 2.14(f)(i) and do not become effective prior to the time that such Section 2.14 Additional Amendments have been consented to (including, without limitation, pursuant to consents applicable to holders of any Extended Loans provided for in any Extension Amendment) by such of the Lenders, Credit Parties and other parties (if any) as may be required in order for such Section 2.14 Additional Amendments to become effective in accordance with Section 13.1.

(v) Notwithstanding anything to the contrary contained in this Agreement, on any date on which any Existing Class is converted to extend the related scheduled maturity date(s) in accordance with clauses (i) and/or (ii) above (an “Extension Date”), in the case of the existing Loans of each Extending Lender, the aggregate principal amount of such existing Loans shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Loans so converted by such Lender on such date, and the Extended Loans shall be established as a separate Class of Loans (together with any other Extended Loans so established on such date).

SECTION 2.15 Letters of Credit.

(a) Upon the terms and subject to the conditions herein set forth, at any time and from time to time after the date hereof and prior to the Termination Date, the Lead Borrower on behalf of the Borrowers, may request an Issuing Bank to issue, and subject to the terms and conditions contained herein, such Issuing Bank shall issue, for the account of the relevant Borrower (or any Subsidiary of a Borrower so long as a Borrower is a joint and several co-applicant), one or more Letters of Credit denominated in Dollars; provided, however, that no Letter of Credit shall be issued if, after giving effect to such issuance, (i) the aggregate Letter of Credit Outstandings shall exceed the Letter of Credit Sublimit, or (ii) the aggregate Credit Extensions (including Swingline Loans) would exceed the Line Cap; provided further that no Letter of Credit shall be issued unless an Issuing Bank shall have received notice from the Administrative Agent that the conditions to such issuance have been met (such notice shall be deemed given if the Issuing Bank has not received notice that the conditions have not been met, within two (2) Business Days of the initial request to the Issuing Bank and the Administrative Agent pursuant to Section 2.15(h)); and provided further that an Issuing Bank shall not be required to issue any such Letter of Credit in its reasonable discretion if: (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any applicable law relating to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Bank in good faith deems material to it, (B) the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank applicable to letters of credit generally, or (C) any Lender is at such time a Defaulting Lender hereunder, unless the Issuing Bank has entered into satisfactory arrangements with the Borrowers or such Lender to eliminate the Issuing Bank’s risk of full reimbursement with respect to such Letter of Credit. A request of a Borrower (or a Borrower’s Subsidiary) that an Issuing Bank issue any Letter of Credit shall be deemed a representation that the applicable conditions for issuing such Letter of Credit under Article 7 are satisfied. If the conditions for borrowing under Article 7 cannot in fact be fulfilled, the Required Lenders may direct such Issuing Bank to, and such Issuing Bank thereupon shall, cease issuing Letters of Credit until such conditions can be satisfied or are waived in accordance with Section 13.1. A permanent reduction of the Commitments shall not require a corresponding pro rata reduction in the Letter of Credit Sublimit; provided, however, that if the Total Commitment is reduced to an amount less than the Letter of Credit Sublimit, then the Letter of Credit Sublimit shall be reduced to an amount equal to (or, at Lead Borrower’s option, less than) the Total Commitment; provided further, that if at any time the Letter of Credit Outstandings exceed the Letter of Credit Sublimit, the Borrowers shall, on the Business Day that the Lead Borrower receives notice from the Administrative Agent demanding the deposit of cash collateral pursuant to this clause (a), deposit in the Cash Collateral Account an amount in cash equal to such excess. Any Issuing Bank (other than Bank of America or any of its Affiliates) shall notify the Administrative Agent in writing on each Business Day of all Letters of Credit issued on the prior Business Day by such Issuing Bank.

(b) Each Standby Letter of Credit shall expire at or prior to the close of business on the earlier of the date which is (i) one (1) year after the date of the issuance of such Letter of Credit (or such other longer period of time as the Administrative Agent and the applicable Issuing Bank may agree) (or, in the case of any renewal or extension thereof, one (1) year after such renewal or extension) and (ii) unless Cash Collateralized or otherwise credit supported to the reasonable satisfaction of the Administrative Agent and the applicable Issuing Bank, five (5) Business Days prior to the Maturity Date; provided, however, that each Standby Letter of Credit may, upon the request of the Lead Borrower, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of twelve (12) months or less (but not beyond the date that is five (5) Business Days prior to the Maturity Date unless Cash Collateralized or otherwise credit supported to the reasonable satisfaction of the Administrative Agent and the applicable Issuing Bank) unless the applicable Issuing Bank notifies the beneficiary thereof at least thirty (30) days prior to the then-applicable expiration date that such Letter of Credit will not be renewed.

(c) Each Commercial Letter of Credit shall expire at or prior to the close of business on the earlier of the date which is (i) one year after the date of the issuance of such Commercial Letter of Credit (or such other period as may be acceptable to the Administrative Agent and the applicable Issuing Bank) and (ii) unless Cash Collateralized or otherwise credit supported to the reasonable satisfaction of the Administrative Agent and the applicable Issuing Bank, five (5) Business Days prior to the Maturity Date.

(d) Drafts drawn under each Letter of Credit shall be reimbursed by the Borrowers in an amount equal to such drawing not later than 12:00 noon (New York City time) on the Business Day immediately following the day that the Lead Borrower receives notice of such drawing and demand for payment by the applicable Issuing Bank, provided that (i) in the absence of written notice to the contrary from the Lead Borrower and subject to the other provisions of this Agreement, such payments shall be financed when due with an ABR Loan or Swingline Loan to the applicable Borrower in an equivalent amount and, to the extent so financed, the respective Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Loan or Swingline Loan, and (ii) in the event that the Lead Borrower has notified the Administrative Agent that it will not so finance any such payments, the applicable Borrowers will make payment directly to the applicable Issuing Bank when due. Such payments shall be due on the date specified in the demand for payment by the Issuing Bank. The Administrative Agent shall promptly remit the payments received by it from any Borrower in reimbursement of a draw under a Letter of Credit to the applicable Issuing Bank or the proceeds of an ABR Loan or Swingline Loan, as the case may be, used to finance such payment. The Issuing Banks shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Banks shall promptly notify the Administrative Agent and the Lead Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the applicable Issuing Bank has made or will make payment thereunder; provided, however, that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligations to reimburse the applicable Issuing Bank and the Lenders with respect to any such payment.

(e) If an Issuing Bank shall make any Letter of Credit Disbursement, then, unless the applicable Borrowers shall reimburse such Issuing Bank in full on the date provided in Section 2.15(d), above, the unpaid amount thereof shall bear interest at the rate per annum then applicable to ABR Loans for each day from and including the date such payment is made to, but excluding, the date that such Borrowers reimburse such Issuing Bank therefor; provided, however, that, if such Borrowers fail to reimburse such Issuing Bank when due pursuant to this Section 2.15(e), then interest shall accrue at the rate set forth in Section 2.8(c). Interest accrued pursuant to this paragraph shall be for the account of, and promptly remitted by the Administrative Agent upon receipt to, the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.15(g) to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(f) Immediately upon the issuance of any Letter of Credit by an Issuing Bank (or the amendment of a Letter of Credit increasing the amount thereof), and without any further action on the part of such Issuing Bank, such Issuing Bank shall be deemed to have sold to each Lender and each such Lender shall be deemed unconditionally and irrevocably to have purchased from such Issuing Bank, without recourse or warranty, an undivided interest and participation, to the extent of such Lender’s Pro Rata Share in such Letter of Credit, each drawing thereunder and the obligations of the Borrowers under this Agreement and the other Credit Documents with respect thereto. Upon any change in the Commitments pursuant to Section 2.14, 2.21 or 13.6 of this Agreement, it is hereby agreed that with respect to all Letter of Credit Outstandings, there shall be an automatic adjustment to the participations hereby created to reflect the new Pro Rata Shares of the assigning and assignee Lenders and the Additional Commitment Lenders, if applicable. Any action taken or omitted by an Issuing Bank under or in connection with a Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for such Issuing Bank any resulting liability to any Lender.

(g) In the event that an Issuing Bank makes any Letter of Credit Disbursement and the Borrowers shall not have reimbursed such amount in full to such Issuing Bank pursuant to this Section 2.15, such Issuing Bank shall promptly notify the Administrative Agent, which shall promptly notify each Lender of such failure, and each Lender shall promptly and unconditionally pay to the Administrative Agent for the account of such Issuing Bank the amount of such Lender’s Pro Rata Share of such unreimbursed payment, in Dollars and in same day funds. If an Issuing Bank so notifies the Administrative Agent, and the Administrative Agent so notifies the applicable Lenders prior to 11:00 a.m. (New York City time) on any Business Day, each such Lender shall make available to such Issuing Bank such Lender’s Pro Rata Share of the amount of such payment on such Business Day in same day funds (or if such notice is received by the Lenders after 11:00 a.m. (New York City time) on the day of receipt, payment shall be made on the immediately following Business Day in same day funds). If and to the extent such Lender shall not have so made its Pro Rata Share of the amount of such payment available to the applicable Issuing Bank, such Lender agrees to pay to such Issuing Bank forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent for the account of such Issuing Bank at the Federal Funds Effective Rate. Each Lender agrees to fund its Pro Rata Share of such unreimbursed payment notwithstanding a failure to satisfy any applicable lending conditions or the provisions of Article 2 or Article 7, or the occurrence of the Termination Date. The failure of any Lender to make available to the applicable Issuing Bank its Pro Rata Share of any payment under any Letter of Credit shall neither relieve any Lender of its obligation hereunder to make available to such Issuing Bank its Pro Rata Share of any payment under any Letter of Credit on the date required, as specified above, nor increase the obligation of such other Lender. Whenever any Lender has made payments to an Issuing Bank in respect of any reimbursement obligation for any Letter of Credit, such Lender shall be entitled to share ratably, based on its Pro Rata Share, in all payments and collections thereafter received on account of such reimbursement obligation. All participations in Letters of Credit by the Lenders shall be made in Dollars.

(h) Whenever the Lead Borrower desires that an Issuing Bank issue a Letter of Credit (or the amendment, renewal or extension (other than automatic renewal or extensions) of an outstanding Letter of Credit), the Lead Borrower shall give to the applicable Issuing Bank and the Administrative Agent at least two (2) Business Days’ prior written (including, without limitation, by telegraphic, telex, facsimile or cable communication) notice (or such shorter period as may be agreed upon in writing by the applicable Issuing Bank and the Lead Borrower) specifying the date on which the proposed Letter of Credit is to be issued, amended, renewed or extended (which shall be a Business Day), the Stated Amount of the Letter of Credit so requested, the expiration date of such Letter of Credit, the name and address of the beneficiary thereof, and the provisions thereof. If requested by an Issuing Bank, the Lead Borrower shall also submit documentation on such Issuing Bank’s standard form in connection with any request for the issuance, amendment, renewal or extension of a Letter of Credit; provided that, in the event of a conflict or inconsistency between the terms of such documentation and this Agreement, the terms of this Agreement shall supersede any inconsistent or contrary terms in such documentation and this Agreement shall control.

(i) Subject to the limitations set forth below, the obligations of the Borrowers to reimburse the Issuing Banks for any Letter of Credit Disbursement shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation (it being understood that any such payment by the Borrowers shall be without prejudice to, and shall not constitute a waiver of, any rights the Borrowers might have or might acquire as a result of the payment by an Issuing Bank of any draft or the reimbursement by the Borrowers thereof): (i) any lack of validity or enforceability of a Letter of Credit; (ii) the existence of any claim, setoff, defense or other right which a Borrower may have at any time against a beneficiary of any Letter of Credit or against any Issuing Bank or any of the Lenders or Agents, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction; (iii) any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged or fraudulent in any respect or any statement therein being untrue or inaccurate in any respect; (iv) payment by an Issuing Bank of any Letter of Credit against presentation of a demand, draft or certificate or other document which does not strictly comply with the terms of such Letter of Credit; (v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.15, constitute a legal or equitable discharge of, or provide a right of setoff against, any Credit Party’s obligations hereunder; or (vi) the fact that any Event of Default shall have occurred and be continuing; provided that the Borrowers shall have no obligation to reimburse the Issuing Bank to the extent that such payment was made in error due to the gross negligence or willful misconduct of the Issuing Bank (as determined by a court of competent jurisdiction in a final and non-appealable decision). No Issuing Bank, Lender or Agent shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Banks; provided that the foregoing shall not be construed to excuse the Issuing Banks from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by the Borrowers that are caused by the applicable Issuing Bank’s gross negligence or willful misconduct when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in compliance with the terms of a Letter of Credit, an Issuing Bank may, in its reasonable discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(j) If any Event of Default shall occur and be continuing, on the Business Day that the Lead Borrower receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, the applicable Credit Parties shall immediately Cash Collateralize the Letter of Credit Outstandings owing by such Credit Parties as of such date. For purposes of this Agreement, “Cash Collateralize” means to deposit in the Cash Collateral Account an amount in cash equal to 103% of the Letter of Credit Outstandings owing by such Credit Parties as of such date, plus any accrued and unpaid interest thereon. Each such deposit shall be held by the Administrative Agent for the payment and performance of the Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the Cash Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and in the sole discretion of the Administrative Agent (at the request of the Lead Borrower and at the Borrowers’ risk and expense), such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in the Cash Collateral Account shall be applied by the Administrative Agent to reimburse the Issuing Banks for payments on account of drawings under Letters of Credit for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the Letter of Credit Outstandings at such time or, if the maturity of the Loans has been accelerated, shall be applied to satisfy the other respective Obligations of the applicable Borrower. If the applicable Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned promptly to the respective Borrower but in no event later than two (2) Business Days after all such Defaults and Events of Default have been cured or waived.

(k) The Lenders (including each Lender that issued any Existing Letter of Credit) and the Borrowers agree that effective as of the Closing Date, the Existing Letters of Credit shall be deemed to have been issued and maintained under, and to be governed by the terms and conditions of, this Agreement as Letters of Credit.

SECTION 2.16 Swingline Loans.

(a) The Swingline Lender is authorized by the Lenders to, and may, in its sole discretion, make Swingline Loans at any time (subject to Section 2.16(b)) to the Borrowers up to the amount of the sum of the Swingline Loan Ceiling, plus any Permitted Overadvances, upon a notice of Borrowing from Lead Borrower received by the Administrative Agent and the Swingline Lender (which notice, at the Swingline Lender’s discretion, may be submitted prior to 2:00 p.m. (New York City time) for the Borrowers); provided that the Swingline Lender shall not be obligated to make any Swingline Loan. Swingline Loans shall be ABR Loans and shall be subject to periodic settlement with the Lenders under Section 2.17 below. Immediately upon the making of a Swingline Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swingline Lender a risk participation in such Swingline Loan in an amount equal to the product of such Lender’s Pro Rata Share, times the amount of such Swingline Loan. The Swingline Lender shall have all of the benefits and immunities (A) provided to the Agents in Article 12 with respect to any acts taken or omissions suffered by the Swingline Lender in connection with Swingline Loans made by it or proposed to be made by it as if the term “Agents” as used in Article 12 included the Swingline Lender with respect to such acts or omissions, and (B) as additionally provided herein with respect to the Swingline Lender.

(b) The Lead Borrower’s request for a Swingline Loan shall be deemed a representation that the applicable conditions for borrowing under Article 7 are satisfied. If the conditions for borrowing under Article 7 cannot in fact be fulfilled, (i) the Lead Borrower shall give immediate notice (a “Noncompliance Notice”) thereof to the Administrative Agent and the Swingline Lender, and the Administrative Agent shall promptly provide each Lender with a copy of the Noncompliance Notice, and (ii) the Required Lenders may direct the Swingline Lender to, and the Swingline Lender thereupon shall, cease making Swingline Loans (other than Permitted Overadvances) until such conditions can be satisfied or are waived in accordance with Section 13.1. Unless the Required Lenders so direct the Swingline Lender, the Swingline Lender may, but is not obligated to, continue to make Swingline Loans commencing one (1) Business Day after the Non-Compliance Notice is furnished to the Lenders. Notwithstanding the foregoing, no Swingline Loans (other than Permitted Overadvances) shall be made pursuant to this Section 2.16(b) if the aggregate outstanding amount of the Credit Extensions and Swingline Loans would exceed the Line Cap.

SECTION 2.17 Settlement Amongst Lenders.

(a) The Swingline Lender may, at any time (but, in any event shall weekly, as provided in Section 2.17(b)), on behalf of the Borrowers (which hereby authorize the Swingline Lender to act on their behalf in that regard) request the Administrative Agent to cause the Lenders to make a Revolving Loan (which shall be an ABR Loan) in an amount equal to such Lender’s Pro Rata Share of the outstanding amount of Swingline Loans made in accordance with Section 2.16, which request may be made regardless of whether the conditions set forth in Article 7 have been satisfied. Upon such request, each Lender shall make available to the Administrative Agent the proceeds of such Revolving Loan for the account of the Swingline Lender. If the Swingline Lender requires a Revolving Loan to be made by the Lenders and the request therefor is received prior to 12:00 Noon (New York City time) on a Business Day, such transfers shall be made in immediately available funds no later than 2:00 p.m. (New York City time) that day; and, if the request therefor is received after 12:00 Noon (New York City time), then no later than 2:00 p.m. (New York City time) on the next Business Day. The obligation of each such Lender to transfer such funds is irrevocable, unconditional and without recourse to, or warranty by, the Administrative Agent or the Swingline Lender. If and to the extent any Lender shall not have so made its transfer to the Administrative Agent, such Lender agrees to pay to the Administrative Agent forthwith on demand, such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent, at the Federal Funds Effective Rate.

(b) The amount of each Lender’s Pro Rata Share of outstanding Revolving Loans (including outstanding Swingline Loans) shall be computed weekly (or more frequently in the Administrative Agent’s discretion) and shall be adjusted upward or downward based on all Revolving Loans (including Swingline Loans) and repayments of Revolving Loans (including Swingline Loans) received by the Administrative Agent as of 2:00 p.m. (New York City time) on the first Business Day (such date, the “Settlement Date”) following the end of the weekly settlement period specified by the Administrative Agent.

(c) The Administrative Agent shall deliver to each of the Lenders promptly after a Settlement Date a summary statement of the amount of outstanding Revolving Loans (including Swingline Loans) for the period and the amount of repayments received for the period. As reflected on the summary statement, (i) the Administrative Agent shall transfer to each Lender its applicable Pro Rata Share of repayments, and (ii) each Lender shall transfer to the Administrative Agent, or the Administrative Agent shall transfer to each Lender, such amounts as are necessary to insure that, after giving effect to all such transfers, the amount of

Revolving Loans made by each Lender with respect to Revolving Loans to the Borrowers (including Swingline Loans), shall be equal to such Lender’s Pro Rata Share of Revolving Loans (including Swingline Loans) outstanding as of such Settlement Date. If the summary statement requires transfers to be made to the Administrative Agent by the Lenders and is received prior to 12:00 Noon (New York City time) on a Business Day, such transfers shall be made in immediately available funds no later than 2:00 p.m. (New York City time) that day; and, if received after 12:00 Noon (New York City time), then no later than 2:00 p.m. (New York City time) on the next Business Day. The obligation of each Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by the Administrative Agent. If and to the extent any Lender shall not have so made its transfer to the Administrative Agent, such Lender agrees to pay to the Administrative Agent forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent, at the Federal Funds Effective Rate.

SECTION 2.18 Overadvances.

(a) The Agents and the Lender Parties shall have no obligation to make any Loan (including, without limitation, any Swingline Loan) or to provide any Letter of Credit if an Overadvance would result.

(b) The Administrative Agent may, in its discretion, make Permitted Overadvances to the Borrowers without the consent of the Lenders and each Lender shall be bound thereby. Any Permitted Overadvances may constitute Swingline Loans. The making of a Permitted Overadvance is for the benefit of the Borrowers and shall constitute a Revolving Loan and an Obligation. The making of any such Permitted Overadvance on any one occasion shall not obligate the Administrative Agent or any Lender Party to make or permit any Permitted Overadvance on any other occasion or to permit such Permitted Overadvances to remain outstanding.

The making by the Administrative Agent of a Permitted Overadvance shall not modify or abrogate any of the provisions of Section 2.15(g) regarding the Lenders’ obligations to purchase participations with respect to Letter of Credit Disbursements.

SECTION 2.19 Reserves; Changes to Reserves.

(a) The initial Reserves as of the Closing Date are those set forth in the Borrowing Base Certificate delivered to the Administrative Agent on the Closing Date.

(b) Notwithstanding anything contained herein to the contrary, the Administrative Agent may, subject to clause (vi) in the second proviso to Section 13.1, hereafter establish additional Reserves or change any of the Reserves or modify standards of eligibility in effect on the Closing Date to the extent it deems necessary or appropriate in its Permitted Discretion; provided that such Reserves shall not be established or changed except upon not less than five (5) Business Days notice to the Borrowers (during which period the Administrative Agent shall be available to discuss any such proposed Reserve with the Borrowers); provided further that no such prior notice shall be required for (1) changes to any Reserves resulting solely by virtue of mathematical calculations of the amount of the Reserve in accordance with the methodology of calculation previously utilized, or (2) changes to Reserves or the establishment of additional Reserves if a Material Adverse Effect under clause (b) of the definition thereof has occurred or it would be reasonably likely that a Material Adverse Effect under clause (b) of the definition thereof would occur were such Reserves not changed or established prior to the expiration of such five (5) Business Day period.

SECTION 2.20 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the Commitment of such Defaulting Lender pursuant to Section 4.1;

(b) the Total Commitment and Pro Rata Share of Credit Extensions of such Defaulting Lender shall not be included in determining whether all Lenders, all affected Lenders, the Required Lenders or the Supermajority Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 13.1); provided that any waiver, amendment or modification which requires the consent of all Lenders, or which requires the consent of each affected Lender and which affects such Defaulting Lender differently than other affected Lenders, or which extends the final expiration date of such Defaulting Lender’s Commitment or increases its aggregate Commitments, shall require the consent of such Defaulting Lender;

(c) if any Swingline Loans or Letters of Credit are outstanding at the time a Lender becomes a Defaulting Lender then:

(i) all or any portion of such Swingline Loans and Letter of Credit Outstandings shall be reallocated among the non-Defaulting Lenders in accordance with their respective Pro Rata Share but only to the extent (x) the sum of all non-Defaulting Lenders’ Credit Extensions plus such Defaulting Lender’s Pro Rata Share of Swingline Loans and Letter of Credit Outstandings does not exceed the lesser of the total of all non-Defaulting Lenders’ Total Commitment and the Borrowing Base, (y) the conditions set forth in Article 7 are satisfied at such time and (z) with respect to any Lender, after giving effect to such reallocation the sum of such Lender’s Loans then outstanding plus such Lender’s Pro Rata Share of Swingline Loans and Letter of Credit Outstandings does not exceed such Lender’s Commitment;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within three (3) Business Days following notice by the Administrative Agent (x) first, prepay the Pro Rata Share of Swingline Loans of such Defaulting Lender and (y) second, cash collateralize such Defaulting Lender’s Letter of Credit Outstandings (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.15 for so long as such Letter of Credit Outstandings remain in effect;

(iii) if the Borrowers cash collateralize any portion of such Defaulting Lender’s Letter of Credit Outstandings pursuant to this Section 2.20(c), the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 4.1 with respect to such Defaulting Lender’s Letter of Credit Outstandings during the period such Defaulting Lender’s Letter of Credit Outstandings is cash collateralized;

(iv) if the Letter of Credit Outstandings of the non-Defaulting Lenders are reallocated pursuant to this Section 2.20(c), then the fees payable to the Lenders pursuant to Section 4.1 shall be adjusted in accordance with such non-Defaulting Lenders’ Pro Rata Share after giving effect to such reallocation; and

(v) if any Defaulting Lender’s Letter of Credit Outstandings are neither cash collateralized nor reallocated pursuant to this Section 2.20(c), then, without prejudice to any rights or remedies of the applicable Issuing Bank or any Lender hereunder, all letter of credit fees payable under Section 4.1 with respect to such Defaulting Lender’s Letter of Credit Outstandings shall be payable to the applicable Issuing Bank until such Letter of Credit Outstandings are cash collateralized and/or reallocated;

(d) so long as any Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Banks shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrowers in accordance with Section 2.20(c), and participating interests in any such newly issued or increased Letter of Credit or newly made Swingline Loan shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20(c)(i) (and Defaulting Lenders shall not participate therein); and

(e) in the event and on the date that each of the Administrative Agent, the Lead Borrower, the Issuing Banks and the Swingline Lender agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Credit Extensions in respect of Swingline Loans and Letter of Credit Outstandings of the other Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Pro Rata Share.

SECTION 2.21 Repayment of Loans; Termination or Reduction of Commitments.

(a) Upon the Maturity Date, the Commitments of the Lenders (other than any Extension Series) shall be terminated in full, and the Borrowers shall pay, in full and in cash, all outstanding Loans (other than any Extended Loans) and all other outstanding Obligations (other than Obligations related to any Extension Series) then owing by them to the Lender Parties. Upon the relevant maturity date for any Extension Series of Extended Commitments, such Extended Commitments of the Lenders shall be terminated in full, and the Borrowers shall pay, in full and in cash, all outstanding Extended Loans of such Extension Series and all other outstanding Obligations (other than Obligations related to an Extension Series with a later maturity) then owing by them to the Lender Parties. Upon the Termination Date that is not the

Maturity Date, the Commitments of the Lenders shall be terminated in full, and the Borrowers shall pay, in full and in cash, all outstanding Loans and all other outstanding Obligations then owing by them to the Lender Parties. The Borrowers shall repay, in full and in cash, each Swingline Loan on the earlier to occur of (i) the date ten Business Days after such Swingline Loan is made and (ii) the Termination Date.

(b) Upon at least two (2) Business Days’ prior written notice to the Administrative Agent, the Lead Borrower may, at any time, in whole permanently terminate, or from time to time in part permanently reduce, the Commitments. Each such reduction shall be in the principal amount of $5,000,000 or any integral multiple thereof. Each such reduction or termination shall (i) be applied ratably to the Commitments of each Lender and (ii) be irrevocable at the effective time of any such termination or reduction. The Borrowers shall pay to the Administrative Agent, for application as provided in clause (i) of this Section 2.21(b), (A) at the effective time of any such termination (but not any partial reduction), all earned and unpaid Unused Fees accrued on the Commitments so terminated and (B) at the effective time of any such reduction or termination, any amount by which the Credit Extensions to the Borrowers outstanding on such date exceed the amount to which the Commitments are to be reduced effective on such date.

SECTION 2.22 Cash Management.

(a) Immediately upon the occurrence of a Cash Dominion Event, the Credit Parties, upon the request of the Collateral Agent, shall deliver to the Collateral Agent a schedule of all DDAs, that to the knowledge of the Responsible Officers of the Credit Parties, are maintained by the Credit Parties, which Schedule includes, with respect to each depository, (i) the name and address of such depository, (ii) the account number(s) maintained with such depository, and (iii) a contact person at such depository.

(b) Within 90 days after the Closing Date (or such later date as may be acceptable to the Administrative Agent in its sole discretion), each Credit Party shall have entered into a blocked account agreement (each, a “Blocked Account Agreement”) in form and substance reasonably satisfactory to the Administrative Agent with any bank with which such Credit Party maintains a DDA (other than Excluded Accounts) (collectively, the “Blocked Accounts”), which as of the Closing Date are listed on Schedule 2.22(b) attached hereto.

(c) Each Blocked Account Agreement shall require, during the continuance of a Cash Dominion Trigger Period (and delivery of notice thereof from the Administrative Agent), the wire transfer on each Business Day (and whether or not there is then an outstanding balance in the Loan Account) of all available cash receipts (the “Cash Receipts”) (other than amounts not to exceed $10,000,000 in the aggregate which may be deposited into a segregated DDA which the Lead Borrower designates in writing to the Administrative Agent as being the “uncontrolled cash account” (the “Designated Account”)) to the concentration account maintained by the Administrative Agent at Bank of America (the “Concentration Account”), from:

(i) the sale of Inventory and other Collateral;

(ii) all proceeds of collections of Accounts;

(iii) all Net Proceeds on account of any Prepayment Event; and

(iv) each Blocked Account (including all cash deposited therein from each DDA (other than the Designated Account)).

(d) If, at any time during the continuance of a Cash Dominion Event, any cash or cash equivalents owned by any Credit Party (other than (i) an amount of up to $10,000,000 that is on deposit in the Designated Account, which funds shall not be funded from, or when withdrawn from the Designated Account, shall not be replenished by, funds constituting proceeds of Collateral so long as such Cash Dominion Event continues, (ii) de minimis cash or cash equivalents inadvertently misapplied by the Credit Parties and (iii) payroll, trust and tax withholding accounts funded in the ordinary course of business and required by applicable law) are deposited to any account, or held or invested in any manner, otherwise than in a Blocked Account that is subject to a Blocked Account Agreement (or a DDA which is swept daily to a Blocked Account), the applicable Credit Party shall close such account and have all funds therein and all future deposits thereto transferred to a Blocked Account which is subject to a Blocked Account Agreement.

(e) The Credit Parties may close DDAs or Blocked Accounts and/or open new DDAs or Blocked Accounts, subject to the execution and delivery to the Administrative Agent of appropriate Blocked Account Agreements consistent with the provisions of this Section 2.22 and otherwise reasonably satisfactory to the Administrative Agent. The Credit Parties shall furnish the Collateral Agent with prior written notice of their intention to open or close a Blocked Account and the Collateral Agent shall promptly notify the Lead Borrower as to whether the Collateral Agent shall require a Blocked Account Agreement with the Person with whom such account will be maintained.

(f) The Credit Parties may also maintain one or more disbursement accounts (the “Disbursement Accounts”) to be used by the Credit Parties for disbursements and payments (including payroll) in the ordinary course of business.

(g) The Concentration Account shall at all times be under the sole dominion and control of the Administrative Agent. Each Credit Party hereby acknowledges and agrees that (i) such Credit Party has no right of withdrawal from the Concentration Account, (ii) the funds on deposit in the Concentration Account shall at all times continue to be collateral security for all of the Obligations, and (iii) the funds on deposit in the Concentration Account shall be applied as provided in this Agreement. In the event that, notwithstanding the provisions of this Section 2.22, any Credit Party receives or otherwise has dominion and control of any such proceeds or collections, such proceeds and collections shall be held in trust by such Credit Party for the Administrative Agent shall not be commingled with any of such Credit Party’s other funds or deposited in any account of such Credit Party and shall promptly be deposited into the Concentration Account or dealt with in such other fashion as such Credit Party may be instructed by the Administrative Agent.

(h) Any amounts received in the Concentration Account at any time when all of the Obligations then due have been and remain fully repaid shall be remitted to the operating account of the Borrowers maintained with the Administrative Agent.

(i) The Administrative Agent shall promptly (but in any event within two (2) Business Days) furnish written notice to each Person with whom a Blocked Account is maintained of any termination of a Cash Dominion Trigger Period.

(j) The following shall apply to deposits and payments under and pursuant to this Agreement:

(i) Funds shall be deemed to have been deposited to the Concentration Account on the Business Day on which deposited, provided that such deposit is available to the Administrative Agent by 1:00 p.m. (New York City time) on that Business Day (except that, if the Obligations are being paid in full, by 2:00 p.m. (New York City time) on that Business Day);

(ii) Funds paid to the Administrative Agent, other than by deposit to the Concentration Account, shall be deemed to have been received on the Business Day when they are good and collected funds, provided that such payment is available to the Administrative Agent by 1:00 p.m. (New York City time) on that Business Day;

(iii) If a deposit to the Concentration Account or payment is not available to the Administrative Agent until after 1:00 p.m. (New York City time) on a Business Day, such deposit or payment shall be deemed to have been made at 9:00 a.m. (New York City time) on the then next Business Day; and

(iv) If any item deposited to the Concentration Account and credited to the Loan Account is dishonored or returned unpaid for any reason, whether or not such return is rightful or timely, the Administrative Agent shall have the right to reverse such credit and charge the amount of such item to the applicable Loan Account and the applicable Credit Parties shall indemnify the Secured Parties against all out-of-pocket claims and losses resulting from such dishonor or return.

SECTION 2.23 Maintenance of Loan Account; Statements of Account.

(a) The Administrative Agent shall maintain an account on its books in the name of the Borrowers (the “Loan Account”) which will reflect (i) all Loans and other advances made by the Lenders to the Borrowers or for the Borrowers’ account, (ii) all Letter of Credit Disbursements, fees and interest that have become payable as herein set forth, and (iii) any and all other monetary Obligations that have become payable.

(b) The Loan Account will be credited with all amounts received by the Administrative Agent from any Borrower or from others for the Borrowers’ account, including all amounts received in the Concentration Account from the Blocked Account Banks, and the amounts so credited shall be applied as set forth in and to the extent required by Section 5.2(b) or 11.13, as applicable. After the end of each month, the Administrative Agent shall send or otherwise provide to the Borrowers a statement accounting for the charges (including interest), loans, advances and other transactions occurring among and between the Administrative Agent, the Lender Parties and the Borrowers during that month. The monthly statements shall, absent manifest error, shall be deemed presumptively correct.

ARTICLE 3

[RESERVED]

ARTICLE 4

FEES

SECTION 4.1 Fees.

(a) The Borrowers shall pay to the Agents the fees in the amounts and on the dates as set forth in any fee letters or fee agreements with the Agents and to perform any other obligations contained therein.

(b) [Reserved]

(c) The Borrowers shall pay the Administrative Agent, for the account of the Lenders having Commitments, an aggregate fee (the “Unused Fee”) equal to (i) prior to the date that is three months after the Closing Date, 0.500% per annum and (ii) thereafter, the percentages per annum set forth in the grid below, of the average daily balance of the Unused Commitment, during the calendar quarter just ended (or relevant period with respect to the payment being made for the first calendar quarter ending after the Closing Date or on the Termination Date):

Level	Average Daily Balance of Unused Commitment	Unused Fee

I	Less than 60% of the Total Commitment	0.375%

II	Greater than or equal to 60% of the Total Commitment	0.500%

The Unused Fee shall be paid quarterly in arrears on the last Business Day of each March, June, September and December (provided that the first such payment shall be on March 31, 2011) after the execution of this Agreement and on the Termination Date. The Administrative Agent shall pay the Unused Fee to the Lenders having Commitments upon the Administrative Agent’s receipt of the Unused Fee based upon their pro rata share of an amount equal to the aggregate Unused Fee to all Lenders having Commitments.

(d) The Borrowers shall pay the Administrative Agent, for the account of the Lenders, on the first Business Day of each April, July, October and January, in arrears, a fee calculated on the basis of a 360 day year and actual days elapsed (each, a “Letter of Credit Fee”), at a rate per annum equal to the then Applicable Margin for LIBOR Loans, on the average face amount of the Letters of Credit outstanding during the three month period then ended; provided that after the occurrence and during the continuance of any Event of Default and acceleration of the Obligations, if the Letter of Credit Outstandings as of such date, plus accrued and unpaid interest thereon, have not been Cash Collateralized, effective upon written notice from the Administrative Agent, the Letter of Credit Fee shall be increased, at the option of the Administrative Agent, by an amount equal to two percent (2%) per annum.

(e) The Borrowers shall pay to the applicable Issuing Bank, in addition to all Letter of Credit Fees otherwise provided for hereunder, a fronting fee for each Letter of Credit issued by such Issuing Bank, in an amount equal to 0.125% of the Stated Amount of such Letter of Credit on the date of the issuance thereof, payable on such date, as well as the other reasonable and customary fees and charges of such Issuing Bank in connection with the issuance, negotiation, settlement, amendment and processing of each Letter of Credit issued by such Issuing Bank.

(f) Notwithstanding anything to the contrary herein contained, the Borrowers shall not be obligated to pay any Unused Fees to or for the account of any Lender to the extent and during the period such Lender is a Defaulting Lender.

(g) All fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent, for the respective accounts of the Administrative Agent and the other Agents, the Lenders and the Issuing Banks as provided herein. Once due, all fees shall be fully earned and shall not be refundable under any circumstances.

ARTICLE 5

PAYMENTS

SECTION 5.1 Voluntary Prepayments.

(a) The Borrowers shall have the right to prepay the Loans without premium or penalty, subject to clause (c) below, in whole or in part from time to time on the following terms and conditions: (a) the Borrowers shall give the Administrative Agent at the Administrative Agent’s Office written notice (or telephonic notice promptly confirmed in writing) of its intent to make such prepayment, the amount of such prepayment and (in the case of LIBOR Loans) the specific Borrowing(s) pursuant to which made, which notice shall be given by the Borrowers no later than 3:00 p.m. (New York City time) (i) in the case of LIBOR Loans, three Business Days prior to or (ii) in the case of ABR Loans, one Business Day prior to, the date of such prepayment and shall promptly be transmitted by the Administrative Agent to each of the Lenders; (b) each partial prepayment of any Borrowing of LIBOR Loans shall be in a minimum amount of $5,000,000 and in multiples of $1,000,000 in excess thereof and (ii) any ABR Loans shall be in a minimum amount of $1,000,000 and in multiples of $100,000 in excess thereof, provided that no partial prepayment of LIBOR Loans made pursuant to a single Borrowing shall reduce the outstanding LIBOR Loans made pursuant to such Borrowing to an amount less than the applicable Minimum Borrowing Amount for such LIBOR Loans; and (c) in the case of any prepayment of LIBOR Loans pursuant to this Section 5.1 on any day other than the last day of an Interest Period applicable thereto, the Borrowers shall, after receipt of a written request by any applicable Lender (which request shall set forth in reasonable detail the basis for requesting such amount), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any loss, cost or expense (excluding loss of anticipated profits) actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such LIBOR Loan.

(b) Each prepayment in respect of any Loans pursuant to this Section 5.1 shall be (a) applied to the Class or Classes as the Borrowers may specify and (b) applied within each Class in such order as the Borrowers may specify. Notwithstanding the foregoing, the Borrowers may not repay Extended Loans and permanently reduce the corresponding Extended Commitments of any Extension Series unless such prepayment is accompanied by a pro rata repayment of Loans and permanent reduction of the corresponding Commitments of the Existing Class from which such Extended Loans and Extended Commitments were converted (or such Loans and Commitments of the Existing Class have otherwise been repaid and terminated in full).

SECTION 5.2 Mandatory Prepayments.

(a) Prepayments. If, at any time, the amount of the Credit Extensions by the Lender Parties exceeds the Line Cap, the Borrowers will, immediately upon notice from the Administrative Agent, (i) prepay the Loans in an amount necessary to eliminate such excess; and (ii) if, after giving effect to the prepayment in full of all outstanding Loans such excess has not been eliminated, Cash Collateralize the Letter of Credit Outstandings.

(b) Application to Repayment Amounts. Each prepayment of Loans required by Section 5.2(a) shall be allocated pro rata among the Existing Loans and the Extended Loans and shall be applied within each Class of Loans (i) first to the ratable repayment of any Letter of Credit Disbursements and to Swingline Loans then outstanding, (ii) second to the repayment of Revolving Loans then outstanding and (iii) third to Cash Collateralization of all Letter of Credit Outstandings.

SECTION 5.3 Method and Place of Payment.

(a) Except as otherwise specifically provided herein, all payments under this Agreement shall be made by the Borrowers, without set-off, counterclaim or deduction of any kind, to the Administrative Agent for the ratable account of the Lenders and Issuing Banks entitled thereto, not later than 2:00 p.m. (New York City time), in each case, on the date when due and shall be made in immediately available funds at the Administrative Agent’s Office or at such other office as the Administrative Agent shall specify for such purpose by notice to the Borrowers, it being understood that written or facsimile notice by the Borrowers to the Administrative Agent to make a payment from the funds in a Borrower’s account at the Administrative Agent’s Office shall constitute the making of such payment to the extent of such funds held in such account. All repayments or prepayments of any Loans (whether of principal, interest or otherwise) hereunder and all other payments under each Credit Document shall be made in Dollars. The Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by the Administrative Agent prior to 2:00 p.m. (New York

City time) or, otherwise, on the next Business Day) like funds relating to the payment of principal or interest or Fees ratably to the Lender Parties entitled thereto.

(b) Any payments under this Agreement that are made later than 2:00 p.m. (New York City time) may be deemed to have been made on the next succeeding Business Day in the Administrative Agent’s sole discretion. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

SECTION 5.4 Net Payments.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i) Any and all payments by or on account of any obligation of any Credit Party hereunder or under any other Credit Document shall to the extent permitted by applicable laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable laws require any Credit Party or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such laws as reasonably determined by such withholding agent.

(ii) If any Credit Party or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States federal backup withholding and withholding Taxes, from any payment, then (A) such withholding agent shall withhold or make such deductions as are reasonably determined by such withholding agent to be required by applicable law, (B) such withholding agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the applicable Credit Party shall be increased as necessary so that after any required withholding or deductions have been made (including withholding or deductions applicable to additional sums payable under this Section) the Administrative Agent or such Lender, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deductions been made.

(b) Payment of Other Taxes by the Borrowers. Without limiting the provisions of subsection (a) above, the Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Tax Indemnifications. Without limiting the provisions of subsection (a) or (b) above, the Borrowers shall, and does hereby, indemnify the Administrative Agent and each Lender, and shall make payment in respect thereof within 15 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) payable by the Administrative Agent or such Lender, as the case may be, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of any such payment or liability (along with a written statement setting forth in reasonable detail the basis and calculation of such amounts) delivered to the Borrowers by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. If the Borrowers reasonably believe that any such Indemnified Taxes or Other Taxes were not correctly or legally asserted, the Administrative Agent and/or each affected Lender will use reasonable efforts to cooperate with the Borrowers in pursuing a refund of such Indemnified Taxes or Other Taxes so long as such efforts would not, in the sole determination of the Administrative Agent or affected Lender, result in any additional costs, expenses or risks or be otherwise disadvantageous to it.

(d) Evidence of Payments. After any payment of Taxes by any Credit Party or the Administrative Agent to a Governmental Authority as provided in this Section 5.4, the Borrowers shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrowers, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrowers or the Administrative Agent, as the case may be.

(e) Status of Lenders; Tax Documentation.

(i) Each Lender shall deliver to the Borrowers and to the Administrative Agent, at such time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation prescribed by applicable laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrowers or the Administrative Agent, as the case may be, to determine (A) whether or not any payments made hereunder or under any other Credit Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of any payments to be made to such Lender by any Credit Party pursuant to any Credit Document or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction. Any documentation and information required to be delivered by a Lender pursuant to this Section 5.4(e) (including any specific documentation set forth in subsection (ii) below) shall be delivered by such Lender (i) on or prior to the Closing Date (or on or prior to the date it becomes a party to this Agreement), (ii) on or before any date on which such documentation expires or becomes obsolete, (iii) after the occurrence of any change in the Lender’s circumstances requiring a change in the most recent documentation previously delivered by it to the Borrowers and the Administrative Agent and (iv) from time to time thereafter if reasonably requested by the Borrowers or the Administrative Agent, and each such Lender shall promptly notify in writing the Borrowers and the Administrative Agent if such Lender is no longer legally eligible to provide any documentation previously provided.

(ii) Without limiting the generality of the foregoing:

(A) any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “U.S. Lender”) shall deliver to the Borrowers and the Administrative Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable laws or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and

(B) each Non-U.S. Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to any payments hereunder or under any other Credit Document shall deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) whichever of the following is applicable:

(1) executed originals of Internal Revenue Service Form W-8BEN (or any successor form thereto) claiming eligibility for benefits of an income tax treaty to which the United States is a party;

(2) executed originals of Internal Revenue Service Form W-8ECI (or any successor form thereto);

(3) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate, substantially in the form of Exhibit N-1, N-2, N-3 or N-4 (a “Non-Bank Certificate”), to the effect that such Non-U.S. Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and that no interest payments are effectively connected income and (y) executed originals of Internal Revenue Service Form W-8BEN;

(4) where such Lender is a partnership (for U.S. federal income tax purposes) or otherwise not a beneficial owner (e.g., where such Lender has sold a participation), IRS Form W-8IMY (or any successor thereto) and all required supporting documentation (including, where one or more of the underlying beneficial owner(s) is claiming the benefits of the portfolio interest exemption, a Non-Bank Certificate of such beneficial owner(s) (provided that, if the Non-U.S. Lender is a partnership and not a participating Lender, the Non-Bank Certificate(s) may be provided by the Non-U.S. Lender on behalf of the beneficial owner(s)); or

(5) executed originals of any other form prescribed by applicable laws as a basis for claiming exemption from or a reduction in United States federal withholding tax together with such supplementary documentation as may be prescribed by applicable laws to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made.

(iii) Notwithstanding anything to the contrary in this Section 5.4, no Lender shall be required to deliver any documentation that it is not legally eligible to deliver.

(f) Treatment of Certain Refunds. Subject to the last sentence in Section 5.4(c), at no time shall the Administrative Agent or any Lender have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by any Credit Party or with respect to which any Credit Party has paid additional amounts pursuant to this Section, the Administrative Agent or such Lender (as applicable) shall pay to the Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Credit Parties under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) incurred by the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrowers, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. In such event, the Administrative Agent or such Lender, as the case may be, shall, at the Borrowers’ request, provide the Borrowers with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant taxing authority (provided that the Administrative Agent or such Lender may delete any information therein that it deems confidential). This subsection shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Credit Party or any other Person.

SECTION 5.5 Computations of Interest and Fees.

(a) Except as provided in the next succeeding sentence, interest on LIBOR Loans and ABR Loans shall be calculated on the basis of a 360-day year for the actual days elapsed. Interest on ABR Loans in respect of which the rate of interest is calculated on the basis of the Administrative Agent’s prime rate shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.

(b) Fees shall be calculated on the basis of a 360-day year for the actual days elapsed.

SECTION 5.6 Limit on Rate of Interest.

(a) No Payment Shall Exceed Lawful Rate. Notwithstanding any other term of this Agreement, the Borrowers shall not be obliged to pay any interest or other amounts under or in connection with this Agreement or otherwise in respect of the Obligations in excess of the amount or rate permitted under or consistent with any applicable law, rule or regulation.

(b) Payment at Highest Lawful Rate. If the Borrowers are not obliged to make a payment that it would otherwise be required to make, as a result of Section 5.6(a), the Borrowers shall make such payment to the maximum extent permitted by or consistent with applicable laws, rules and regulations.

(c) Adjustment if Any Payment Exceeds Lawful Rate. If any provision of this Agreement or any of the other Credit Documents would obligate the Borrowers to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate that would be prohibited by any applicable law, rule or regulation, then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law, such adjustment to be effected, to the extent necessary, by reducing the amount or rate of interest required to be paid by the Borrowers to the affected Lender under Section 2.8.

Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if any Lender shall have received from the Borrowers an amount in excess of the maximum permitted by any applicable law, rule or regulation, then the Borrowers shall be entitled, by notice in writing to the Administrative Agent to obtain reimbursement from that Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by that Lender to the Borrowers.

ARTICLE 6

CONDITIONS PRECEDENT TO INITIAL BORROWING

The obligation of the Lenders to make Revolving Advances, and the obligation of any Issuing Bank to issue any Letter of Credit, are in each case subject to the satisfaction of the following conditions precedent.

SECTION 6.1 Credit Documents. The Administrative Agent shall have received:

(a) this Agreement, executed and delivered by a duly authorized officer of each Borrower and each Lender;

(b) the Guarantee, executed and delivered by a duly authorized officer of each Guarantor;

(c) the Pledge Agreement, executed and delivered by a duly authorized officer of each pledgor party thereto;

(d) the Security Agreement, executed and delivered by a duly authorized officer of each grantor party thereto; and

(e) the ABL Intercreditor Agreement executed and delivered by a duly authorized officer of each party thereto.

SECTION 6.2 Collateral. Except for any items referred to on Schedule 9.14(e):

(a) (i) All outstanding equity interests in whatever form of each Restricted Subsidiary directly owned by or on behalf of any Credit Party and required to be pledged pursuant to the Pledge Agreement shall have been pledged pursuant thereto and (ii) the Collateral Agent shall have received, except to the extent delivered to the Term Agent pursuant to the Term Documents and ABL Intercreditor Agreement, all certificates representing securities pledged under the Pledge Agreement to the extent certificated, accompanied by instruments of transfer and undated stock powers endorsed in blank;

(b) All Uniform Commercial Code or other applicable personal property and financing statements, reasonably requested by the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by any Security Document and perfect such Liens to the extent required by, and with the priority required by, such Security Document shall have been delivered to the Collateral Agent for filing, registration or recording;

(c) The Borrowers shall deliver to the Collateral Agent a completed Perfection Certificate, executed and delivered by an Authorized Officer of the Lead Borrower, together with all attachments contemplated thereby; and

(d) The Guarantee shall be in full force and effect.

SECTION 6.3 Legal Opinions. The Administrative Agent shall have received the executed legal opinion of Simpson Thacher & Bartlett LLP, special counsel to the Borrowers, substantially in the form of Exhibit G. The Borrowers, the other Credit Parties and the Administrative Agent hereby instruct such counsel to deliver such legal opinion.

SECTION 6.4 Equity Investments. Equity Investments, which, to the extent constituting Stock other than common Stock, shall be on terms and conditions and pursuant to documentation reasonably satisfactory to the Joint Lead Arrangers and Bookrunners to the extent material to the interests of the Lenders, in an amount not less than the Minimum Equity Amount shall have been made.

SECTION 6.5 Closing Certificates. The Administrative Agent shall have received a certificate of the Credit Parties, dated the Closing Date, substantially in the form of Exhibit H, with appropriate insertions, of each Credit Party, executed by the President or any Vice President and the Secretary or any Assistant Secretary of each Credit Party, and attaching the documents referred to in Section 6.6.

SECTION 6.6 Authorization of Proceedings of Each Credit Party; Corporate Documents. The Administrative Agent shall have received (i) a copy of the resolutions, in form and substance satisfactory to the Administrative Agent, of the board of directors or other managers of each Credit Party (or a duly authorized committee thereof) authorizing (a) the execution, delivery and performance of the Credit Documents (and any agreements relating thereto) to which it is a party and (b) in the case of the Borrowers, the extensions of credit contemplated hereunder, (ii) the Certificate of Incorporation and By-Laws, Certificate of Formation and Operating Agreement or other comparable organizational documents, as applicable, of each Credit Party and (iii) signature and incumbency certificates of the Authorized Officers of each Credit Party executing the Credit Documents to which it is a party.

SECTION 6.7 Fees. The Agents and Lenders shall have received the fees in the amounts previously agreed in writing to be received on the Closing Date and all expenses (including the reasonable fees, disbursements and other charges of counsel) payable by the Credit Parties for which invoices have been presented prior to the Closing Date shall have been paid.

SECTION 6.8 Representations and Warranties. On the Closing Date, (x) the Specified Representations and (y) the representations and warranties with respect to Holdings and the Borrowers set forth in Sections 8.1(a), 8.2, 8.3(c), 8.5, 8.7, 8.17 and 8.18 of this Agreement and in Section 3.2(a) and (b) of the Security Agreement, shall be true and correct in all material respects (or if qualified by “materiality,” “material adverse effect” or similar language, in all respects (after giving effect to such qualification)).

SECTION 6.9 Solvency Certificate. On the Closing Date, the Administrative Agent shall have received a certificate from the Chief Executive Officer, President, the Chief Financial Officer, the Treasurer, the Vice President-Finance or any other senior financial officer of the Lead Borrower to the effect that after giving effect to the consummation of the Transactions, the Lead Borrower on a consolidated basis with its Subsidiaries is Solvent.

SECTION 6.10 Merger. On or before the Closing Date, the Merger shall have been consummated in accordance with the terms of the Acquisition Agreement (or the Joint Lead Arrangers and Joint Bookrunners shall be reasonably satisfied with the arrangements in place for the consummation of the Merger reasonably promptly after the initial Credit Event hereunder and shall have received confirmation from representatives of the Lead Borrower that such actions shall be taken promptly after the initial Credit Event hereunder), without giving effect to any modifications, amendments or express waivers thereto that are materially adverse to the Lenders (it being understood and agreed that any reduction in the purchase price of the Acquisition contemplated by the Acquisition Agreement shall not be deemed to be materially adverse to the Lenders so long as 75% of such reduction serves to reduce the principal amount of Senior Notes and 25% to reduce the Equity Investments) without the reasonable consent of the Joint Lead Arrangers and Bookrunners.

SECTION 6.11 Patriot Act. The Joint Lead Arrangers and Bookrunners shall have received such documentation and information as is reasonably requested in writing at least 10 days prior to the Closing Date by the Administrative Agent about the Borrowers and the Guarantors to the extent the Administrative Agent and the Borrowers in good faith mutually agree is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act.

SECTION 6.12 Pro Forma Balance Sheet. The Administrative Agent shall have received a pro forma consolidated balance sheet and related pro forma consolidated statements of income of the Lead Borrower as of and for the twelve-month period ending October 31, 2010, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or as of May 4, 2009 (in the case of such other statements of income).

SECTION 6.13 No Material Adverse Change. No Material Adverse Change shall have occurred since May 2, 2010.

SECTION 6.14 Excess Availability; Borrowing Base Certificate. (a) After giving effect to the initial Borrowings and issuance of Letters of Credit on the Closing Date, the Excess Availability on the Closing Date shall be no less than $250,000,000 and (ii) the Administrative Agent shall have received a Borrowing Base Certificate prepared as of the last day of the most recent month ended at least 15 Business Days prior to the Closing Date.

SECTION 6.15 Availability Model. The Joint Lead Arrangers shall have received from the Lead Borrower the twelve-month model (on a monthly basis) of Excess Availability for the twelve-month period after the Closing Date.

ARTICLE 7

CONDITIONS PRECEDENT TO EACH LOAN AND EACH LETTER OF CREDIT

SECTION 7.1 Conditions to Credit Extensions. The obligation of the Lenders to make each Revolving Loan and of the Issuing Banks to issue each Letter of Credit (other than any Existing Letter of Credit) is also subject to the following conditions precedent (provided that the conditions precedent described in clauses (b) and (c) below shall not apply to the initial Credit Events on the Closing Date):

(a) The Administrative Agent shall have received a notice with respect to such Borrowing or issuance, as the case may be, as required by Article 2, and in the case of the issuance of a Letter of Credit, the applicable Issuing Bank shall have received notice with respect thereto in accordance Section 2.15.

(b) All representations and warranties contained in this Agreement and the other Credit Documents or otherwise made in writing in connection herewith or therewith (including in any Borrowing Base Certificate) shall be true and correct in all material respects on and as of the date of each Borrowing or the issuance of each Letter of Credit hereunder with the same effect as if made on and as of such date, other than representations and warranties that relate solely to an earlier date and other than representations and warranties which are qualified by “materiality” or “Material Adverse Effect”, each of which shall be true and correct in all respects.

(c) On the date of each Borrowing hereunder and the issuance of each Letter of Credit and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing.

The request by the Lead Borrower for, and the acceptance by any Borrower of, each extension of credit hereunder shall be deemed to be a representation and warranty by the Credit Parties that the conditions specified in this Section 7.1 have been satisfied at that time and that, after giving effect to such extension of credit, the Borrowers shall continue to be in compliance with the Borrowing Base.

ARTICLE 8

REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

In order to induce the Lenders to enter into this Agreement and to make the Loans as provided for herein, the Borrowers and Holdings make the following representations and warranties to, and agreements with, the Lenders, all of which shall survive the execution and delivery of this Agreement and the making of the Loans (it being understood that the following representations and warranties shall be deemed made with respect to any Foreign Subsidiary only to the extent relevant under applicable law):

SECTION 8.1 Corporate Status. Holdings, each Borrower and each Material Subsidiary (a) is a duly organized and validly existing corporation or other entity in good standing under the laws of the jurisdiction of its organization and has the corporate or other organizational power and authority to own its property and assets and to transact the business in which it is engaged and (b) has duly qualified and is authorized to do business and is in good standing (if applicable) in all jurisdictions where it is required to be so qualified, except where the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

SECTION 8.2 Corporate Power and Authority. Each Credit Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Credit Documents to which it is a party. Each Credit Party has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid and binding obligation of such Credit Party enforceable in accordance with its terms (provided, that, with respect to the creation and perfection of security interests with respect to Stock and Stock Equivalents of Foreign Subsidiaries, only to the extent enforceability of such obligation with respect to which Stock and Stock Equivalents of Foreign Subsidiaries is governed by the Uniform Commercial Code), except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and subject to general principles of equity.

SECTION 8.3 No Violation. Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party nor compliance with the terms and provisions thereof nor the consummation of the Merger and the other transactions contemplated hereby or thereby will (a) contravene any applicable provision of any material law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (b) except as set forth in Schedule 8.3, result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of such Credit Party or any of the Restricted Subsidiaries (other than Liens created under the Credit Documents) pursuant to, the terms of any material indenture, loan agreement, lease agreement, mortgage, deed of trust, agreement or other material instrument to which such Credit Party or any of the Restricted Subsidiaries is a party or by which it or any of its property or assets is bound (any such term, covenant, condition or provision, a “Contractual Requirement”) other than any such breach, default or Lien that could not reasonably be expected to result in a Material Adverse Effect or (c) violate any provision of the certificate of incorporation, by-laws or other organizational documents of such Credit Party or any of the Restricted Subsidiaries.

SECTION 8.4 Litigation. Except as set forth on Schedule 8.4, there are no actions, suits or proceedings pending or, to the knowledge of Holdings or the Borrowers, threatened with respect to Holdings, any Borrower or any of the Subsidiaries that could reasonably be expected to result in a Material Adverse Effect.

SECTION 8.5 Margin Regulations. Neither the making of any Loan hereunder nor the use of the proceeds thereof will violate the provisions of Regulation T, U or X of the Board.

SECTION 8.6 Governmental Approvals. The execution, delivery and performance of the Acquisition Agreement or any Credit Document do not require any consent or approval of, registration or filing with, or other action by, any Governmental Authority, except for (i) such as have been obtained or made and are in full force and effect, (ii) filings and recordings in respect of the Liens created pursuant to the Security Documents and (iii) such licenses, approvals, authorizations or consents the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.

SECTION 8.7 Investment Company Act. None of Holdings, any Borrower or any Restricted Subsidiary is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 8.8 True and Complete Disclosure.

(a) None of the written factual information and written data (taken as a whole) heretofore or contemporaneously furnished by or on behalf of Holdings, any Borrower, any of the Subsidiaries or any of their respective authorized representatives to the Administrative Agent, any Joint Lead Arranger, and/or any Lender on or before the Closing Date (including all such information and data contained in (i) the Confidential Information Memorandum (as updated prior to the Closing Date and including all information incorporated by reference therein) and (ii) the Credit Documents) for purposes of or in connection with this Agreement or any transaction contemplated herein contained any untrue statement of any material fact or omitted to state any material fact necessary to make such information and data (taken as a whole) not misleading at such time in light of the circumstances under which such information or data was furnished, it being understood and agreed that for purposes of this Section 8.8(a), such factual information and data shall not include pro forma financial information, projections or estimates (including financial estimates, forecasts and other forward-looking information) and information of a general economic or general industry nature.

(b) The projections (including financial estimates, forecasts and other forward-looking information) contained in the information and data referred to in paragraph (a) above were based on good faith estimates and assumptions believed by such Persons to be reasonable at the time made, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

SECTION 8.9 Financial Condition; Financial Statements. (a) The unaudited historical consolidated financial information of the Lead Borrower as set forth in the Confidential Information Memorandum, and (b) the Historical Financial Statements, in each case present fairly in all material respects the consolidated financial position of the Lead Borrower at the respective dates of said information, statements and results of operations for the respective periods covered thereby. The unaudited pro forma consolidated balance sheet of the Lead Borrower and its Subsidiaries as at October 31, 2010 (including the notes thereto) (the “Pro Forma Balance Sheet”) and the unaudited pro forma consolidated statement of operations of the Lead Borrower and its Subsidiaries for the 12-month period ending on such date (together with the Pro Forma Balance Sheet, the “Pro Forma Financial Statements”), copies of which have heretofore been furnished to the Administrative Agent, have been prepared based on (x) the Historical Financial Statements and (y) the unaudited historical consolidated financial information described in clause (a) of this Section 8.9 and have been prepared in good faith, based on assumptions believed by the Lead Borrower to be reasonable as of the date of delivery thereof, and present fairly in all material respects on a Pro Forma Basis the estimated financial position of the Lead Borrower and its Subsidiaries as at October 31, 2010 and their estimated results of operations as if the Transactions had been consummated on May 4, 2009. The financial statements referred to in clause (b) of this Section 8.9 have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes to said financial statements. Since May 2, 2010, there has been no Material Adverse Effect.

SECTION 8.10 Compliance with Laws; No Default. Each Credit Party is in compliance with all Requirements of Law applicable to it or its property, except where the failure to be so in compliance, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

SECTION 8.11 Tax Matters. Except as could not reasonably be expected to have a Material Adverse Effect, (a) each of Holdings, the Borrowers and the Subsidiaries has filed all federal income tax returns and all other tax returns, domestic and foreign, required to be filed by it and has timely paid all taxes payable by it (whether or not shown on a tax return) that have become due, (b) each of Holdings, the Borrowers and the Subsidiaries have paid, or have provided adequate reserves (in the good faith judgment of management of Holdings, the Borrowers or such Subsidiary) in accordance with GAAP for the payment of, all federal, state, provincial and foreign taxes applicable for the current fiscal year to the Closing Date and (c) each of Holdings, the Borrowers and the Subsidiaries has withheld amounts from their respective employees for all periods in compliance with the tax, social, security and unemployment withholding provisions of applicable law and timely paid such withholdings to the respective Governmental Authorities.

SECTION 8.12 Compliance with ERISA.

(a) Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) each Credit Party and each of their respective ERISA Affiliates is in compliance with the applicable provisions of ERISA and the provisions of the Code relating to Pension Plans and the regulations and published interpretations thereunder; (ii) no ERISA Event has occurred or is reasonably expected to occur; and (iii) all amounts required by applicable law with respect to, or by the terms of, any retiree welfare benefit arrangement maintained by any Credit Party or any ERISA Affiliate or to which any Credit Party or any ERISA Affiliate has an obligation to contribute have been accrued in accordance with Statement of Financial Accounting Standards No. 106. Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, the present value of all accumulated benefit obligations under each Pension Plan (based on the assumptions used for purposes of Accounting Standards Codification No. 715: Compensation-Retirement Benefits) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Pension Plan allocable to such accrued benefits, and the present value of all accumulated benefit obligations of all underfunded Pension Plans did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Pension Plans.

(b) Except as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, no Foreign Plan Event has occurred or is reasonably expected to occur.

SECTION 8.13 Subsidiaries. Schedule 8.12 lists each Subsidiary of Holdings and the Lead Borrower (and the direct and indirect ownership interest of Holdings and the Lead Borrower therein), in each case existing on the Closing Date.

SECTION 8.14 Intellectual Property. Each of Holdings, the Lead Borrower and each of the Restricted Subsidiaries owns or has the right to use all Intellectual Property that is necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, except where the failure of the foregoing could not reasonably be expected to have a Material Adverse Effect.

SECTION 8.15 Environmental Laws.

(a) Except as could not reasonably be expected to have a Material Adverse Effect: (i) each of Holdings, the Borrowers and each of the Subsidiaries and their respective operations and properties are in compliance with all Environmental Laws; (ii) neither Holdings, any Borrower nor any Subsidiary is subject to any Environmental Claim or any other liability under any Environmental Law; (iii) neither Holdings, any Borrower nor any Subsidiary is conducting any investigation, removal, remedial or other corrective action pursuant to any Environmental Law at any location; and (iv) to the knowledge of the Borrowers, no underground or above ground storage tank or related piping, or any impoundment or other disposal area containing Hazardous Materials is located at, on or under any Real Estate currently owned or leased by Holdings, any Borrower or any of its Subsidiaries.

(b) Neither Holdings, any Borrower nor any of the Subsidiaries has treated, stored, transported, Released or disposed or arranged for disposal or transport for disposal or treatment of Hazardous Materials at, on, under or from any currently or, formerly owned or operated property nor, to the knowledge of Borrowers, has there been any other Release of Hazardous Materials at, on, under or from any such properties, in each case, in a manner that could reasonably be expected to have a Material Adverse Effect.

SECTION 8.16 Properties. (a) Each of Holdings, the Borrowers and the Subsidiaries have good and valid record title to or valid leasehold interests in all properties that are necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, free and clear of all Liens (other than any Liens permitted by this Agreement) and except where the failure to have such good title could not reasonably be expected to have a Material Adverse Effect and (b) no Mortgage encumbers improved Real Estate that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards within the meaning of the National Flood Insurance Act of 1968, as amended, unless flood insurance available under such Act has been obtained in accordance with Section 9.3(b).

SECTION 8.17 Solvency. On the Closing Date (after giving effect to the Transactions), immediately following the making of each Loan and after giving effect to the application of the proceeds of such Loans, the Lead Borrower on a consolidated basis with its Subsidiaries will be Solvent.

SECTION 8.18 Patriot Act. On the Closing Date, each of Holdings, the Borrowers and their Restricted Subsidiaries is in compliance in all material respects with the Patriot Act, and Holdings and the Borrowers have provided to the Administrative Agent all information related to Holdings, the Borrowers and the Restricted Subsidiaries (including but not limited to names, addresses and tax identification numbers (if applicable)) reasonably requested in writing by the Administrative Agent and mutually agreed to be required by the Patriot Act to be obtained by the Administrative Agent or any Lender.

SECTION 8.19 Borrowing Base Certificate. At the time of delivery of each Borrowing Base Certificate, each Account reflected therein as eligible for inclusion in the Borrowing Base is an Eligible Account and the Inventory reflected therein as eligible for inclusion in the Borrowing Base constitutes Eligible Inventory.

ARTICLE 9

AFFIRMATIVE COVENANTS

Each of Holdings and the Borrowers hereby covenants and agrees that until the Commitments have terminated and the Loans, together with interest, Fees and all other Obligations incurred hereunder (other than contingent indemnity obligations), are paid in full, and all Letters of Credit have expired or terminated and all Letter of Credit Outstandings have been reduced to zero (or all such Letters of Credit and Letter of Credit Outstandings have been Cash Collateralized or back-stopped in a manner reasonably satisfactory to the applicable Issuing Banks):

SECTION 9.1 Information Covenants. The Borrowers will furnish to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice):

(a) Annual Financial Statements. As soon as available and in any event within 5 days after the date on which such financial statements are required to be filed with the SEC (after giving effect to any permitted extensions) (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 90 days after the end of each such fiscal year (120 days in the case of the fiscal year ending May 1, 2011)), the consolidated balance sheets of the Lead Borrower and the Subsidiaries and, if different, the Lead Borrower and the Restricted Subsidiaries, in each case as at the end of such fiscal year, and the related consolidated statements of operations and cash flows for such fiscal year, setting forth comparative consolidated figures for the preceding fiscal years (or, in lieu of such audited financial statements of the Lead Borrower and the Restricted Subsidiaries, a detailed reconciliation, reflecting such financial information for the Lead Borrower and the Restricted Subsidiaries, on the one hand, and the Lead Borrower and the Subsidiaries, on the other hand), all in reasonable detail and prepared in accordance with GAAP, and, in each case, certified by independent certified public accountants of recognized national standing whose opinion shall not be qualified as to the scope of audit or as to the status of the Lead Borrower or any of the Material Subsidiaries (or group of Subsidiaries that together would constitute a Material Subsidiary) as a going concern.

(b) Quarterly Financial Statements. As soon as available and in any event within 5 days after the date on which such financial statements are required to be filed with the SEC (after giving effect to any permitted extensions) with respect to each of the first three quarterly accounting periods in each fiscal year of the Lead Borrower (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 45 days after the end of each such quarterly accounting period (60 days for the fiscal quarter ended January 30, 2011)), the consolidated balance sheets of the Lead Borrower and the Subsidiaries and, if different, the Lead Borrower and the Restricted Subsidiaries, in each case as at the end of such quarterly period and the related consolidated statements of operations for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and the related consolidated statement of cash flows for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and setting forth comparative consolidated figures for the related periods in the prior fiscal year or, in the case of such consolidated balance sheet, for the last day of the prior fiscal year (or, in lieu of such unaudited financial statements of the Lead Borrower and the Restricted Subsidiaries, a detailed reconciliation reflecting such financial information for the Lead Borrower and the Restricted Subsidiaries, on the one hand, and the Lead Borrower and the Subsidiaries, on the other hand), all of which shall be certified by an Authorized Officer of the Lead Borrower as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Lead Borrower and its Subsidiaries in accordance with GAAP, subject to changes resulting from normal year-end adjustments.

(c) Budgets. Within 90 days after the commencement of each fiscal year of the Lead Borrower, a consolidated budget of the Lead Borrower in reasonable detail on a quarterly basis for such fiscal year as customarily prepared by management of the Lead Borrower for its internal use consistent in scope with the financial statements provided pursuant to Section 9.1(a), setting forth the principal assumptions upon which such budget is based (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of an Authorized Officer of the Lead Borrower stating that such Projections have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such Projections, it being understood that actual results may vary from such Projections.

(d) Officer’s Certificates. At the time of the delivery of the financial statements provided for in Sections 9.1 (a) and (b), a certificate of an Authorized Officer of the Lead Borrower to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, as the case may be, which certificate shall set forth (i) a specification of any change in the identity of the Restricted Subsidiaries and Unrestricted Subsidiaries as at the end of such fiscal year or period, as the case may be, from the Restricted Subsidiaries and Unrestricted Subsidiaries, respectively, provided to the Lenders on the Closing Date or the most recent fiscal year or period, as the case may be, (ii) the amount of any Pro Forma Adjustment not previously set forth in a Pro Forma Adjustment Certificate or any change in the amount of a Pro Forma Adjustment set forth in any Pro Forma Adjustment Certificate previously provided and, in either case, in reasonable detail, the calculations and basis therefor and (iii) reasonably detailed calculations with respect to the Adjusted Fixed Charge Coverage Ratio for such period, whether or not an Adjusted Fixed Charge Testing Period is then effective. At the time of the delivery of the financial statements provided for in Section 9.1(a), the Borrowers shall deliver to the Administrative Agent a certificate of an Authorized Officer of the Lead Borrower setting forth the information required pursuant to Section 1(a) of the Perfection Certificate or confirming that there has been no change in such information since the Closing Date or the date of the most recent certificate delivered pursuant to this clause (d), as the case may be.

(e) Notices. Promptly after an Authorized Officer of any Borrower or any of the Subsidiaries obtains knowledge thereof, notice of (i) the occurrence of any event that constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action such Borrower proposes to take with respect thereto and (ii) any litigation or governmental proceeding pending against any Borrower or any of the Subsidiaries that could reasonably be expected to be determined adversely and, if so determined, to result in a Material Adverse Effect.

(f) Environmental Matters. Promptly after an Authorized Officer of any Borrower or any of the Subsidiaries obtains knowledge of any one or more of the following environmental matters, unless such environmental matters would not, individually or when aggregated with all other such matters, be reasonably expected to result in a Material Adverse Effect, notice of:

(i) any pending or threatened Environmental Claim against any Credit Party or any Real Estate;

(ii) any condition or occurrence on any Real Estate that (x) could reasonably be expected to result in noncompliance by any Credit Party with any applicable Environmental Law or (y) could reasonably be anticipated to form the basis of an Environmental Claim against any Credit Party or any Real Estate;

(iii) any condition or occurrence on any Real Estate that could reasonably be anticipated to cause such Real Estate to be subject to any restrictions on the ownership, occupancy, use or transferability of such Real Estate under any Environmental Law; and

(iv) the conduct of any investigation, or any removal, remedial or other corrective action in response to the actual or alleged presence, release or threatened release of any Hazardous Material on, at, under or from any Real Estate.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the response thereto. The term “Real Estate” shall mean land, buildings, facilities and improvements owned or leased by any Credit Party, but excluding all operating fixtures and equipment, whether or not incorporated into improvements.

(g) Other Information. Promptly upon filing thereof, copies of any filings (including on Form 10-K, 10-Q or 8-K) or registration statements with, and reports to, the SEC or any analogous Governmental Authority in any relevant jurisdiction by any Borrower or any of the Restricted Subsidiaries (other than amendments to any registration statement (to the extent such registration statement, in the form it becomes effective, is delivered to the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statements on Form S-8) and copies of all financial statements, proxy statements, notices and reports that any Borrower or any of the Subsidiaries shall send to the holders of any publicly issued debt of any Borrower and/or any of the Subsidiaries (including the Senior Notes (whether publicly issued or not)), in their capacity as such holders, lenders or agents (in each case to the extent not theretofore delivered to the Administrative Agent pursuant to this Agreement) and, with reasonable promptness, such other information (financial or otherwise) as the Administrative Agent on its own behalf or on behalf of any Lender (acting through the Administrative Agent) may reasonably request in writing from time to time.

(h) Pro Forma Adjustment Certificate. Not later than any date on which financial statements are delivered with respect to any Test Period in which a Pro Forma Adjustment is made as a result of the consummation of the acquisition of any Acquired Entity or Business by any Borrower or any Restricted Subsidiary for which there shall be a Pro Forma Adjustment, a certificate of an Authorized Officer of the Lead Borrower setting forth the amount of such Pro Forma Adjustment and, in reasonable detail, the calculations and basis therefor.

(i) Borrowing Base Certificate. A certificate in the form of Exhibit K (a “Borrowing Base Certificate”) showing the Borrowing Base, each Borrowing Base Certificate to be certified as complete and correct in all material respects on behalf of the Lead Borrower by an Authorized Officer of the Lead Borrower, as follows:

(i) On the 15th Business Day of each month, the Lead Borrower shall furnish a Borrowing Base Certificate as of the close of business on the immediately preceding calendar month;

(ii) During any Cash Dominion Trigger Period or the continuance of any Specified Default, the Lead Borrower shall furnish a Borrowing Base Certificate on Wednesday of each week (or, if Wednesday is not a Business Day, on the next succeeding Business Day), as of the close of business on the immediately preceding Saturday, and during the continuance of any Specified Default, the Lead Borrower shall furnish a Borrowing Base Certificate more frequently than weekly as may be required by the Administrative Agent;

(iii) Upon the sale or other disposition of Collateral of any Credit Party included in the Borrowing Base outside of the ordinary course of business, if the Net Proceeds are in excess of $20,000,000, the Lead Borrower shall also furnish an updated Borrowing Base Certificate promptly upon the receipt of the Net Proceeds from such Prepayment Event; and

(iv) The Borrowers may, at their option, elect to furnish the Administrative Agent with a Borrowing Base Certificate on a more frequent basis than is otherwise required pursuant to this Section 9.1(i); provided that, if the Borrowers elect to deliver a Borrowing Base Certificate on a more frequent basis than is required by the other provisions of this Section 9.1(i), then the Lead Borrower shall continue to furnish a Borrowing Base Certificate on such basis from the date of such election through the remainder of the Fiscal Year in which such election was made.

Notwithstanding the foregoing, the obligations in clauses (a) and (b) of this Section 9.1 may be satisfied with respect to financial information of the Lead Borrower and the Restricted Subsidiaries by furnishing (A) the applicable financial statements of any direct or indirect parent of the Lead Borrower or (B) the Lead Borrower’s (or any direct or indirect parent thereof), as applicable, Form 10-K or 10-Q, as applicable, filed with the SEC; provided that, with respect to each of subclauses (A) and (B) of this paragraph, to the extent such information relates to a parent of the Lead Borrower, such information is accompanied by consolidating or other information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Lead Borrower and the Restricted Subsidiaries on a standalone basis, on the other hand.

SECTION 9.2 Books, Records and Inspections.

(a) Each Borrower will, and will cause each Restricted Subsidiary to, permit officers and designated representatives of the Administrative Agent or the Required Lenders to visit and inspect any of the properties or assets of such Borrower and any such Subsidiary in whomsoever’s possession to the extent that it is within such party’s control to permit such inspection (and shall use commercially reasonable efforts to cause such inspection to be permitted to the extent that it is not within such party’s control to permit such inspection), and to examine the books and records of such Borrower and any such Subsidiary and discuss the affairs, finances and accounts of such Borrower and of any such Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or the Required Lenders may desire (and subject, in the case of any such meetings or advice from such independent accountants, to such accountants’ customary policies and procedures); provided that, excluding any such visits and inspections during the continuation of an Event of Default (a) only the Administrative Agent on behalf of the Required Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 9.2, (b) the Administrative Agent shall not exercise such rights more than two times in any calendar year and (c) only one such visit shall be at the Borrowers’ expense; provided further that when an Event of Default exists, the Administrative Agent (or any of its respective representatives or independent contractors) or any representative of the Required Lenders may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Required Lenders shall give the Borrowers the opportunity to participate in any discussions with the Borrowers’ independent public accountants.

(b) Each Credit Party will (and will cause its Restricted Subsidiaries to) from time to time upon the request of the Administrative Agent, permit the Administrative Agent or professionals (including consultants, accountants, lawyers and appraisers) retained by the

Administrative Agent, on reasonable prior notice and during normal business hours, to conduct appraisals and commercial finance examinations, including, without limitation, of (i) the Borrowers’ practices in the computation of the Borrowing Base, and (ii) the assets included in the Borrowing Base and related financial information such as, but not limited to, sales, gross margins, payables, accruals and reserves. Subject to the following, the Credit Parties shall pay the reasonable out-of-pocket fees and expenses of the Administrative Agent and such professionals with respect to such evaluations and appraisals:

(i) The Administrative Agent may conduct one (1) commercial finance examination and one (1) inventory appraisal in each calendar year for each of the Credit Parties each at the Credit Parties’ expense; provided that, the Administrative Agent may conduct (A) up to two (2) commercial finance examinations and two (2) inventory appraisals in a calendar year if Excess Availability falls below 40% of the Line Cap for ten (10) consecutive Business Days at any time in such calendar year and (B) up to three (3) commercial finance examinations and three (3) inventory appraisals in a calendar year if Excess Availability falls below 12.5% of the Line Cap for five (5) consecutive Business Days at any time in such calendar year, each at the Credit Parties’ expense. Notwithstanding anything to the contrary contained herein, after the occurrence and during the continuance of any Event of Default, the Administrative Agent may cause such additional commercial finance examinations and inventory appraisals to be taken for each of the Credit Parties as the Administrative Agent in its reasonable discretion determines are necessary or appropriate (each, at the expense of the Credit Parties).

SECTION 9.3 Maintenance of Insurance. (a) Each Borrowers will, and will cause each Material Subsidiary to, at all times maintain in full force and effect, pursuant to self-insurance arrangements or with insurance companies that such Borrower believes (in the good faith judgment of the management of such Borrower) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which such Borrowers believes (in the good faith judgment of management of such Borrower) is reasonable and prudent in light of the size and nature of its business) and against at least such risks (and with such risk retentions) as such Borrower believes (in the good faith judgment of management of such Borrower) is reasonable and prudent in light of the size and nature of its business; and will furnish to the Administrative Agent, upon written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried and (b) with respect to each Mortgaged Property, the Borrowers will obtain flood insurance in such total amount as may reasonably be required by the Collateral Agent, if at any time the area in which any improvements located on any Mortgaged Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time. All such insurance shall name the Collateral Agent as mortgagee/loss payee (in the case of property insurance) or additional insured on behalf of the Secured Parties (in the case of liability insurance) and all such insurance shall otherwise be in form and substance reasonably satisfactory to the Collateral Agent.

SECTION 9.4 Payment of Taxes. The Borrowers will pay and discharge, and will cause each of the Subsidiaries to pay and discharge, all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which material penalties attach thereto, and all lawful material claims in respect of any Taxes imposed, assessed or levied that, if unpaid, could reasonably be expected to become a material Lien upon any properties of any Borrower or any of the Restricted Subsidiaries, provided that neither any Borrower, nor any of the Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings if it has maintained adequate reserves (in the good faith judgment of management of the Borrower) with respect thereto in accordance with GAAP and the failure to pay could not reasonably be expected to result in a Material Adverse Effect.

SECTION 9.5 Preservation of Existence; Consolidated Corporate Franchises. Each Borrower will, and will cause each Material Subsidiary to, take all actions necessary (a) to preserve and keep in full force and effect its existence, corporate rights and authority and (b) to maintain its rights, privileges (including its good standing), permits, licenses and franchises necessary or desirable in the normal conduct of its business, in each case, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided, however, that the Borrowers and their Subsidiaries may consummate any transaction permitted under “Permitted Investments” and Sections 10.3, 10.4 or 10.5.

SECTION 9.6 Compliance with Statutes, Regulations, Etc. Each Borrower will, and will cause each Subsidiary to, (a) comply with all applicable laws, rules, regulations and orders applicable to it or its property, including all governmental approvals or authorizations required to conduct its business, and to maintain all such governmental approvals or authorizations in full force and effect, (b) comply with, and use commercially reasonable efforts to ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and use commercially reasonable efforts to ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws and (c) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except in each case of (a), (b) and (c) of this Section 9.6, where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 9.7 ERISA. (i) The Borrowers will furnish to the Administrative Agent promptly following receipt thereof, copies of any documents described in Sections 101(k) or 101(l) of ERISA that any Credit Party or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided, that if the Credit Parties or any of their ERISA Affiliates have not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, then, upon reasonable request of the Administrative Agent, the Credit Parties and/or their ERISA Affiliates shall promptly make a request for such documents or notices from such administrator or sponsor and the Borrowers shall provide copies of such documents and notices to the Administrative Agent promptly after receipt thereof and (ii) the Borrowers will notify the Administrative Agent promptly following the occurrence of any ERISA Event and/or Foreign Plan Event that, alone or together with any other ERISA Events and/or Foreign Plan Events that have occurred, could reasonably be expected to result in liability of any Credit Party or any of its ERISA Affiliates in an aggregate amount exceeding $10,000,000.

SECTION 9.8 Maintenance of Properties. The Borrowers will, and will cause each of the Restricted Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 9.9 Transactions with Affiliates. Each Borrower will conduct, and cause each of the Restricted Subsidiaries to conduct, all transactions with any of its Affiliates (other than the Borrowers and the Restricted Subsidiaries) on terms that are substantially as favorable to such Borrower or such Restricted Subsidiary as it would obtain in a comparable arm’s-length transaction with a Person that is not an Affiliate, provided that the foregoing restrictions shall not apply to (a) the payment of customary fees to the Sponsors for management, consulting and financial services rendered to the Lead Borrower and the Restricted Subsidiaries pursuant to the Sponsor Management Agreement and customary investment banking fees paid to the Sponsors for services rendered to the Lead Borrower and the Subsidiaries in connection with divestitures, acquisitions, financings and other transactions which payments are approved by a majority of the board of directors of the Lead Borrower in good faith, (b) transactions permitted by Section 10.5, (c) the payment of the Transaction Expenses, (d) the issuance of Stock or Stock Equivalents of Holdings to the management of the Lead Borrower (or any direct or indirect parent thereof) or any of its Subsidiaries in connection with the Transactions or pursuant to arrangements described in clause (f) of this Section 9.9, (e) loans, advances and other transactions between or among any Borrower, any Restricted Subsidiary or any joint venture (regardless of the form of legal entity) in which any Borrower or any Subsidiary has invested (and which Subsidiary or joint venture would not be an Affiliate of a Borrower but for the Borrower’s or a Subsidiary’s ownership of Stock or Stock Equivalents in such joint venture or Subsidiary) to the extent permitted under Article 10, (f) employment and severance arrangements between the Borrowers and the Restricted Subsidiaries and their respective officers, employees or consultants (including management and employee benefit plans or agreements, stock option plans and other compensatory arrangements) in the ordinary course of business, (g) payments by any Borrower (and any direct or indirect parent thereof) and the Subsidiaries pursuant to the tax sharing agreements among any Borrower (and any such parent) and the Subsidiaries; provided that in each case the amount of such payments in any fiscal year does not exceed the amount that such Borrower, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent of the amount received from Unrestricted Subsidiaries) would be required to pay in respect of foreign, federal, state and local taxes for such fiscal year were such Borrower, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent described above) to pay such taxes separately from any such direct or indirect parent company of such Borrower, (h) the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, managers, consultants, officers, employees of the Borrowers (or any direct or indirect parent thereof) and the Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of the Borrowers and the Subsidiaries, (i) transactions undertaken pursuant to membership in a purchasing consortium and (j) transactions pursuant to permitted agreements in existence on the Closing Date and set forth on Schedule 9.9 or any amendment thereto to the extent such an amendment is not adverse, taken as a whole, to the Lenders in any material respect.

SECTION 9.10 End of Fiscal Years; Fiscal Quarters. The Lead Borrower will, for financial reporting purposes, cause (a) each of its, and each of its Restricted Subsidiaries’, fiscal years to end on the Sunday closest to April 30 of each year and (b) each of its, and each of its Restricted Subsidiaries’, fiscal quarters to end on dates consistent with such fiscal year-end and the Lead Borrower’s past practice; provided, however, that the Lead Borrower may, upon written notice to the Administrative Agent change the financial reporting convention specified above to any other financial reporting convention reasonably acceptable to the Administrative Agent, in which case the Lead Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting.

SECTION 9.11 Additional Credit Parties.

(a) Subject to any applicable limitations set forth in the Security Documents, the Borrowers will cause each direct or indirect Domestic Subsidiary (other than any Excluded Subsidiary or any Other Borrower) formed or otherwise purchased or acquired after the Closing Date (including pursuant to a Permitted Acquisition), and each other Domestic Subsidiary that ceases to constitute an Excluded Subsidiary, within 45 days from the date of such formation, acquisition or cessation, as applicable (or such longer period as the Administrative Agent may agree in its reasonable discretion), and the Lead Borrower may at its option cause any Subsidiary, to execute a supplement to each of the Guarantee, the Pledge Agreement and the Security Agreement in order to become a Guarantor under the Guarantee and a grantor under such Security Documents or, to the extent reasonably requested by the Collateral Agent, enter into a new Security Document substantially consistent with the analogous existing Security Documents and otherwise in form and substance reasonably satisfactory to such Collateral Agent and take all other action reasonably requested by the Collateral Agent to grant a perfected security interest in its assets to substantially the same extent as created by the Credit Parties on the Closing Date.

(b) Subject to any applicable limitations set forth in the Security Documents, upon the request of the Lead Borrower from time to time, any direct or indirect Domestic Subsidiary (other than any Excluded Subsidiary (except any Subsidiary that is an Excluded Subsidiary solely by virtue of clause (a) of the definition of “Excluded Subsidiary”)) formed or otherwise purchased or acquired after the Closing Date (including pursuant to a Permitted Acquisition), or that ceases to constitute an Excluded Subsidiary after the Closing Date and that owns assets eligible to be included in the Borrowing Base may be added as an Other Borrower hereunder, effective upon the execution and delivery to the Administrative Agent of (i) by such Domestic Subsidiary of (A) a Credit Party Joinder Agreement and amendments or joinders to any outstanding promissory notes issued under Section 13.6(d) and (B) any other Security Documents and other documents that such Domestic Subsidiary would be required to deliver pursuant to clause (a) above if it were becoming a Guarantor (with such modifications thereto as are reasonably necessary to accommodate such Domestic Subsidiary becoming a Borrower and not a Guarantor) and (ii) by the Guarantors of their reaffirmation of each Guarantee.

SECTION 9.12 Pledge of Additional Stock and Evidence of Indebtedness.

(a) Subject to any applicable limitations set forth in the Security Documents and other than (x) when in the reasonable determination of the Administrative Agent and the Lead Borrower (as agreed in writing), the cost or other consequences of doing so would be excessive in view of the benefits to be obtained by the Lenders therefrom, (y) to the extent doing so would result in adverse tax consequences as reasonably determined by the Lead Borrower or (z) to the extent delivered and pledged to the Term Agent pursuant to the Term Documents and the ABL Intercreditor Agreement, the Borrowers will cause (i) all certificates representing Stock and Stock Equivalents of any Subsidiary (other than (x) any Excluded Stock and Stock Equivalents and (y) any Stock and Stock Equivalents issued by any Subsidiary for so long as such Subsidiary does not (on a consolidated basis with its Restricted Subsidiaries) constitute a Material Subsidiary) held directly by any Borrower or any Guarantor, (ii) all evidences of Indebtedness in excess of $10,000,000 received by any Borrower or any of the Guarantors in connection with any disposition of assets pursuant to Section 10.4(b) and (iii) any promissory notes executed after the Closing Date evidencing Indebtedness in excess of $10,000,000 of any Borrower or any Subsidiary that is owing to any Borrower or any Guarantor, in each case, to be delivered to the Collateral Agent as security for the Obligations under the Pledge Agreement.

SECTION 9.13 Use of Proceeds. The Borrowers will use the proceeds of the loans under the Term Facility, the Senior Notes Offering and a portion of the proceeds of the Loans to effect the Transactions. All proceeds of the Loans will be used for the working capital and general corporate purposes (including, without limitation, to effect the Transactions and Permitted Acquisitions) of the Borrowers and their respective Subsidiaries.

SECTION 9.14 Further Assurances.

(a) Each Borrower will, and will cause each other Credit Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents) that may be required under any applicable law, or that the Collateral Agent or the Required Lenders may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the applicable Security Documents, all at the expense of the Borrowers and the Restricted Subsidiaries.

(b) Subject to any applicable limitations set forth in the Security Documents and other than (x) when in the reasonable determination of the Administrative Agent and the Lead Borrower (as agreed in writing), the cost or other consequences of doing so would be excessive in view of the benefits to be obtained by the Lenders therefrom or (y) to the extent doing so would result in adverse tax consequences as reasonably determined by the Lead Borrower, if any assets (including any real estate or improvements thereto or any interest therein but excluding Stock and Stock Equivalents of any Subsidiary) with a book value or fair market value in excess of $10,000,000 are acquired by any Borrower or any other Credit Party after the Closing Date (other than assets constituting Collateral under a Security Document that become subject to the Lien of the applicable Security Document upon acquisition thereof) that are of a nature secured by a Security Document or that constitute real property, the Borrowers will notify the Collateral Agent, and, if requested by the Collateral Agent, the Borrowers will cause such assets to be subjected to a Lien securing the applicable Obligations and will take, and cause the other applicable Credit Parties to take, such actions as shall be necessary or reasonably requested by the Collateral Agent, as soon as commercially reasonable but in no event later than 90 days, unless extended by the Administrative Agent in its sole discretion, to grant and perfect such Liens consistent with the applicable requirements of the Security Documents, including actions described in clause (a) of this Section 9.14.

(c) Any Mortgage delivered to the Collateral Agent in accordance with the preceding clause (b) shall, if requested by the Collateral Agent, be received as soon as commercially reasonable but in no event later than 90 days, unless extended by the Administrative Agent in its sole discretion and accompanied by (x) a policy or policies (or an unconditional binding commitment therefor to be replaced by a final title policy) of title insurance issued by a nationally recognized title insurance company, in such amounts as reasonably acceptable to the Collateral Agent not to exceed the fair market value of the applicable Mortgaged Property, insuring the Lien of each Mortgage as a valid Lien (second in priority pursuant to the ABL Intercreditor Agreement) on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 10.2 or as otherwise permitted by the Collateral Agent and otherwise in form and substance reasonably acceptable to the Collateral Agent, together with such endorsements, coinsurance and reinsurance as the Collateral Agent may reasonably request but only to the extent such endorsements are (i) available in the relevant jurisdiction (provided in no event shall the Collateral Agent request a creditors’ rights endorsement) and (ii) available at commercially reasonable rates, and (y) an opinion of local counsel to the applicable Credit Party in form and substance reasonably acceptable to the Collateral Agent and (z) a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination, and if such Mortgaged Property is located in a special flood hazard area, (i) a notice about special flood hazard area status and flood disaster assistance duly executed by the applicable Credit Parties and (ii) certificates of insurance evidencing the insurance required by Section 9.3 in form and substance satisfactory to the Collateral Agent.

(d) The Collateral Agent shall have received, within 90 days after the Closing Date (unless waived or extended by Administrative Agent in its sole discretion), to the extent such items have not been delivered as of the Closing Date, the following:

(i) a Mortgage encumbering each Mortgaged Property in favor of the Collateral Agent, for the benefit of the Secured Parties, duly executed and acknowledged by each Credit Party that is the owner of or holder of any interest in such Mortgaged Property, and otherwise in form for recording in the recording office of each applicable political subdivision where each such Mortgaged Property is situated, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof to create a lien under applicable Requirements of Law, and such financing statements and any other instruments necessary to grant a mortgage lien under the laws of any applicable jurisdiction, all of which shall be in form and substance reasonably satisfactory to Collateral Agent;

(ii) with respect to each Mortgage, a policy of title insurance (or an unconditional binding commitment therefor to be replaced by a final title policy) insuring the Lien of such Mortgage as a valid mortgage Lien (second in priority pursuant to the ABL Intercreditor Agreement) on the Mortgaged Property and fixtures described therein, free of any other Liens except as permitted by Section 10.2 or as otherwise permitted by the Collateral Agent, in amounts reasonably acceptable to the Collateral Agent not to exceed the fair market value of the applicable Mortgaged Property, which policy (or such commitment) (each, a “Title Policy”) shall (A) be issued by a nationally recognized title insurance company, (B) together with such endorsements, coinsurance and reinsurance as the Collateral Agent may reasonably request, but only to the extent such endorsements are (1) available in the relevant jurisdiction (provided in no event shall the Collateral Agent request a creditors’ rights endorsement) and (2) available at commercially reasonable rates, and (C) contain no exceptions to title other than Liens permitted by Section 10.2 or as otherwise permitted by the Collateral Agent;

(iii) with respect to each Mortgaged Property, such affidavits (including a so-called “gap” indemnification) as are customarily required to induce the title company to issue the Title Policy/ies and endorsements contemplated above;

(iv) evidence reasonably acceptable to the Collateral Agent of payment by Borrower of all Title Policy premiums, search and examination charges, escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages and issuance of the Title Policies referred to above;

(v) a completed Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property and if such Mortgaged Property is located in a special flood hazard area, (i) a notice about special flood hazard area status and flood disaster assistance duly executed by the applicable Credit Party and (ii) certificates of insurance evidencing the insurance required by Section 9.3 in form and substance satisfactory to the Collateral Agent; and

(vi) an opinion of counsel to the Borrowers or applicable Credit Parties with respect to the Mortgages, which shall include opinions as to (i) the enforceability of the Mortgages, (ii) the power and authority of Borrower or the applicable Credit Parties to execute the Mortgages, (iii) the due execution and delivery of the Mortgages and shall otherwise be in form and substance reasonably acceptable to the Collateral Agent.

(e) The Borrowers agrees that they will, or will cause their relevant Subsidiaries to, complete each of the actions described on Schedule 9.14(e) as soon as commercially reasonable and by no later than the date set forth in Schedule 9.14(e) with respect to such action or such later date as the Administrative Agent may reasonably agree.

SECTION 9.15 Maintenance of Ratings. The Borrowers will use commercially reasonable efforts to obtain and maintain a corporate family and/or corporate credit rating, as applicable, and ratings in respect of the Credit Facilities, in each case, from each of S&P and Moody’s.

SECTION 9.16 Lines of Business. The Borrowers and the Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by the Borrowers and the Subsidiaries, taken as a whole, on the Closing Date and other business activities incidental or reasonably related to any of the foregoing.

ARTICLE 10

NEGATIVE COVENANTS

Each of Holdings and the Borrowers hereby covenants and agrees that on the Closing Date (immediately after consummation of the Merger) and thereafter, until the Commitments have terminated and the Loans, together with interest, Fees and all other Obligations incurred hereunder (other than contingent indemnity obligations), are paid in full, and all Letters of Credit have expired or terminated and all Letter of Credit Outstandings have been reduced to zero (or all such Letters of Credit and Letter of Credit Outstandings have been Cash Collateralized or back-stopped in a manner reasonably satisfactory to the applicable Issuing Banks):

SECTION 10.1 Limitation on Indebtedness. The Borrowers will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the Borrowers will not issue any shares of Disqualified Equity Interests and will not permit any Restricted Subsidiary to issue any shares of Disqualified Equity Interests or preferred stock; provided that the Borrowers may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Equity Interests, and any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Equity Interests and issue shares of preferred stock, if, after giving effect thereto, the Fixed Charge Coverage Ratio of the Lead Borrower and the Restricted Subsidiaries would be at least 2.00 to 1.00; provided further that the amount of Indebtedness (other than Acquired Indebtedness), Disqualified Equity Interests and preferred stock that may be incurred pursuant to the foregoing together with any amounts incurred under Section 10.1(n)(x) by Restricted Subsidiaries that are not Credit Parties shall not exceed $200,000,000 at any one time outstanding.

The foregoing limitations will not apply to:

(a) (x) Indebtedness incurred pursuant to the Term Facility by the Lead Borrower or any Restricted Subsidiary; provided that immediately after giving effect to any such incurrence, the then-outstanding aggregate principal amount of all Indebtedness incurred under this clause (x), plus the aggregate principal amount of all Indebtedness incurred under clause (cc) below, does not exceed $2,700,000,000 plus the Maximum Incremental Facilities Amount (as defined in the Term Facility) and (y) Indebtedness incurred pursuant to this Agreement;

(b) Indebtedness represented by the Senior Notes (including any guarantee thereof) and exchange notes issued in respect of such notes and any guarantee thereof in an aggregate amount not to exceed $1,300,000,000;

(c) Indebtedness outstanding on the Closing Date listed on Schedule 10.1 and the Existing Notes (provided substantially all or all of the Existing Notes are purchased by a Credit Party, repurchased, redeemed or defeased within 90 days after the Closing Date);

(d) Indebtedness (including Capitalized Lease Obligations), Disqualified Equity Interests and preferred stock incurred by any Borrower or any Restricted Subsidiary, to finance the purchase, lease, construction, installation or improvement of property (real or personal) or equipment that is used or useful in a Similar Business, whether through the direct purchase of assets or the Stock of any Person owning such assets and Indebtedness arising from the conversion of the obligations of any Borrower or any Restricted Subsidiary under or pursuant to the “synthetic lease” transactions to on-balance sheet Indebtedness of such Borrower or such Restricted Subsidiary, in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness, Disqualified Equity Interests and preferred stock then outstanding and incurred pursuant to this clause (d) and all Refinancing Indebtedness incurred to Refinance any other Indebtedness, Disqualified Equity Interests and preferred stock incurred pursuant to this clause (d), does not exceed the greater of (x) $175,000,000 and (y) 2.25% of Consolidated Total Assets at the time of incurrence;

(e) Indebtedness incurred by any Borrower or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, performance or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims, performance or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance; provided that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(f) Indebtedness arising from agreements of a Borrower or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earnout or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided that such Indebtedness is not reflected on the balance sheet of the Lead Borrower or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (f));

(g) Indebtedness of a Borrower to a Restricted Subsidiary; provided that any such Indebtedness owing to a Restricted Subsidiary that is not a Credit Party is subordinated in right of payment to the Obligations; provided further that any subsequent issuance or transfer of any Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to a Borrower or another Restricted Subsidiary) shall be deemed, in each case to be an incurrence of such Indebtedness not permitted by this clause;

(h) Indebtedness of a Restricted Subsidiary owing to a Borrower or another Restricted Subsidiary; provided that if a Credit Party incurs such Indebtedness owing to a Restricted Subsidiary that is not a Credit Party, such Indebtedness is subordinated in right of payment to the Obligations of such Credit Party; provided further that any subsequent transfer of any such Indebtedness (except to a Credit Party or another Restricted Subsidiary) shall be deemed, in each case to be an incurrence of such Indebtedness not permitted by this clause;

(i) shares of preferred stock of a Restricted Subsidiary issued to a Borrower or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of preferred stock (except to a Borrower or another Restricted Subsidiary) shall be deemed in each case to be an issuance of such shares of preferred stock not permitted by this clause;

(j) Indebtedness in respect of Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting interest rate risk with respect to any Indebtedness permitted to be incurred pursuant to this Agreement, exchange rate risk or commodity pricing risk;

(k) obligations in respect of self-insurance, performance, bid, appeal and surety bonds and completion guarantees and similar obligations provided by any Borrower or any Restricted Subsidiary or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case, in the ordinary course of business;

(l) (a) Indebtedness, Disqualified Equity Interests and preferred stock of any Borrower or any Restricted Subsidiary in an aggregate principal amount or liquidation preference of up to 100% of the net cash proceeds received by the Borrowers since immediately after the Closing Date from the issue or sale of Equity Interests of the Lead Borrower or cash contributed to the capital of the Lead Borrower (in each case, other than Excluded Contributions under and as defined in the Term Facility or proceeds of Disqualified Equity Interests or sales of Equity Interests to a Borrower or any of its Subsidiaries) as determined in accordance with Sections 10.5(a)(iii)(2) and 10.5(a)(iii)(3) of the Term Facility to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments under and as defined in the Term Facility or to make other Investments, payments or exchanges pursuant to Section 10.5(b) or to make Permitted Investments (other than Permitted Investments specified in clauses (a) and (c) of the definition thereof) and (b) Indebtedness, Disqualified Equity Interests or preferred stock of a Borrower or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Equity Interests and preferred stock then outstanding and incurred pursuant to this clause (l)(b), does not at any one time outstanding exceed $225,000,000 (it being understood that any Indebtedness, Disqualified Equity Interests or preferred stock incurred pursuant to this clause (l)(b) shall cease to be deemed incurred or outstanding for purposes of this clause (l)(b) but shall be deemed incurred for the purposes of the first paragraph of this Section 10.1 from and after the first date on which the Borrowers or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Equity Interests or preferred stock under the first paragraph of this Section 10.1 without reliance on this clause (l)(b));

(m) the incurrence by any Borrower or any Restricted Subsidiary of Indebtedness, Disqualified Equity Interests or preferred stock which serves to Refinance any Indebtedness, Disqualified Equity Interests or preferred stock incurred as permitted under the first paragraph of this Section 10.1 and clauses (b) and (c) above, clause (l)(a), this clause (m) and clause (n) below or any Indebtedness, Disqualified Equity Interests or preferred stock issued to so Refinance such Indebtedness, Disqualified Equity Interests or preferred stock including additional Indebtedness, Disqualified Equity Interests or preferred stock incurred to pay premiums (including reasonable tender premiums), defeasance costs and fees in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided, that such Refinancing Indebtedness (1) has a weighted average life to maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining weighted average life to maturity of the Indebtedness, Disqualified Equity Interests or preferred stock being Refinanced, (2) to the extent such Refinancing Indebtedness refinances (i) Indebtedness that is unsecured or secured by a Lien ranking junior to the Liens securing the Obligations, such Refinancing Indebtedness is unsecured or secured by a Lien ranking junior to the Liens securing the Obligations or (ii) Disqualified Equity Interests or preferred stock, such Refinancing Indebtedness must be Disqualified Equity Interests or preferred stock, respectively, and (3) shall not include (x) Indebtedness, Disqualified Equity Interests or preferred stock of a Subsidiary of a Borrower that is not a Credit Party that Refinances Indebtedness, Disqualified Equity Interests or preferred stock of a Borrower, (y) Indebtedness, Disqualified Equity Interests or preferred stock of a Subsidiary of a Borrower that is not a Credit Party that Refinances Indebtedness, Disqualified Equity Interests or preferred stock of a Guarantor, or (z) Indebtedness, Disqualified Equity Interests or preferred stock of a Borrower or a Restricted Subsidiary that Refinances Indebtedness, Disqualified Equity Interests or preferred stock of an Unrestricted Subsidiary;

(n) Indebtedness, Disqualified Equity Interests or preferred stock of (x) a Borrower or a Restricted Subsidiary incurred or issued to finance an acquisition; provided that the amount of Indebtedness (other than Acquired Indebtedness), Disqualified Equity Interests and preferred stock that may be incurred pursuant to the foregoing, together with any amounts incurred under the first paragraph of Section 10.1 by Restricted Subsidiaries that are not Credit Parties shall not exceed $200,000,000 at any one time outstanding, or

(y) Persons that are acquired by any Borrower or any Restricted Subsidiary or merged into or consolidated with a Borrower or a Restricted Subsidiary in accordance with the terms hereof; provided that after giving effect to such acquisition or merger, either: (1) the Borrowers would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of Section 10.1 or (2) the Fixed Charge Coverage Ratio of the Lead Borrower and the Restricted Subsidiaries is greater than immediately prior to such acquisition, merger or consolidation;

(o) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its incurrence;

(p) Indebtedness of any Borrower or any Restricted Subsidiary supported by a Letter of Credit, in a principal amount not in excess of the Stated Amount of such Letter of Credit;

(q) (1) any guarantee by any Borrower or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as, in the case of a guarantee by a Restricted Subsidiary that is not a Credit Party, such Indebtedness could have been incurred directly by the Restricted Subsidiary providing such guarantee, or (2) any guarantee by a Restricted Subsidiary of Indebtedness of any Borrower;

(r) Indebtedness of Foreign Subsidiaries of the Lead Borrower in an amount not to exceed, in the aggregate, at any one time outstanding 5.0% of the Consolidated Total Assets of the Foreign Subsidiaries at the time of incurrence;

(s) [Reserved]

(t) Indebtedness of any Borrower or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take or pay obligations contained in supply arrangements in each case, incurred in the ordinary course of business;

(u) Indebtedness of any Borrower or any of its Restricted Subsidiaries undertaken in connection with cash management and related activities with respect to any Subsidiary or joint venture in the ordinary course of business;

(v) Indebtedness consisting of Indebtedness issued by any Borrower or any of its Restricted Subsidiaries to future current or former officers, directors and employees thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of any Borrower or any direct or indirect parent company of any Borrower to the extent described in clause (4) of Section 10.5(b);

(w) guarantees furnished by any Borrower or any of its Restricted Subsidiaries in the ordinary course of business of Indebtedness of another Person in an aggregate amount not to exceed $50,000,000 at any time outstanding;

(x) Indebtedness incurred in connection with any Sale Leaseback; provided that the aggregate Indebtedness incurred pursuant to this clause shall not exceed $50,000,000 at any time outstanding;

(y) Indebtedness in respect of (i) Permitted Additional Debt to the extent that the Net Cash Proceeds therefrom are, immediately after the receipt thereof, applied to the prepayment of Term Loans in accordance with Section 5.2 of the Term Facility and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above, provided that, except to the extent otherwise permitted hereunder, (w) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension, (x) the direct and contingent obligors with respect to such Indebtedness are not changed, (y) if the Indebtedness being refinanced, or any guarantee thereof, constituted Subordinated Indebtedness, then such replacement or refinancing Indebtedness, or such guarantee, respectively, shall be subordinated to the Obligations to substantially the same extent and (z) such Indebtedness otherwise complies with the definition of “Permitted Additional Debt”;

(z) [Reserved]

(aa) Indebtedness in respect of (i) Permitted Other Indebtedness to the extent that the Net Cash Proceeds therefrom are applied to the prepayment of Term Loans in the manner set forth in Section 5.2(a)(i) of the Term Facility; and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above; provided that except to the extent otherwise permitted hereunder, (x) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension (except for any original issue discount thereon and the amount of fees, expenses and premium in connection with such refinancing) and (y) such Indebtedness otherwise complies with the definition of “Permitted Other Indebtedness”;

(bb) Indebtedness in respect of (i) Permitted Other Indebtedness; provided that either (a) the aggregate principal amount of all such Permitted Other Indebtedness issued or incurred pursuant to this clause (i)(a) shall not exceed the Maximum Incremental Facilities Amount (as defined in the Term Facility) or (b) if such Permitted Other Indebtedness is unsecured or secured by a Lien ranking junior to the Lien securing the Obligations, the Net Cash Proceeds thereof shall be applied no later than ten (10) Business Days after the receipt thereof to repurchase, repay, redeem or otherwise defease Senior Notes and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above; provided that except to the extent otherwise permitted hereunder, (x) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension (except for any original issue discount thereon and the amount of fees, expenses and premium in connection with such refinancing), (y) such Indebtedness otherwise complies with the definition of “Permitted Other Indebtedness,” and (z) in the case of a refinancing of Permitted Other Indebtedness incurred pursuant to clause (i)(b) above with other Permitted Other Indebtedness

(“Refinancing Permitted Other Indebtedness”), such Refinancing Permitted Other Indebtedness, if secured, may only be secured by a Lien ranking junior to the Lien securing the Obligations; and

(cc) (i) Indebtedness in respect of Permitted Debt Exchange Notes incurred pursuant to a Permitted Debt Exchange in accordance with Section 2.15 of the Term Facility (and which does not generate any additional proceeds) and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above; provided that except to the extent otherwise permitted hereunder, (x) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension (except for any original issue discount thereon and the amount of fees, expenses and premium in connection with such refinancing), (y) such Indebtedness otherwise complies with the definition of “Permitted Other Indebtedness” and (z) the aggregate principal amount of all Indebtedness incurred under this clause (cc), plus the aggregate principal amount of all Indebtedness incurred under clause (a) above, does not at any time exceed $2,700,000,000 plus the Maximum Incremental Facilities Amount.

For purposes of determining compliance with this Section 10.1: (i) in the event that an item of Indebtedness, Disqualified Equity Interests or preferred stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Equity Interests or preferred stock described in clauses (a) through (cc) above or is entitled to be incurred pursuant to the first paragraph of this Section 10.1, the Borrowers, in their sole discretion, will classify or reclassify such item of Indebtedness, Disqualified Equity Interests or preferred stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Equity Interests or preferred stock in one of the above clauses or paragraphs; provided that all Indebtedness outstanding under the Term Facility on the Closing Date after giving effect to the Transactions will be treated as incurred on the Closing Date under Section 10.1(a)(x); and (ii) at the time of incurrence, the Borrowers will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in this Section 10.1. Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Equity Interests or preferred stock will not be deemed to be an incurrence of Indebtedness, Disqualified Equity Interests or preferred stock for purposes of this covenant. For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the principal amount of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing. The principal amount of any Indebtedness incurred to Refinance other Indebtedness, if incurred in a different currency from the Indebtedness being Refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

SECTION 10.2 Limitation on Liens.

(a) The Borrowers will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any property or assets of any kind (real or personal, tangible or intangible) of any Borrower or any Restricted Subsidiary, whether now owned or hereafter acquired (each, a “Subject Lien”) that secures obligations under any Indebtedness on any asset or property of any Borrower or any Restricted Subsidiary, except:

(i) in the case of Subject Liens on any Collateral, if such Subject Lien is a Permitted Lien; and

(ii) in the case of any other asset or property, any Subject Lien if (A) the Obligations are equally and ratably secured with (or on a senior basis to, in the case such Subject Lien secures any Junior Debt) the obligations secured by such Subject Lien or (B) such Subject Lien is a Permitted Lien.

(b) Any Lien created for the benefit of the Secured Parties pursuant to Section 10.2(a)(ii)(A) shall provide by its terms that such Lien shall be automatically and unconditionally be released and discharged upon the release and discharge of the Subject Lien that gave rise to the obligation to so secure the Obligations.

SECTION 10.3 Limitation on Fundamental Changes. Each Borrower will not, and will not permit any of the Restricted Subsidiaries to, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all its business units, assets or other properties, except:

(a) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, any Subsidiary of a Borrower or any other Person may be merged, amalgamated or consolidated with or into a Borrower, provided that (A) such Borrower shall be the continuing or surviving corporation or (B) if the Person formed by or surviving any such merger, amalgamation or consolidation is not such Borrower (such other Person, the “Successor Borrower”), (1) the Successor Borrower shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof, (2) the Successor Borrower shall expressly assume all the obligations of such Borrower under this Agreement and the other Credit Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (3) each Guarantor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Guarantee confirmed that its guarantee thereunder shall apply to any Successor Borrower’s obligations under this Agreement, (4) each Subsidiary grantor and each Subsidiary pledgor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Security Agreement or the

Pledge Agreement, as applicable, affirmed that its obligations thereunder shall apply to its Guarantee as reaffirmed pursuant to clause (3), (5) each mortgagor of a Mortgaged Property, unless it is the other party to such merger or consolidation, shall have affirmed that its obligations under the applicable Mortgage shall apply to its Guarantee as reaffirmed pursuant to clause (3) and (6) the Successor Borrower shall have delivered to the Administrative Agent (x) an officer’s certificate stating that such merger or consolidation and such supplements preserve the enforceability of the Guarantee and the perfection and priority of the Liens under the applicable Security Documents and (y) if requested by the Administrative Agent, an opinion of counsel to the effect that such merger or consolidation does not violate this Agreement or any other Credit Document and that the provisions set forth in the preceding clauses (3) through (5) preserve the enforceability of the Guarantee and the perfection of the Liens created under the applicable Security Documents (it being understood that if the foregoing are satisfied, the Successor Borrower will succeed to, and be substituted for, such Borrower under this Agreement);

(b) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, any Subsidiary of a Borrower or any other Person (in each case, other than the Lead Borrower) may be merged, amalgamated or consolidated with or into any one or more Subsidiaries of the Lead Borrower, provided that (i) in the case of any merger, amalgamation or consolidation involving one or more Restricted Subsidiaries, (A) a Restricted Subsidiary shall be the continuing or surviving Person or (B) the Lead Borrower shall take all steps necessary to cause the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Restricted Subsidiary) to become a Restricted Subsidiary, (ii) in the case of any merger, amalgamation or consolidation involving one or more Guarantors or Borrowers, a Guarantor or Borrower, as the case may be, shall be the continuing or surviving Person or the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Guarantor) shall execute a supplement to the Guarantee Agreement and the relevant Security Documents in form and substance reasonably satisfactory to the Administrative Agent in order to become a Guarantor and pledgor, mortgagor and grantor, as applicable, thereunder for the benefit of the Secured Parties, (iii) no Default or Event of Default has occurred and is continuing or would result from the consummation of such merger, amalgamation or consolidation and (iv) the Lead Borrower shall have delivered to the Administrative Agent an officers’ certificate stating that such merger, amalgamation or consolidation and any such supplements to any Security Document preserve the enforceability of the Guarantees and the perfection and priority of the Liens under the applicable Security Documents;

(c) the Merger may be consummated;

(d) any Restricted Subsidiary that is not a Credit Party may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to any Borrower or any other Restricted Subsidiary;

(e) any Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to any Credit Party, provided that the consideration for any such disposition by any Person other than a Guarantor shall not exceed the fair value of such assets;

(f) any Restricted Subsidiary may liquidate or dissolve if (i) the Lead Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Lead Borrower and is not materially disadvantageous to the Lenders and (ii) to the extent such Restricted Subsidiary is a Credit Party, any assets or business of such Restricted Subsidiary not otherwise disposed of or transferred in accordance with Section 10.4 or 10.5 or, in the case of any such business, discontinued, shall be transferred to, or otherwise owned or conducted by, a Credit Party after giving effect to such liquidation or dissolution;

(g) to the extent that no Default or Event of Default would result from the consummation of such disposition or investment, the Borrowers and the Restricted Subsidiaries may consummate a merger, dissolution, liquidation, consolidation, investment or disposition, the purpose of which is to effect a disposition permitted pursuant to Section 10.4 or an investment permitted pursuant to Section 10.5 or an investment that constitutes a “Permitted Investment”; and

(h) the Borrowers and the Restricted Subsidiaries may consummate a Disposition constituting the sale of manufacturing facilities and related assets, in connection with establishing outsourcing arrangements providing substantially similar functionality.

SECTION 10.4 Limitation on Sale of Assets. The Borrowers will not, and will not permit any of the Restricted Subsidiaries to, (i) convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including receivables, Stock and Stock Equivalents of any other Person) and leasehold interests), whether now owned or hereafter acquired or (ii) sell to any Person (other than a Borrower or a Guarantor) any shares owned by it of any Restricted Subsidiary’s Stock and Stock Equivalents, except that:

(a) the Borrowers and the Restricted Subsidiaries may sell, transfer or otherwise dispose of (i) inventory, used or surplus equipment, vehicles and other assets in the ordinary course of business, and (ii) Cash Equivalents and Investment Grade Securities;

(b) the Borrowers and the Restricted Subsidiaries may sell, transfer or otherwise dispose of assets (each of the foregoing, a “Disposition”) for fair value, provided that (i) to the extent required, the Net Cash Proceeds thereof to the Borrowers and the Restricted Subsidiaries are promptly applied to prepayment of Term Loans in accordance with Section 5.2 of the Term Facility, (ii) after giving effect to any such sale, transfer or disposition, no Default or Event of Default shall have occurred and be continuing and (iii) with respect to any Disposition pursuant to this clause (b) for a purchase price in excess of $10,000,000, the Person making such Disposition shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents; provided that for the purposes of this subclause (iii) the following shall be deemed to be cash: (A) any liabilities (as shown on such Borrower’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of such Borrower or such Restricted Subsidiary, other than liabilities that are by their terms (1) subordinated to the payment in cash of the Obligations or (2) not secured by the assets that are the subject of such Disposition, that are assumed by the transferee with respect to the applicable Disposition and for which such Borrower and all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities received by the Person making such Disposition from the purchaser that are converted by such Person into cash (to the extent of the cash received) within 180 days following the closing of the applicable Disposition, (C) any Designated Non-Cash Consideration received by the Person making such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this Section 10.4(b) that is at that time outstanding, not in excess of the greater of $150,000,000 and 2.0% of Consolidated Total Assets and with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value;

(c) (i) the Borrowers and the Restricted Subsidiaries may make Dispositions to any Borrower or any other Credit Party and (ii) any Restricted Subsidiary that is not a Credit Party may make Dispositions to any Borrower or any other Subsidiary, provided that with respect to any such Dispositions, such sale, transfer or disposition shall be for fair value;

(d) any Borrower and any Restricted Subsidiary may effect any transaction permitted by Section 10.3 or 10.5;

(e) the Borrowers and the Restricted Subsidiaries may lease, sublease, license or sublicense real, personal or Intellectual Property in the ordinary course of business;

(f) the Borrowers and the Restricted Subsidiaries may make Dispositions of property (including like-kind exchanges) to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are applied to the purchase price of such replacement property, in each case under Section 1031 of the Code or otherwise;

(g) the Borrowers and the Restricted Subsidiaries may make Dispositions of property pursuant to Permitted Sale Leaseback transactions;

(h) the Borrowers and the Restricted Subsidiaries may make Dispositions of Investments in joint ventures (regardless of the form of legal entity) to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(i) [Reserved];

(j) [Reserved];

(k) the Borrowers and the Restricted Subsidiaries may make Dispositions listed on Schedule 10.4 (“Scheduled Dispositions”);

(l) transfers of property subject to a Casualty Event upon receipt of the Net Cash Proceeds of such Casualty Event;

(m) the Borrowers and the Restricted Subsidiaries may make Dispositions of accounts receivable or other obligations owing to any Borrower or any Restricted Subsidiary in connection with the collection, compromise or realization thereof;

(n) the Borrowers and the Restricted Subsidiaries may effect the unwinding of any Hedge Agreement;

(o) [Reserved];

(p) the Borrowers and the Restricted Subsidiaries may make Dispositions of any Foreign Subsidiary to any other Foreign Subsidiary;

(q) the Borrowers and the Restricted Subsidiaries may allow the lapse or abandonment of Intellectual Property in the ordinary course of business; and

(r) the Borrowers and the Restricted Subsidiaries may make Dispositions of any assets between or among the Borrowers and/or their Restricted Subsidiaries as a substantially concurrent interim Disposition in connection with a Disposition otherwise permitted pursuant to clauses (a) through (q) above.

SECTION 10.5 Limitation on Restricted Payments.

(a) The Lead Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

(1) declare or pay any dividend or make any payment or distribution on account of the Borrower’s or any Restricted Subsidiary’s Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation, other than:

(A) dividends or distributions by a Borrower payable in Equity Interests (other than Disqualified Equity Interests) of such Borrower or in options, warrants or other rights to purchase such Equity Interests, or

(B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Subsidiary other than a wholly-owned Subsidiary, a Borrower or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(2) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Lead Borrower or Holdings or any other direct or indirect parent company of the Lead Borrower, including in connection with any merger or consolidation (together with the payments and distributions described in the foregoing clause (1), “dividends”);

(3) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, sinking fund payment or maturity, Term Facility Debt or any Junior Debt of any Borrower or any Restricted Subsidiary, other than (A) Indebtedness permitted under clauses (g) and (h) of Section 10.1, (B) the purchase, repurchase or other acquisition of Term Facility Debt or Junior Debt purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition or (C) mandatory prepayments as required under the Term Facility; or

(4) make any Restricted Investment

(all such payments and other actions set forth in clauses (1) through (4) above (other than any exception thereto) being collectively referred to as “Restricted Payments”), except that this Section 10.5 shall not prohibit (i) any transaction described in clause (1) or (2) above when the Adjusted Payment Conditions with respect thereto are satisfied, (ii) any transaction described in clause (3) above when the Adjusted Prepayment Conditions with respect thereto are satisfied or (iii) any transaction described in clause (4) above when the Adjusted Investment Conditions with respect thereto are satisfied.

(b) The foregoing provisions of Section 10.5(a) will not prohibit:

(1) the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration thereof or the giving of such irrevocable notice, as applicable, if at the date of declaration or the giving of such notice such payment would have complied with this Section 10.5 (other than this clause (1));

(2) (a) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”), Term Facility Debt or Junior Debt of the Lead Borrower, or any Equity Interests of Holdings or any other direct or indirect parent company of the Lead Borrower, in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests of the Lead Borrower or any direct or indirect parent company of the Lead Borrower to the extent contributed to the Lead Borrower (in each case, other than any Disqualified Equity Interests) (“Refunding Capital Stock”) and (b) the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of Holdings or any other direct or indirect parent company of the Lead Borrower) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that was declarable and payable on such Retired Capital Stock immediately prior to such retirement;

(3) the prepayment, redemption, defeasance, repurchase or other acquisition or retirement for value of Term Facility Debt or Junior Debt of the Lead Borrower or a Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Lead Borrower, or a Guarantor, as the case may be, which is incurred in compliance with Section 10.1 so long as: (A) the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on the Term Facility Debt or Junior Debt being so redeemed, defeased, repurchased, exchanged, acquired or retired for value, plus the amount of any reasonable premium (including reasonable tender premiums), defeasance costs and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness, (B) such new Indebtedness is subordinated to the Obligations, or the applicable Guarantee at least to the same extent as such Term Facility Debt or Junior Debt so purchased, exchanged, redeemed, repurchased, acquired or retired for value, (C) such new Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Term Facility Debt or Junior Debt being so redeemed, defeased, repurchased, exchanged, acquired or retired, (D) if such Term Facility Debt or Junior Debt so purchased, exchanged, redeemed, repurchased, acquired or retired for value is (i) unsecured then such new Indebtedness shall be unsecured; (provided that Senior Notes may be refinanced with the Net Cash Proceeds of Permitted Other Indebtedness that is unsecured or secured by a Lien ranking junior to the Liens securing the Obligations to the extent permitted by Section 10.1(bb)(i)(b)) or (ii) Permitted Other Indebtedness incurred pursuant to Section 10.1(bb)(i)(b) and is secured by a Lien ranking junior to the Liens securing the Obligations then such new Indebtedness shall be unsecured or secured by a Lien ranking junior to the Liens securing the Obligations and (E) such new Indebtedness has a weighted average life to maturity equal to or greater than the remaining weighted average life to maturity of the Term Facility Debt or Junior Debt being so redeemed, defeased, repurchased, exchanged, acquired or retired;

(4) a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests (other than Disqualified Equity Interests) of the Lead Borrower or Holdings or any other direct or indirect parent company of the Lead Borrower held by any future, present or former employee, director or consultant of the Lead Borrower, any of its Subsidiaries, Holdings or any other direct or indirect parent company of the Lead Borrower pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, or any stock subscription or shareholder agreement (including, for the avoidance of doubt, any principal and interest payable on any notes issued by the Lead Borrower or any direct or indirect parent company of the Lead Borrower in connection with such repurchase, retirement or other acquisition), including any Equity Interests rolled over by management of the Lead Borrower or any direct or indirect parent company of the Lead Borrower in connection with the Transactions; provided that the aggregate Restricted Payments made under this clause (4) do not exceed in any calendar year $40,000,000 (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $60,000,000 in any calendar year); provided further that such amount in any calendar year may be increased by an amount not to exceed: (A) the cash proceeds from the sale of Equity Interests (other than Disqualified Equity Interests) of the Lead Borrower and, to the extent contributed to the Lead Borrower, the cash proceeds from the sale of Equity Interests of Holdings or any other direct or indirect parent company of the Lead Borrower, in each case to any future, present or former employees, directors or consultants of the Lead Borrower, any of its Subsidiaries, Holdings or any other direct or indirect parent company of the Lead Borrower that occurs after the Closing Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (iii) of Section 10.5(a) of the Term Facility, plus (B) the cash proceeds of key man life insurance policies received by the Lead Borrower and the Restricted Subsidiaries after the Closing Date, less (C) the amount of any Restricted Payments previously made pursuant to clauses (A) and (B) of this clause (4); and provided further that cancellation of Indebtedness owing to any Borrower or any Restricted Subsidiary from any future, present or former employees, directors or consultants of the Lead Borrower, Holdings, any other direct or indirect parent company of the Lead Borrower or any Restricted Subsidiary in connection with a repurchase of Equity Interests of the Lead Borrower, Holdings or any other direct or indirect parent company of the Lead Borrower will not be deemed to constitute a Restricted Payment for purposes of this Section 10.5 or any other provision of this Agreement;

(5) the declaration and payment of dividends to holders of any class or series of Disqualified Equity Interests of any Borrower or any Restricted Subsidiary or any class or series of preferred stock of any Restricted Subsidiary, in each case, issued in accordance with Section 10.1 to the extent such dividends are included in the definition of Adjusted Fixed Charges, in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (5) and other Restricted Payments of such type described in clauses (1) and (2) of Section 10.5(a) made under clause (11)(iii) or (13)(v) of this Section 10.5(b), not to exceed $25,000,000;

(6) [Reserved]

(7) Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (7) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities, not to exceed $100,000,000 at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(8) payments made or expected to be made by any Borrower or any Restricted Subsidiary in respect of withholding or similar taxes payable upon exercise of Equity Interests by any future, present or former employee, director or consultant and repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(9) the declaration and payment of dividends on the Lead Borrower’s common stock (or the payment of dividends to Holdings or any other direct or indirect parent company of the Lead Borrower to fund a payment of dividends on such company’s common stock), following the consummation of the first public offering of the Lead Borrower’s common stock or the common stock of Holdings or any other direct or indirect parent company of the Lead Borrower after the Closing Date, of up to 6.0% per annum of the net cash proceeds received by or contributed to the Lead Borrower in or from any such public offering, other than public offerings with respect to the Lead Borrower’s common stock registered on Form S-8;

(10) [Reserved]

(11) (i) other Investments in an aggregate amount, taken together with the aggregate amount of all other Investments made under clause (c), (h) or (m) of the definition of “Permitted Investments” or clause (13)(iii) of this Section 10.5(b), not to exceed $75,000,000, (ii) other Restricted Payments of the type described in clause (3) of Section 10.5(a) in an aggregate amount, taken together with the aggregate amount of such type of Restricted Payments made under clause (13)(iv) or (19) of this Section 10.5(b), not to exceed $25,000,000 and (iii) other Restricted Payments of the type described in clauses (1) and (2) of Section 10.5(a) in an aggregate amount, taken together with the aggregate amount of such type of Restricted Payments made under clause (5) or (13)(v) of this Section 10.5(b), not to exceed $25,000,000.

(12) [Reserved];

(13) any Restricted Payment (i) made in connection with the consummation of the Transactions and the fees and expenses related thereto, (ii) used to fund amounts owed to Affiliates (including dividends to any direct or indirect parent company of the Lead Borrower to permit payment by such parent of such amount), in each case to the extent permitted by Section 9.9 (other than Sections 9.9(b) and 9.9(e)), (iii) used to fund amounts owed to Affiliates (including dividends to any direct or indirect parent company of the Lead Borrower to permit payment by such parent of such amount), in each case to the extent permitted by Section 9.9(e), to the extent constituting an Investment, in an aggregate amount, taken together with the aggregate amount of all other Investments made under clause (c), (h) or (m) of the definition of “Permitted Investments” or clause (11)(i) of this Section 10.5(b), not to exceed $75,000,000, (iv) used to fund amounts owed to Affiliates (including dividends to any direct or indirect parent company of the Lead Borrower to permit payment by such parent of such amount), in each case to the extent permitted by Section 9.9(e), to the extent constituting Restricted Payments of the type described in clause (3) of Section 10.5(a), in an aggregate amount, taken together with the aggregate amount of such type of Restricted Payments made under clause (11)(ii) or (19) of this Section 10.5(b), not to exceed $25,000,000 or (v) used to fund amounts owed to Affiliates (including dividends to any direct or indirect parent company of the Lead Borrower to permit payment by such parent of such amount), in each case to the extent permitted by Section 9.9(e), to the extent constituting Restricted Payments of the type described in clauses (1) and (2) of Section 10.5(a), in an aggregate amount, taken together with the aggregate amount of such type of Restricted Payments made under clause (5) or (11)(iii) of this Section 10.5(b), not to exceed $25,000,000;

(14) [reserved];

(15) the declaration and payment of dividends by the Lead Borrower to, or the making of loans to, Holdings or any other direct or indirect parent company of the Lead Borrower in amounts required for such parent company to pay: (A) franchise and excise taxes and other fees, taxes and expenses required to maintain its corporate existence, (B) foreign, federal, state and local income and similar taxes, to the extent such income taxes are attributable to the income, revenue, receipts, capital or margin of the Lead Borrower and the Restricted Subsidiaries and, to the extent of the amount actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries; provided that in each case the amount of such payments in any fiscal year does not exceed the amount that the Lead Borrower and its Restricted Subsidiaries would be required to pay in respect of foreign, federal, state and local taxes for such fiscal year were the Lead Borrower, its Restricted and its Unrestricted Subsidiaries (to the extent described above) to pay such taxes separately from any such direct or indirect parent company of the Lead Borrower, (C) customary salary, bonus and other benefits payable to officers, employees and directors of Holdings or any other direct or indirect parent company of the Lead Borrower to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Lead Borrower and the Restricted Subsidiaries, including the Lead Borrower’s proportionate share of such amount relating to such parent company being a public company, (D) general corporate operating (including, without limitation, expenses related to auditing or other accounting matters) and overhead costs and expenses of Holdings or any other direct or indirect parent company of the Lead Borrower to the extent such costs and expenses are attributable to the ownership or operation of the Lead Borrower and the Restricted Subsidiaries, including the Lead Borrower’s proportionate share of such amount relating to such parent company being a public company, (E) amounts required for any direct or indirect parent company of the Lead Borrower to pay fees and expenses incurred by any direct or indirect parent company of the Lead Borrower related to (i) the maintenance by such parent entity of its corporate or other entity existence and

(ii) any unsuccessful equity or debt offering of such parent company of the Lead Borrower, (F) taxes with respect to income of any direct or indirect parent company of the Lead Borrower derived from funding made available to the Lead Borrower and its Restricted Subsidiaries by such direct or indirect parent company, and (G) cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Lead Borrower or any such direct or indirect parent company of the Lead Borrower;

(16) the repurchase, redemption or other acquisition for value of Equity Interests of the Lead Borrower deemed to occur in connection with paying cash in lieu of fractional shares of such Equity Interests in connection with a share dividend, distribution, share split, reverse share split, merger, consolidation, amalgamation or other business combination of the Lead Borrower, in each case, permitted under this Agreement;

(17) the distribution, by dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Lead Borrower or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equivalents);

(18) Restricted Payments made in connection with the repurchase, redemption, defeasance or other acquisition of the Existing Notes, in each case, made within 90 days after the Closing Date; and

(19) the prepayment, redemption, defeasance, repurchase or other acquisition or retirement for value of Term Facility Debt, Senior Notes or any Permitted Other Indebtedness incurred pursuant to Section 10.1(bb)(i)(b) of any Borrower or any Restricted Subsidiary in an aggregate amount pursuant to this clause (19) not to exceed, taken together with the aggregate amount of such type of Restricted Payments made under clause (11)(ii) or (13)(iv) of this Section 10.5(b), $25,000,000;

provided that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (11), (17) and (19), no Default shall have occurred and be continuing or would occur as a consequence thereof.

The Borrowers will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Borrowers and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investment.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to Section 10.5(a) or under clauses (7), (10) or (11) of Section 10.5(b), or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in this Agreement.

SECTION 10.6 Limitations on Amendments. The Borrowers will not waive, amend, modify, terminate or release any Term Facility Debt or Junior Debt to the extent that any such waiver, amendment, modification, termination or release would be adverse to the Lenders in any material respect.

SECTION 10.7 Holding Company. Holdings shall not conduct, transact or otherwise engage in any business or operations other than (i) the ownership and/or acquisition of the Stock of the Lead Borrower, (ii) the maintenance of its legal existence, including the ability to incur fees, costs and expenses relating to such maintenance, (iii) participating in tax, accounting and other administrative matters as a member of the consolidated group of Holdings and the Lead Borrower, (iv) the performance of its obligations under and in connection with the Credit Documents, any documentation governing Permitted Other Indebtedness or Refinancing Permitted Other Indebtedness, the Acquisition Agreement, the other agreements contemplated by the Acquisition Agreement and the other agreements contemplated hereby and thereby, (v) any public offering of its common stock or any other issuance or registration of its Stock for sale or resale not prohibited by Article 10, including the costs, fees and expenses related thereto, (vi) the making of any dividend or the holding of any cash received in connection with dividends made by the Lead Borrower in accordance with Section 10.5 pending application thereof, (vii) incurring fees, costs and expenses relating to overhead and general operating including professional fees for legal, tax and accounting issues and paying taxes, (vii) providing indemnification to officers and directors and as otherwise permitted hereunder, (viii) activities incidental to the consummation of the Transactions, (ix) financing activities, including the issuance of securities, incurrence of debt, payment of dividends, making contributions to the capital of its Subsidiaries and guaranteeing the obligations of its Subsidiaries and (x) activities incidental to the businesses or activities described in clauses (i) to (ix) of this Section 10.7.

SECTION 10.8 Restrictive Agreements. Neither Holdings nor the Borrowers will, nor will they permit any Restricted Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of Holdings, any Borrower or any other Credit Party to create, incur or permit to exist any Lien upon any of its property or assets to secure the Obligations or (b) the ability of any Restricted Subsidiary that is not a Credit Party to pay dividends or other distributions with respect to its Stock or to make or repay loans or advances to any Restricted Subsidiary; provided that the foregoing clauses (a) and (b) shall not apply to any such restrictions that (i) (x) exist on the date hereof and (y) any renewal or extension of a restriction permitted by clause (i)(x) or any agreement evidencing such restriction so long as such renewal or extension does not expand the scope of such restrictions, (ii) (x) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such restrictions were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary and (y) any renewal or extension of a restriction permitted by clause (ii)(x) or any agreement evidencing such restriction so long as such renewal or extension does not expand the scope of such restrictions, (iii) represent Indebtedness of a Restricted Subsidiary that is not a Credit Party that is permitted by Section 10.1, (iv) are customary restrictions that arise in connection with any Disposition permitted by Section 10.4 applicable pending such Disposition solely to the assets subject to such Disposition, (v) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 10.5 or “Permitted Investments”, (vi) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 10.1 and any synthetic lease obligation but solely to the extent any negative pledge relates to the property financed by or securing such Indebtedness (and excluding in any event any Indebtedness constituting any Term Facility Debt or Junior Debt; provided that such restrictions are taken as a whole no more onerous than those imposed by this Agreement), (vii) are imposed by any Requirement of Law, (viii) are customary restrictions contained in leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate only to the assets subject thereto, (ix) comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 10.1(d) to the extent that such restrictions apply only to the property or assets securing such Indebtedness, (x) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of Holdings, any Borrower or any Restricted Subsidiary, (xi) are customary provisions restricting assignment of any license, lease or other agreement, (xii) are restrictions on cash, Cash Equivalents or deposits imposed by customers under contracts entered into in the ordinary course of business (or otherwise constituting Permitted Liens on such cash or Cash Equivalents or deposits) or (xiii) are customary net worth provisions contained in real property leases or licenses of Intellectual Property entered into by any Borrower or any Restricted Subsidiary, so long as such Borrower has determined in good faith that such net worth provisions could not reasonably be expected to impair the ability of such Borrower and its subsidiaries to meet their ongoing obligation.

SECTION 10.9 Minimum Adjusted Fixed Charge Coverage Ratio. The Lead Borrower and its Restricted Subsidiaries will maintain an Adjusted Fixed Charge Coverage Ratio of at least 1.0 to 1.0 for each period of trailing four fiscal quarters (based on the most recent quarterly financial statements) ending during or immediately before any Adjusted Fixed Charge Testing Period.

ARTICLE 11

EVENTS OF DEFAULT

Upon the occurrence of any of the following specified events (each an “Event of Default”):

SECTION 11.1 Payments. Any Borrower shall (a) default in the payment when due of any principal of the Loans or (b) default, and such default shall continue for five or more days, in the payment when due of any interest on the Loans or any Fees or of any other amounts owing hereunder or under any other Credit Document; or

SECTION 11.2 Representations, Etc. Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Credit Document or any certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

SECTION 11.3 Covenants. Any Credit Party shall:

(a) default in the due performance or observance by it of any term, covenant or agreement contained in Section 2.22(b), 2.22(c), 2.22(d), 9.1(e) or 9.5 (solely with respect to the Borrower) or Article 10; or

(b) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 11.1 or 11.2 or clause (a) of this Section 11.3) contained in this Agreement or any Security Document and such default shall continue unremedied for a period of at least 30 days after receipt of written notice by the Lead Borrower from the Administrative Agent or the Required Lenders; or

SECTION 11.4 Default Under Other Agreements. (a) Any Borrower or any of the Restricted Subsidiaries shall (i) default in any payment with respect to any Indebtedness (other than the Obligations) in excess of $50,000,000 in the aggregate (provided that such $50,000,000 minimum shall not apply in the case of any Permitted Debt Exchange Notes), for such Borrower and such Restricted Subsidiaries, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist (other than, with respect to Indebtedness consisting of any Hedge Agreements, termination events or equivalent events pursuant to the terms of such Hedge Agreements (it being understood that clause (i) shall apply to any failure to make any payment in excess of $50,000,000 that is required as a result of any such termination or similar event and that is not otherwise being contested in good faith)), the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, any such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; or (b) without limiting the provisions of clause (a) above, any such Indebtedness shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment or as a mandatory prepayment (and, with respect to Indebtedness consisting of any Hedge Agreements, other than due to a termination event or equivalent event pursuant to the terms of such Hedge Agreements (it being understood that clause (a)(i) above shall apply to any failure to make any payment in excess of $50,000,000 that is required as a result of any such termination or equivalent event and that is not otherwise being contested in good faith)), prior to the stated maturity thereof; provided that this clause (b) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; or

SECTION 11.5 Bankruptcy, Etc. Holdings, the Lead Borrower or any Material Subsidiary shall commence a voluntary case, proceeding or action concerning itself under (a) Title 11 of the United States Code entitled “Bankruptcy”, or (b) in the case of any Foreign Subsidiary that is a Material Subsidiary, any domestic or foreign law relating to bankruptcy, judicial management, insolvency, reorganization, administration or relief of debtors in effect in its jurisdiction of incorporation, in each case as now or hereafter in effect, or any successor thereto (collectively, the “Bankruptcy Code”); or an involuntary case, proceeding or action is commenced against Holdings, the Lead Borrower or any Material Subsidiary and the petition is not controverted within 30 days after commencement of the case, proceeding or action; or an involuntary case, proceeding or action is commenced against Holdings, the Lead Borrower or any Material Subsidiary and the petition is not dismissed within 60 days after commencement of the case, proceeding or action; or a custodian (as defined in the Bankruptcy Code), judicial manager, receiver, receiver manager, trustee, administrator or similar person is appointed for, or takes charge of, all or substantially all of the property of Holdings, the Lead Borrower or any Material Subsidiary; or Holdings, the Lead Borrower or any Material Subsidiary commences any other voluntary proceeding or action under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, administration or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to Holdings, the Lead Borrower or any Material Subsidiary; or there is commenced against Holdings, the Lead Borrower or any Material Subsidiary any such proceeding or action that remains undismissed for a period of 60 days; or Holdings, the Lead Borrower or any Material Subsidiary is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding or action is entered; or Holdings, the Lead Borrower or any Material Subsidiary suffers any appointment of any custodian receiver, receiver manager, trustee, administrator or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or Holdings, the Lead Borrower or any Material Subsidiary makes a general assignment for the benefit of creditors; or any corporate action is taken by Holdings, the Lead Borrower or any Material Subsidiary for the purpose of effecting any of the foregoing; or

SECTION 11.6 ERISA. (a) An ERISA Event or Foreign Plan Event shall have occurred, (b) a trustee shall be appointed by a United States district court to administer any Pension Plan(s), (c) the PBGC shall institute proceedings to terminate any Pension Plan(s), (d) any Credit Party or any of their respective ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan that it has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan and such entity does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner; or (e) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (a) through (e) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Required Lenders, reasonably be expected to result in a Material Adverse Effect; or

SECTION 11.7 Guarantee. Any Guarantee provided by any Credit Party or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof and thereof) or any such Guarantor thereunder or any other Credit Party shall deny or disaffirm in writing any such Guarantor’s obligations under the Guarantee; or

SECTION 11.8 Pledge Agreement. Any Pledge Agreement pursuant to which the Stock or Stock Equivalents of any Borrower or any Subsidiary is pledged or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof or as a result of acts or omissions of the Collateral Agent or any Lender) or any pledgor thereunder or any Credit Party shall deny or disaffirm in writing any pledgor’s obligations under any Pledge Agreement; or

SECTION 11.9 Security Agreement. The Security Agreement or any other Security Document pursuant to which the assets of any Borrower or any Subsidiary are pledged as Collateral or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof or as a result of acts or omissions of the Collateral Agent or any Lender) or any grantor thereunder or any Credit Party shall deny or disaffirm in writing any grantor’s obligations under the Security Agreement or any other Security Document; or

SECTION 11.10 Mortgages. Any Mortgage or any material provision of any Mortgage relating to any material portion of the Collateral shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof or as a result of acts or omissions of the Collateral Agent or any Lender) or any mortgagor thereunder or any Credit Party shall deny or disaffirm in writing any mortgagor’s obligations under any Mortgage; or

SECTION 11.11 Judgments. One or more judgments or decrees shall be entered against any Borrower or any of the Restricted Subsidiaries involving a liability of $50,000,000 or more in the aggregate for all such judgments and decrees for the Borrowers and the Restricted Subsidiaries (to the extent not paid or covered by insurance provided by a carrier not disputing coverage) and any such judgments or decrees shall not have been satisfied, vacated, discharged or stayed or bonded pending appeal within 60 days after the entry thereof; or

SECTION 11.12 Change of Control. A Change of Control shall occur;

then, and in every such event (other than an event described in Section 11.5), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by notice to the Lead Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments (including the obligation of any Issuing Bank to issue any Letter of Credit) shall irrevocably terminate immediately; (ii) declare the Obligations then outstanding to be due and payable in whole, and thereupon the principal of the Loans and all other Obligations so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Credit Parties accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Credit Parties; or (iii) require the applicable Credit Parties to Cash Collateralize their respective Letter of Credit Outstandings. In case of any event described in Section 11.5, the Commitments (including the obligation of any Issuing Bank to issue any Letter of Credit) shall automatically and irrevocably terminate and the principal of the Loans and other Obligations then outstanding, together with accrued interest thereon and all fees and other obligations of the Credit Parties accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Credit Parties, and the Administrative Agent may require the applicable Credit Parties to Cash Collateralize their respective Letter of Credit Outstandings.

SECTION 11.13 Application of Proceeds. After the occurrence and during the continuance of (i) any Cash Dominion Trigger Period or (ii) any Event of Default and acceleration of the Obligations, all proceeds realized from any Credit Party or on account of any Collateral owned by a Credit Party or, without limiting the foregoing, on account of any Prepayment Event, any payments in respect of any Obligations and all proceeds of the Collateral, shall be applied in the following order:

(i) first, ratably to pay the Obligations in respect of any fees and expenses, indemnities and other amounts (including, without limitation, amounts in respect of any Loans advanced by the Administrative Agent on behalf of a Lender for which the Administrative Agent has not been reimbursed) then due to the Administrative Agent and Collateral Agent until paid in full;

(ii) second, to the Administrative Agent on behalf of the Swingline Lender and any Lender that has acquired and fully paid for its participating interest in the applicable Swingline Loans, ratably to pay Obligations in respect of Swingline Loans then due to the Swingline Lender and each such Lender, until paid in full;

(iii) third, to the Administrative Agent on behalf of the Issuing Banks and any Lender that has acquired and fully paid for its participating interest in the applicable Letters of Credit, ratably to pay Obligations in respect of such Letters of Credit then due to the Issuing Banks and each such Lender, until paid in full;

(iv) fourth, ratably to pay any expenses, indemnities, and fees then due to the Lenders and Issuing Banks, until paid in full;

(v) fifth, ratably (A) to pay the accrued but unpaid interest in respect of the Loans, (B) to pay the unpaid principal in respect of the Loans (C) to the extent a Bank Product Reserve has been established therefor by the Administrative Agent in accordance with the terms hereof, to pay the unpaid Reserved Secured Hedge Obligations, including the cash collateralization of such Reserved Secured Hedge Obligations, (D) to the extent a Bank Product Reserve has been established therefor by the Administrative Agent in accordance the terms hereof, to pay (x) the unpaid Reserved Secured Cash Management Obligations with respect to credit cards, commercial cards and purchase cards, and (y) other unpaid Reserved Secured Cash Management Obligations in an aggregate amount not to exceed $10,000,000, provided that the Lead Borrower shall have designated in writing to the Administrative Agent the amount of any such Reserved Secured Cash Management Obligations owing under any Secured Cash Management Agreement that shall be subject to this clause (y) and (E) to be held by the Administrative Agent, for the ratable benefit of the Issuing Banks and the Lenders to Cash Collateralize the then extant Stated Amount of Letters of Credit, in each case until paid in full;

(vi) sixth, ratably to pay other Obligations then due (other than Obligations in respect of Secured Cash Management Agreements and Secured Hedge Agreements), until paid in full;

(vii) seventh, ratably to pay other Obligations in respect of the Secured Hedge Agreements and Secured Cash Management Agreements, until paid in full; and

(viii) eighth, to the Lead Borrower or such other Person entitled thereto under Applicable Law.

Amounts distributed with respect to any Reserved Secured Cash Management Obligations and Reserved Secured Hedge Obligations shall be the lesser of (x) the maximum Reserved Secured Cash Management Obligations and Reserved Secured Hedge Obligations last reported to the

Administrative Agent and (y) the Reserved Secured Cash Management Obligations and Reserved Secured Hedge Obligations as calculated by the methodology reported by each applicable Cash Management Bank and Hedge Bank to Administrative Agent for determining the amount due. The Administrative Agent shall have no obligation to calculate the amount to be distributed with respect to any Reserved Secured Cash Management Obligations and Reserved Secured Hedge Obligations, and at any time and from time to time may request a reasonably detailed calculation of such amount from the applicable Secured Party holding such Reserved Secured Cash Management Obligations and Reserved Secured Hedge Obligations. If a Secured Party fails to deliver such calculation within five (5) days following request by the Administrative Agent, the Administrative Agent may assume the amount to be distributed is no greater than the maximum amount of the Reserved Secured Cash Management Obligations or Reserved Secured Hedge Obligations last reported to Administrative Agent.

SECTION 11.14 Equity Cure. Notwithstanding anything to the contrary contained in this Article 11, in the event that the Borrowers fail to comply with the requirement of any financial covenant set forth in Section 10.9, until the expiration of the 10th Business Day following the date of the delivery of the Compliance Certificate under Section 9.1(d) with the financial statements referred to Section 9.1(a) or (b) in respect of the fiscal period for which such financial covenant is being measured, the Lead Borrower shall have the right to cure such failure (the “Cure Right”) by causing cash net equity proceeds derived from an issuance of Stock or Stock Equivalents (other than Disqualified Equity Interests) by Holdings to be contributed as common equity to the Lead Borrower, and upon receipt by the Lead Borrower of such cash contribution (such cash amount being referred to as the “Cure Amount”) pursuant to the exercise of such Cure Right, such financial covenant shall be recalculated giving effect to the following pro forma adjustments:

(a) Consolidated EBITDA shall be increased, solely for the purpose of determining the existence of an Event of Default resulting from a breach of the financial covenant set forth in Section 10.9 with respect to any period of four consecutive fiscal quarters that includes the fiscal quarter for which the Cure Right was exercised and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; and

(b) if, after giving effect to the foregoing recalculations, the Borrowers shall then be in compliance with the requirements of the financial covenant set forth in Section 10.9, the Borrowers shall be deemed to have satisfied the requirements of the financial covenant set forth in Section 10.9 as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of such financial covenants that had occurred shall be deemed cured for the purposes of this Agreement; provided that (i) in each period of four consecutive fiscal quarters there shall be at least two fiscal quarters in which no Cure Right is made, (ii) there shall be a maximum of four Cure Rights made during the term of this Agreement, (iii) each Cure Amount shall be no greater than the amount required to cause the Borrowers to be in compliance with the financial covenant set forth in Section 10.9; (iv) all Cure Amounts shall be disregarded for the purposes of any financial ratio determination under the Credit Documents other than for determining compliance with Section 10.9; and (v) no Lender or Issuing Bank shall be required to make any extension of credit hereunder during the 10 Business Days period referred to above.

ARTICLE 12

THE AGENTS

SECTION 12.1 Appointment.

(a) Each Lender and Issuing Bank hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender and Issuing Bank under this Agreement and the other Credit Documents and irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. The provisions of this Article 12 (other than Section 12.1(c) with respect to the Joint Lead Arrangers and Joint Bookrunners and Section 12.9 with respect to the Borrowers) are solely for the benefit of the Agents, the Issuing Banks and the Lenders, and the Borrowers shall not have rights as third party beneficiary of any such provision. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender or Issuing Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Administrative Agent.

(b) The Administrative Agent and each Lender and Issuing Bank hereby irrevocably designate and appoint the Collateral Agent as the agent with respect to the Collateral, and each of the Administrative Agent and each Lender and Issuing Bank irrevocably authorizes the Collateral Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Collateral Agent shall not have any duties or responsibilities except those expressly set forth herein, or any fiduciary relationship with any of the Administrative Agent, the Issuing Bank and the Lenders, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Collateral Agent.

(c) Each of the Syndication Agent, Joint Lead Arrangers, Joint Bookrunners and the Documentation Agent each in its capacity as such, shall not have any obligations, duties or responsibilities under this Agreement but shall be entitled to all benefits of this Article 12.

SECTION 12.2 Delegation of Duties. The Administrative Agent and the Collateral Agent may each execute any of its duties under this Agreement and the other Credit Documents by or through agents, sub-agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Neither the Administrative Agent nor the Collateral Agent shall be responsible for the negligence or misconduct of any agents, subagents or attorneys-in-fact selected by it in the absence of gross negligence or willful misconduct (as determined in the final judgment of a court of competent jurisdiction).

SECTION 12.3 Exculpatory Provisions. No Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by any of them under or in connection with this Agreement or any other Credit Document (except for its or such Person’s own gross negligence or willful misconduct, as determined in the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein) or (b) responsible in any manner to any of the Issuing Banks or Lenders or any participant for any recitals, statements, representations or warranties made by any of the Borrowers, any Guarantor, any other Credit Party or any officer thereof contained in this Agreement or any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by such Agent under or in connection with, this Agreement or any other Credit Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Security Documents, or for any failure of any Borrower, any Guarantor or any other Credit Party to perform its obligations hereunder or thereunder. No Agent shall be under any obligation to any Lender or Issuing Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party or any Affiliate thereof. The Collateral Agent shall not be under any obligation to the Administrative Agent or any Lender or Issuing Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party.

SECTION 12.4 Reliance by Agents. The Administrative Agent and the Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or instruction believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent or the Collateral Agent. The Administrative Agent may deem and treat the Lender and Issuing Bank specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent and the Collateral Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent and the Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders, Issuing Banks and all future holders of the Loans; provided that the Administrative Agent and Collateral Agent shall not be required to take any action that, in its opinion or in the opinion of its counsel, may expose it to liability or that is contrary to any Credit Document or applicable law. For purposes of determining compliance with the conditions specified in Articles 6 and 7 on the Closing Date, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

SECTION 12.5 Notice of Default. Neither the Administrative Agent nor the Collateral Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent or Collateral Agent has received written notice from a Lender or a Borrower referring to this Agreement, describing such Default or Event of Default. In the event that the Administrative Agent receives such a notice, it shall give notice thereof to the Lenders and the Collateral Agent. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders, provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders except to the extent that this Agreement requires that such action be taken only with the approval of the Required Lenders or each of the Lenders, as applicable).

SECTION 12.6 Non-Reliance on Administrative Agent, Collateral Agent and Other Lenders. Each Lender and Issuing Bank expressly acknowledges that neither the Administrative Agent nor the Collateral Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent or Collateral Agent hereinafter taken, including any review of the affairs of any Borrower, any Guarantor or any other Credit Party, shall be deemed to constitute any representation or warranty by the Administrative Agent or Collateral Agent to any Lender or Issuing Bank. Each Lender and Issuing Bank represents to the Administrative Agent and the Collateral Agent that it has, independently and without reliance upon the Administrative Agent, Collateral Agent or any other Lender or Issuing Bank, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of each Borrower, Guarantor and other Credit Party and made its own decision to make its Loans or issue Letters of Credit hereunder and enter into this Agreement. Each Lender and Issuing Bank also represents that it will, independently and without reliance upon the Administrative Agent, Collateral Agent or any other Lender or Issuing Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of any Borrower, any Guarantor and any other Credit Party. Except for notices, reports and other documents expressly required to be furnished to the Lenders or Issuing Banks by the Administrative Agent hereunder, neither the Administrative Agent nor the Collateral Agent shall have any duty or responsibility to provide any Lender or Issuing Bank with any credit or other information concerning the business, assets, operations, properties, financial condition, prospects or creditworthiness of any Borrower, any Guarantor or any other Credit Party that may come into the possession of the Administrative Agent or Collateral Agent any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates.

SECTION 12.7 Indemnification. The Lenders and Issuing Banks agree to severally indemnify each Agent in its capacity as such (to the extent not reimbursed by the Credit Parties and without limiting the obligation of the Credit Parties to do so), ratably according to their respective Pro Rata Shares in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their respective Pro Rata Shares in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against an Agent in any way relating to or arising out of the Commitments, this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent or the Collateral Agent under or in connection with any of the foregoing, provided that no Lender shall be liable to an Agent for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction; provided, further, that no action taken by the Administrative Agent in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Credit Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 12.7. In the case of any investigation, litigation or proceeding giving rise to any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time occur (including at any time following the payment of the Loans), this Section 12.7 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender and Issuing Bank shall reimburse each Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including attorneys’ fees) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice rendered in respect of rights or responsibilities under, this Agreement, any other Credit Document, or any document contemplated by or referred to herein, to the extent that such Agent is not reimbursed for such expenses by or on behalf of the Borrowers, provided that such reimbursement by the Lenders and Issuing Banks shall not affect the Borrower’s continuing reimbursement obligations with respect thereto. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s pro rata portion thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement resulting from such Agent’s gross negligence or willful misconduct. The agreements in this Section 12.7 shall survive the payment of the Loans and all other amounts payable hereunder.

SECTION 12.8 Agents in Their Individual Capacities. Each Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Borrower, any Guarantor, and any other Credit Party as though such Agent were not an Agent hereunder and under the other Credit Documents. With respect to the Loans made by it, each Agent shall have the same rights and powers under this Agreement and the other Credit Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

SECTION 12.9 Successor Agents. Each of the Administrative Agent and Collateral Agent may at any time give notice of its resignation to the Lenders and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to the consent of the Borrowers (not to be unreasonably withheld or delayed) so long as no Default under Section 11.1 or 11.5 is continuing, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above. Upon the acceptance of a successor’s appointment as the Administrative Agent or Collateral Agent, as the case may be, hereunder, and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Security Documents, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers (following the effectiveness of such appointment) to such Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Article 12 (including 12.7) and Section 13.5 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as an Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as Swingline Lender and as an Issuing Bank. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Swingline Lender and Issuing Bank, (ii) the retiring Swing Line Lender and Issuing Bank shall be discharged from all of its duties and obligations as Swing Line Lender and Issuing Bank, as the case may be, hereunder or under the other Credit Documents, and (iii) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring

Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.

SECTION 12.10 Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.

SECTION 12.11 Agents Under Security Documents and Guarantee. Each Secured Party hereby further authorizes the Administrative Agent or Collateral Agent, as applicable, on behalf of and for the benefit of the Secured Parties, to be the agent for and representative of the Secured Parties with respect to the Collateral and the Security Documents. Subject to Section 13.1, without further written consent or authorization from any Secured Party, the Administrative Agent or Collateral Agent, as applicable, may execute any documents or instruments necessary to in connection with a sale or disposition of assets permitted by this Agreement, (i) release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets, or with respect to which Required Lenders (or such other Lenders as may be required to give such consent under Section 13.1) have otherwise consented or (ii) release any Guarantor from the Guarantee, or with respect to which Required Lenders (or such other Lenders as may be required to give such consent under Section 13.1) have otherwise consented.

SECTION 12.12 Right to Realize on Collateral and Enforce Guarantee. Anything contained in any of the Credit Documents to the contrary notwithstanding, the Borrowers, the Agents and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guarantee, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of the Secured Parties in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by the Collateral Agent, and (ii) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition.

ARTICLE 13

MISCELLANEOUS

SECTION 13.1 Amendments, Waivers and Releases. Neither this Agreement nor any other Credit Document, nor any terms hereof or thereof, may be amended, supplemented or modified except in accordance with the provisions of this Section 13.1. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent and/or the Collateral Agent may, from time to time, (a) enter into with the relevant Credit Party or Credit Parties written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Credit Parties hereunder or thereunder or (b) waive in writing, on such terms and conditions as the Required Lenders or the Administrative Agent and/or Collateral Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that each such waiver and each such amendment, supplement or modification shall be effective only in the specific instance and for the specific purpose for which given; and provided, further, that no such waiver and no such amendment, supplement or modification shall (i) forgive or reduce any portion of any Loan or extend the final scheduled maturity date of any Loan or reduce the stated rate (it being understood that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrowers to pay interest at the “default rate” or amend Section 2.8(c)), or forgive any portion, or extend the date for the payment, of any interest or fee payable hereunder (other than as a result of waiving the applicability of any post-default increase in interest rates), or extend the final expiration date of any Lender’s Commitment, or increase the aggregate amount of the Commitments of any Lender, in each case without the written consent of each Lender directly and adversely affected thereby, or (ii) alter the order of application set forth in Section 11.13 or the ratable treatment within any priority set forth in such Section, in each case without the written consent of each Lender directly and adversely affected thereby, or (iii) amend, modify or waive any provision of Article 12 without the written consent of the then-current Administrative Agent and Collateral Agent in a manner that directly and adversely affects such Person, or (iv) amend, modify or waive any provision that affects the rights or duties of the Administrative Agent, the Collateral Agent, the Swingline Lender or any Issuing Bank, without the consent of the Administrative Agent, the Collateral Agent, the Swingline Lender or such Issuing Bank, as the case may be, or (v) release all or substantially all of the value of the Guarantees (except as expressly permitted by the Guarantees or this Agreement) or release all or substantially all of the Collateral under the Security Documents (except as expressly permitted by the Security Documents or this Agreement) without the prior written consent of each Lender, or (vi) change the definition of the terms “Excess Availability” or “Borrowing Base” or any component definition thereof if, as a result thereof, the amounts available to be borrowed by the Borrowers would be increased, without the prior written consent of the Supermajority Lenders; provided that the foregoing shall not limit the discretion of the Agents to change, establish or eliminate any Reserves or to add Inventory and Accounts acquired in a Permitted Acquisition to the Borrowing Base as provided herein, or (vii) reduce the percentages specified in the definitions of the terms “Required Lenders” or “Supermajority Lenders” or amend, modify or waive any provision of this Section 13.1 that has the effect of altering the number of Lenders that must approve any amendment, modification or waiver, in each case without the written consent of each Lender.

Any such waiver and any such amendment, supplement or modification shall apply equally to each of the affected Lenders and shall be binding upon each Borrower, such Lenders, the Administrative Agent and all future holders of the affected Loans. In the case of any waiver, the Borrowers, the Lenders and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing, it being understood that no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon. In connection with the foregoing provisions, the Administrative Agent may, but shall have no obligations to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender.

Notwithstanding anything to the contrary contained herein, in connection with any “Required Lender” votes, Lenders that are Affiliated Institutional Lenders shall not be permitted, in the aggregate, to account for more than 30% of the amounts includable in determining whether the “Required Lenders” have consented to any amendment, modification, waiver, consent or other action that is subject to such vote. The voting power of each Lender that is an Affiliated Institutional Lender shall be reduced, pro rata, to the extent necessary in order to comply with the immediately preceding sentence.

The Lenders hereby irrevocably agree that the Liens granted to the Collateral Agent by the Credit Parties on any Collateral shall be automatically released (i) in full, upon the termination of this Agreement and the payment of all Obligations under the Credit Documents (except for contingent indemnification obligations in respect of which a claim has not yet been made), (ii) upon the sale or other disposition of such Collateral (including as part of or in connection with any other sale or other disposition permitted hereunder) to any Person other than another Credit Party, to the extent such sale or other disposition is made in compliance with the terms of this Agreement (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Credit Party upon its reasonable request without further inquiry), (iii) to the extent such Collateral is comprised of property leased to a Credit Party, upon termination or expiration of such lease, (iv) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with Section 13.1), (v) to the extent the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under the applicable Guarantee (in accordance with the following sentence and the other provisions of this Section 13.1) and (vi) as required to effect any sale or other disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Collateral Documents. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Credit Parties in respect of) all interests retained by the Credit Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Credit Documents. Additionally, the Lenders hereby irrevocably agree that any Restricted Subsidiary that is a Guarantor shall be released from the Guarantees upon consummation of any transaction resulting in such Subsidiary ceasing to constitute a Restricted Subsidiary. The Lenders hereby authorize the Administrative Agent and the Collateral Agent, as applicable, to execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Guarantor or Collateral pursuant to the foregoing provisions of this paragraph, all without the further consent or joinder of any Lender, except as otherwise required by this Section 13.1.

SECTION 13.2 Notices. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Credit Document shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(a) if to any Borrower, the Administrative Agent or the Collateral Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 13.2 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(b) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Lead Borrower, the Administrative Agent and the Collateral Agent.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, three (3) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail, when delivered; provided that notices and other communications to the Administrative Agent or the Lenders pursuant to Sections 2.3, 2.6, 2.9, 4.2 and 5.1 shall not be effective until received.

SECTION 13.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent, the Collateral Agent or any Lender or Issuing Bank, any right, remedy, power or privilege hereunder or under the other Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

SECTION 13.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Credit Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

SECTION 13.5 Payment of Expenses; Indemnification. The Borrowers agree (a) to pay or reimburse the Agents for all their reasonable and documented out-of-pocket expenses incurred in connection with the development, preparation and execution and delivery of, and any amendment, supplement or modification to, this Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees, disbursements and other charges of Shearman & Sterling LLP, as counsel to the Agents, plus one local counsel in any jurisdiction to the extent reasonably necessary, and such other counsel retained with the Borrower’s consent (such consent not to be unreasonably withheld), and outside consultants for the Administrative Agent and the Collateral Agent consisting of one inventory appraisal firm and one commercial finance examination firm, (b) to pay or reimburse each Agent for all its reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Credit Documents and any such other documents, including the reasonable fees, disbursements and other charges of Shearman & Sterling LLP, as counsel to the Agents, plus one local counsel in any jurisdiction to the extent reasonably necessary, and such other counsel retained with the Borrower’s consent (such consent not to be unreasonably withheld), and outside consultants for the Administrative Agent and the Collateral Agent consisting of one inventory appraisal firm and one commercial finance examination firm, (c) to pay, indemnify, and hold harmless each Lender, Issuing Bank and Agent from, any and all recording and filing fees and (d) to pay, indemnify, and hold harmless each Lender, Issuing Bank and Agent and their respective Affiliates, directors, officers, employees, trustees, investment advisors and agents from and against any and all other liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including reasonable and documented fees, disbursements and other charges of one primary counsel and one local counsel in each relevant jurisdiction to such indemnified Persons (unless there is an actual or perceived conflict of interest or the availability of different claims or defenses in which case each such Person may retain its own counsel), related to the Transactions (including, without limitation, the Merger) or, with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Credit Documents and any such other documents, including, without limitation, any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law, in each case, applicable to any Borrower or any of their Subsidiaries or to any actual or alleged presence, Release or threatened Release of Hazardous Materials involving or attributable to any Borrower or any of their Subsidiaries (all the foregoing in this clause (d), collectively, the “indemnified liabilities”), provided that the Borrowers shall have no obligation hereunder to any Agent or any Lender or Issuing Bank or any of their respective Affiliates, officers, directors, employees or agents with respect to indemnified liabilities to the extent it has been determined by a final non-appealable judgment of a court of competent jurisdiction to have resulted from (i) the gross negligence, bad faith or willful misconduct of the party to be indemnified or any of its Affiliates, or any of its or its Affiliates’ officers, directors, employees, members or agents, (ii) any breach of any Credit Document by the party to be indemnified or (iii) disputes between and among Persons otherwise entitled to indemnification; provided that the Administrative Agent (and its related affiliates, officers, directors, employees, agents, controlling persons, advisors and other representatives), to the extent acting in its capacity as such, shall remain indemnified in respect of such disputes to the extent otherwise entitled to be so indemnified hereunder. No Person entitled to indemnification under clause (d) of this Section 13.5 shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any such Person have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Credit Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 13.5 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Credit Party, its directors, stockholders or creditors or any other Person, whether or not any Person entitled to indemnification under clause (d) of this Section 13.5 is otherwise a party thereto. All amounts payable under this Section 13.5 shall be paid within ten Business Days of receipt by the Borrowers of an invoice relating thereto setting forth such expense in reasonable detail. The agreements in this Section 13.5 shall survive repayment of the Loans and all other amounts payable hereunder. This Section 13.5 shall not apply with respect to any claims for Taxes, which shall be governed exclusively by Section 5.4.

SECTION 13.6 Successors and Assigns; Participations and Assignments.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) except as expressly permitted by Section 10.3, no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 13.6. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in clause (c) of this Section 13.6) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Collateral Agent and the Lenders and each other Person entitled to indemnification under Section 13.5) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in clause (b)(ii) below, any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not be unreasonably withheld or delayed; it being understood that, without limitation, the Lead Borrower shall have the right to withhold or delay its consent to any assignment if, in order for such assignment to comply with applicable law, the Lead Borrower would be required to obtain the consent of, or make any filing or registration with, any Governmental Authority) of:

(A) the Lead Borrower, provided that no consent of the Lead Borrower shall be required for (1) an assignment of Commitments or Loans to a Lender or (2) an assignment of Loans or Commitments to any other assignee if an Event of Default under Section 11.1 or Section 11.5 (with respect to Holdings or the Lead Borrower) has occurred and is continuing; and

(B) the Administrative Agent, the Swingline Lender and the Issuing Bank (which consent shall not be unreasonably withheld or delayed).

Notwithstanding the foregoing, no such assignment shall be made to a natural person.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 and increments of $1,000,000 in excess thereof, unless each of the Lead Borrower and the Administrative Agent otherwise consents (which consents shall not be unreasonably withheld or delayed); provided that no such consent of the Lead Borrower shall be required if an Event of Default under Section 11.1 or Section 11.5 has occurred and is continuing; provided further that contemporaneous assignments to a single assignee made by Affiliates of Lenders and related Approved Funds shall be aggregated for purposes of meeting the minimum assignment amount requirements stated above;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C) The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system reasonably acceptable to the Administrative Agent, together with a processing and recordation fee in the amount of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment;

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in a form approved by the Administrative Agent (the “Administrative Questionnaire”) and applicable tax forms;

(E) no such assignment may be made to Holdings, the Lead Borrower or any Subsidiary; and

(F) any assignment to an Affiliated Lender shall also be subject to the requirements of Section 13.6(h).

(iii) Subject to acceptance and recording thereof pursuant to clause (b)(iv) of this Section 13.6, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.11, 5.4 and 13.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Section 13.6.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans owing to each Lender pursuant to the terms hereof from time to time (the “Register”). Further, each Register shall contain the name and address of the Administrative Agent and the lending office through which each such Person acts under this Agreement. The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, the Collateral Agent, the Swingline Lender and the Lender Parties shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the Collateral Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and applicable tax forms (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b) of this Section 13.6 and any written consent to such assignment required by clause (b) of this Section 13.6, the Administrative Agent shall promptly accept such Assignment and Acceptance and record the information contained therein in the Register.

(c) (i) Any Lender may, without the consent of any Borrower or the Administrative Agent, sell participations to one or more banks or other entities (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it), provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (C) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Credit Document, provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i) or (v) of the second proviso to Section 13.1 that affects such Participant. Subject to clause (c)(ii) of this Section 13.6, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.10, 2.11 and 5.4 to the same extent as if it were a Lender and provided that such Participant agrees to be subject to the requirements of those Sections as though it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 13.6, and provided further that such Participant shall be entitled to the benefits of Section 5.4 only if such Participant complies with clauses (d), (e), (f) and (i) of Section 5.4 as if it were a Lender. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 13.8(b) as though it were a Lender, provided such Participant agrees to be subject to Section 13.8(a) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.10, 2.11 or 5.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (which consent shall not be unreasonably withheld). Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each participant and the principal amounts of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such Loan or other obligation hereunder as the owner thereof for all purposes of this Agreement notwithstanding any notice to the contrary. Any such Participant Register shall be available for inspection by the Administrative Agent and by the Lead Borrower, at any reasonable time and from time to time upon reasonable prior notice.

(d) Any Lender may, without the consent of any Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 13.6 shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. The Borrowers hereby agree that, upon request of any Lender at any time and from time to time, the Borrowers shall provide to such Lender, at the Borrowers’ own expense, a promissory note, substantially in the form of Exhibit J-1 in the principal amount of such Lender’s Commitment.

(e) Subject to Section 13.16, the Borrowers authorize each Lender to disclose to any Participant, secured creditor of such Lender or assignee (each, a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning the Borrowers and their Affiliates that has been delivered to such Lender by or on behalf of the Borrowers and their Affiliates pursuant to this Agreement or that has been delivered to such Lender by or on behalf of the Borrowers and their Affiliates in connection with such Lender’s credit evaluation of the Borrowers and their Affiliates prior to becoming a party to this Agreement.

(f) The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(g) [Reserved]

(h) Notwithstanding anything to the contrary contained herein, any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Loans or Commitments to an Affiliated Lender by entering into an Assignment and Acceptance with such Affiliated Lender and comply with the other requirements of Section 13.6(b); provided that:

(i) by its acquisition of Loans or Commitments, an Affiliated Lender shall be deemed to have acknowledged and agreed that:

(A) it shall not have any right to (i) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of the Borrowers are not then present, (ii) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among Administrative Agent and one or more Lenders, except to the extent such information or materials have been made available to the Borrowers or their representatives (and in any case, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans required to be delivered to Lenders pursuant to Article II), (iii) make or bring (or participate in, other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against Administrative Agent, the Collateral Agent or any other Lender with respect to any duties or obligations or alleged duties or obligations of such Agent or any other such Lender under the Credit Documents, (iv) may not direct the Administrative Agent or the Collateral Agent to take or refrain from taking any action under the Credit Documents and (v) will not be entitled to advice of counsel to the Lenders and may not challenge attorney-client privilege between the Agents, other Lender Parties and such counsel;

(B) except with respect to any amendment, modification, waiver, consent or other action described in clause (i) or (v) of the second proviso of Section 13.1 or that deprives such Affiliated Lender of its Pro Rata Share of any payment to which all Lenders are entitled, the Loans held by an Affiliated

Lender shall be disregarded in both the numerator and denominator in the calculation of any Lender vote; and

(C) if a case under Title 11 of the United States Code is commenced against any Credit Party, such Credit Party shall seek (and each Affiliated Lender shall consent) to provide that the vote of any Affiliated Lender (in its capacity as a Lender) with respect to any plan of reorganization of such Credit Party shall not be counted except that such Affiliated Lender’s vote (in its capacity as a Lender) may be counted to the extent any such plan of reorganization proposes to treat the Obligations held by such Affiliated Lender in a manner that is less favorable to such Affiliated Lender than the proposed treatment of similar Obligations held by Lenders that are not Affiliates of the Borrower; each Affiliated Lender hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Affiliated Lender’s attorney-in-fact, with full authority in the place and stead of such Affiliated Lender and in the name of such Affiliated Lender (solely in respect of Loans and participations therein and not in respect of any other claim or status such Affiliated Lender may otherwise have), from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this clause (C); and

(ii) the aggregate amount of Commitments or Loans held at any one time by Affiliated Lenders may not exceed 20% of all Commitments or Loans in effect at such time.

For avoidance of doubt, the foregoing limitations shall not be applicable to Affiliated Institutional Lenders.

(i) Each Issuing Bank, with the written consent of the Lead Borrower, may at any time assign to one or more Eligible Assignees (other than any Affiliated Lender) all or a portion of its rights and obligations under the undrawn portion of its commitment to issue Letters of Credit hereunder; provided, however, that (i) each such assignment shall be to an Eligible Assignee and (ii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with a processing and recordation fee of $3,500.

(j) Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Revolving Loans pursuant to Section 13.6(b), Bank of America may, (i) upon 30 days’ notice to the Borrowers and the Lenders, resign as Issuing Bank and/or (ii) upon 30 days’ notice to the Borrowers, resign as Swingline Lender. In the event of any such resignation as Issuing Bank or Swingline Lender, the Borrowers shall be entitled to appoint from among the Lenders a successor Issuing Bank or Swingline Lender hereunder; provided, however, that no failure by the Borrowers to appoint any such successor shall affect the resignation of Bank of America as Issuing Bank or Swingline Lender, as the case may be. If Bank of America resigns as Issuing Bank, it shall retain all the rights, powers, privileges and duties of the Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Bank and all Letter of Credit Outstandings with respect thereto (including the right to require the Lenders to make ABR Advances or fund risk participations in Letter of Credit Disbursements pursuant to Section 2.15(g). If Bank of America resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make ABR Advances or fund risk participations in outstanding Swingline Loans pursuant to Sections 2.16 and 2.17. Upon the appointment of a successor Issuing Bank and/or Swingline Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank or Swingline Lender, as the case may be, and (b) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession (and the Letters of Credit being issued in substitution shall not be considered outstanding for purposes of determining Excess Availability until substituted for the relevant Letters of Credit issued by Bank of America) or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

SECTION 13.7 Replacements of Lenders Under Certain Circumstances.

(a) The Borrowers shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.10 or 5.4 or (b) is affected in the manner described in Section 2.10(a)(iii) and as a result thereof any of the actions described in such Section is required to be taken, with a replacement bank or other financial institution, provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default under Section 11.1 or 11.5 shall have occurred and be continuing at the time of such replacement, (iii) the Borrowers shall repay (or the replacement bank or institution shall purchase, at par) all Loans, accrued interest and fees and other amounts, pursuant to Section 2.10, 2.11 or 5.4, as the case may be, owing to such replaced Lender prior to the date of replacement or, in the case of Section 2.11, arising as a consequence of such replacement, (iv) the replacement bank or institution, if not already a Lender, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent, (v) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 13.6 (provided that the Borrowers shall be obligated to pay the registration and processing fee referred to therein) and (vi) any such replacement shall not be deemed to be a waiver of any rights that the Borrowers, the Administrative Agent or any other Lender shall have against the replaced Lender.

(b) If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination that pursuant to the terms of Section 13.1 requires the consent of either (i) all of the Lenders affected or (ii) all of the Lenders, and, in each case, with respect to which the Required Lenders shall have granted their consent, then provided no Event of Default then exists, the Borrowers shall have the right (unless such Non-Consenting Lender grants such consent) to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans, and its Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent, provided that (a) all Obligations of the Borrowers owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment, and (b) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon and (c) the Borrowers shall pay to such Non-Consenting Lender the amount, if any, owing to such Lender pursuant to clause (c) in Section 5.1(a) or Section 2.11. In connection with any such assignment, the Borrowers, Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 13.6.

SECTION 13.8 Adjustments; Set-off.

(a) Except as contemplated in Section 13.6(h), if any Lender (a “benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 11.5, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans, or interest thereon, such benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) After the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to any Borrower, any such notice being expressly waived by the Borrowers to the extent permitted by applicable law, upon any amount becoming due and payable by any Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of any Borrower. Each Lender agrees promptly to notify the Borrowers and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

SECTION 13.9 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrowers and the Administrative Agent.

SECTION 13.10 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 13.11 Integration. This Agreement and the other Credit Documents represent the agreement of the Borrowers, the Collateral Agent, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Borrowers, the Administrative Agent, the Collateral Agent nor any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

SECTION 13.12 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 13.13 Submission to Jurisdiction; Waivers. Each Borrower irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof;

(b) consents that any such action or proceeding shall be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding shall be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address set forth on Schedule 13.2 at such other address of which the Administrative Agent shall have been notified pursuant to Section 13.2;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 13.13 any special, exemplary, punitive or consequential damages.

SECTION 13.14 Acknowledgments. Each Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents;

(b) (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document) are an arm’s-length commercial transaction between the Borrowers, on the one hand, and the Administrative Agent, the Lenders and the other Agents on the other hand, and the Borrowers and the other Credit Parties are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each of the Administrative Agent and the other Agents, is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary for any Borrower, any other Credit Parties or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Administrative Agent nor any other Agent has assumed or will assume an advisory, agency or fiduciary responsibility in favor of any Borrower or any other Credit Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Credit Document (irrespective of whether the Administrative Agent or other Agent has advised or is currently advising any Borrower, any other Credit Party or any of their respective Affiliates on other matters) and neither the Administrative Agent or other Agent has any obligation to any Borrower, any other Credit Parties or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; (iv) the Administrative Agent, each other Agent and each Affiliate of the foregoing may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers and their Affiliates, and neither the Administrative Agent nor any other Agent has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) neither the Administrative Agent nor any other Agent has provided and none will provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Credit Document) and such Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent or any other Agent with respect to any breach or alleged breach of agency or fiduciary duty; and

(c) no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among any Borrower, on the one hand, and any Lender, on the other hand.

SECTION 13.15 WAIVERS OF JURY TRIAL. EACH BORROWER, EACH AGENT AND EACH LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

SECTION 13.16 Confidentiality. The Administrative Agent, each other Agent and each Lender shall hold all non-public information furnished by or on behalf of the Borrowers or any of their Subsidiaries in connection with such Lender’s evaluation of whether to become a Lender hereunder or obtained by such Lender, the Administrative Agent or such other Agent pursuant to the requirements of this Agreement (“Confidential Information”), confidential in accordance with its customary procedure for handling confidential information of this nature and (in the case of a Lender that is a bank) in accordance with safe and sound banking practices and in any event may make disclosure as required or requested by any governmental, regulatory or self-regulatory agency or representative thereof or pursuant to legal process or applicable law or regulation or (a) to such Lender’s or the Administrative Agent’s or other Agent’s attorneys, professional advisors, independent auditors, trustees or Affiliates, (b) to an investor or prospective investor in a Securitization that agrees its access to information regarding the Credit Parties, the Loans and the Credit Documents is solely for purposes of evaluating an investment in a Securitization and who agrees to treat such information as confidential, (c) to a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in connection with the administration, servicing and reporting on the assets serving as collateral for a Securitization and who agrees to treat such information as confidential and (d) to a nationally recognized ratings agency that requires access to information regarding the Credit Parties, the Loans and Credit Documents in connection with ratings issued with respect to a Securitization; provided that unless specifically prohibited by applicable law or court order, each Lender, the Administrative Agent and each other Agent shall use commercially reasonable efforts to notify the Borrowers of any request made to such Lender, the Administrative Agent or such other Agent by any governmental, regulatory or self regulatory agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such agency) for disclosure of any such non-public information prior to disclosure of such information, and provided further that in no event shall any Lender, the Administrative Agent or any other Agent be obligated or required to return any materials furnished by the Borrowers or any Subsidiary. Each Lender, the Administrative Agent and each other Agent agrees that it will not provide to prospective Transferees or to any pledgee referred to in Section 13.6 or to prospective direct or indirect contractual counterparties in swap agreements to be entered into in connection with Loans made hereunder any of the Confidential Information unless such Person is advised of and agrees to be bound by the provisions of this Section 13.16 or confidentiality provisions at least as restrictive as those set forth in this Section 13.16.

SECTION 13.17 Direct Website Communications.

(a) The Borrowers may, at their option, provide to the Administrative Agent any information, documents and other materials that they are obligated to furnish to the Administrative Agent pursuant to the Credit Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (A) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (B) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (C) provides notice of any default or event of default under this Agreement or (D) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit thereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent to the Administrative Agent at an email address provided by the Administrative Agent from time to time; provided that (i) upon written request by the Administrative Agent, the Borrowers shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrowers shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents. Nothing in this Section 13.17 shall prejudice the right of the Borrowers, the Administrative Agent, any other Agent or any Lender to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.

The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Credit Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Credit Documents. Each Lender agrees (A) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (B) that the foregoing notice may be sent to such e-mail address.

(b) Each Borrower further agrees that any Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”), so long as the access to such Platform (i) is limited to the Agents, the Lenders and Transferees or prospective Transferees and (ii) remains subject to the confidentiality requirements set forth in Section 13.16.

(c) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties” and each an “Agent Party”) have any liability to any Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the internet, except to the extent the liability of any Agent Party resulted from such Agent Party’s (or any of its Related Parties’ (other than any trustee or advisor)) gross negligence, bad faith or willful misconduct or material breach of the Credit Documents.

(d) Each Borrower and each Lender acknowledge that certain of the Lenders may be “public-side” Lenders (Lenders that do not wish to receive material non-public information with respect to the Borrowers, their Subsidiaries or their securities) and, if documents or notices required to be delivered pursuant to the Credit Documents or otherwise are being distributed through the Platform, any document or notice that the Borrowers have indicated contains only publicly available information with respect to the Borrowers may be posted on that portion of the Platform designated for such public-side Lenders. If the Borrowers have not indicated whether a document or notice delivered contains only publicly available information, the Administrative Agent shall post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material nonpublic information with respect to the Borrowers, their Subsidiaries and their securities. Notwithstanding the foregoing, the Borrowers shall use commercially reasonable efforts to indicate whether any document or notice contains only publicly available information.

SECTION 13.18 USA PATRIOT Act. Each Lender hereby notifies each Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the Patriot Act.

SECTION 13.19 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Credit Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrowers in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Credit Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrowers in the Agreement Currency, the Borrowers agree, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrowers (or to any other Person who may be entitled thereto under applicable law).

SECTION 13.20 Payments Set Aside. To the extent that any payment by or on behalf of any Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect.

SECTION 13.21 Joint and Several Liability. All Loans, upon funding, shall be deemed to be jointly funded to and received by the Borrowers. Each Borrower is jointly and severally liable under this Agreement for all Obligations, regardless of the manner or amount in which proceeds of Loans are used, allocated, shared or disbursed by or among the Borrowers themselves, or the manner in which an Agent and/or any Lender accounts for such Loans or other extensions of credit on its books and records. Each Borrower shall be liable for all amounts due to an Agent and/or any Lender from the Borrowers under this Agreement, regardless of which Borrower actually receives Loans or other extensions of credit hereunder or the amount of such Loans and extensions of credit received or the manner in which such Agent and/or such Lender accounts for such Loans or other extensions of credit on its books and records. Each Borrower’s Obligations with respect to Loans and other extensions of credit made to it, and such Borrower’s Obligations arising as a result of the joint and several liability of such Borrower hereunder with respect to Loans made to, and Letters of Credit issued for the account of, the other Borrowers hereunder shall be separate and distinct obligations, but all such Obligations shall be primary obligations of such Borrower. The Borrowers acknowledge and expressly agree with the Agents and each Lender that the joint and several liability of each Borrower is required solely as a condition to, and is given solely as inducement for and in consideration of, credit or accommodations extended or to be extended under the Credit Documents to any or all of the other Borrowers and is not required or given as a condition of extensions of credit to such Borrower. Each Borrower’s Obligations under this Agreement shall, to the fullest extent permitted by law, be unconditional irrespective of (i) the validity or enforceability, avoidance, or subordination of the Obligations of any other Borrower or of any promissory note or other document evidencing all or any part of the Obligations of any other Borrower, (ii) the absence of any attempt to collect the Obligations from any other Borrower, or any other security therefor, or the absence of any other action to enforce the same, (iii) the waiver, consent, extension, forbearance, or granting of any indulgence by an Agent and/or any Lender with respect to any provision of any instrument evidencing the Obligations of any other Borrower, or any part thereof, or any other agreement executed as of the Closing Date or thereafter executed by any other Borrower and delivered to an Agent and/or any Lender, (iv) the failure by an Agent and/or any Lender to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for the Obligations of any other Borrower, (v) an Agent’s and/or any Lender’s election, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code, (vi) any borrowing or grant of a security interest by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code, (vii) the disallowance of all or any portion of an Agent’s and/or any Lender’s claim(s) for the repayment of the Obligations of any other Borrower under Section 502 of the Bankruptcy Code, or (viii) any other circumstances which might constitute a legal or equitable discharge or defense of a guarantor or of any other Borrower. With respect to any Borrower’s Obligations arising as a result of the joint and several liability of the Borrowers hereunder with respect to any Loans or other extensions of credit made to any of the other Borrowers hereunder, such Borrower waives, until the Obligations shall have been paid in full and this Agreement shall have been terminated, any right to enforce any right of subrogation or any remedy which an Agent and/or any Lender had as of the Closing Date or may have thereafter against any other Borrower, any endorser or any guarantor of all or any part of the Obligations, and any benefit of, and any right to participate in, any security or collateral given to an Agent and/or any Lender to secure payment of the Obligations or any other liability of any Borrower to an Agent and/or any Lender. Upon any Event of Default, the Agents may proceed directly and at once, without notice, against any Borrower to collect and recover the full amount, or any portion of the Obligations, without first proceeding against any other Borrower or any other Person, or against any security or collateral for the Obligations. Each Borrower consents and agrees that the Agents shall be under no obligation to marshal any assets in favor of any Borrower or against or in payment of any or all of the Obligations. Notwithstanding anything to the contrary in the foregoing, none of the foregoing provisions of this Section 13.21 shall apply to any Person released from its Obligations as a Borrower in accordance herewith.

SECTION 13.22 Contribution and Indemnification Among Borrowers. Each Borrower is obligated to repay the Obligations as a joint and several obligor under this Agreement. To the extent that any Borrower shall, under this Agreement as a joint and several obligor, repay any of the Obligations constituting Loans made to another Borrower hereunder or other Obligations incurred directly and primarily by any other Borrower (an “Accommodation Payment”), then the Borrower making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Borrowers in an amount, for each of such other Borrowers, equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Borrower’s Allocable Amount (as defined below) and the denominator of which is the sum of the Allocable Amounts of all of the Borrowers. As of any date of determination, the “Allocable Amount” of each Borrower shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Borrower hereunder without (a) rendering such Borrower “insolvent” within the meaning of Section 101(31) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (b) leaving such Borrower with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or Section 5 of the UFCA, or (c) leaving such Borrower unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA, or Section 5 of the UFCA. All rights and claims of contribution, indemnification, and reimbursement under this Section shall be subordinate in right of payment to the prior payment in full of the Obligations. The provisions of this Section shall, to the extent expressly inconsistent with any provision in any Credit Document, supersede such inconsistent provision.

SECTION 13.23 Agency of the Lead Borrower for Each Other Borrower. Each of the other Borrowers irrevocably appoints the Lead Borrower as its agent for all purposes relevant to this Agreement, including the giving and receipt of notices and execution and delivery of all documents, instruments, and certificates contemplated herein (including, without limitation, execution and delivery to the Agents of Borrowing Base Certificates, Notices of Borrowing and other requests for any Credit Extension and Notices of Conversion or Continuation) and all modifications hereto. Any acknowledgment, consent, direction, certification, or other action which might otherwise be valid or effective only if given or taken by all or any of the Borrowers or acting singly, shall be valid and effective if given or taken only by the Lead Borrower, whether or not any of the other Borrowers join therein, and the Agents and the Lenders shall have no duty or obligation to make further inquiry with respect to the authority of the Lead Borrower under this Section 13.23; provided that nothing in this Section 13.23 shall limit the effectiveness of, or the right of the Agents and the Lenders to rely upon, any notice (including without limitation a Borrowing Request or other request for any Credit Event or Notices of Conversion or Continuation), document, instrument, certificate, acknowledgment, consent, direction, certification or other action delivered by any Borrower pursuant to this Agreement.

SECTION 13.24 Reinstatement. This Agreement shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any other Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Lead Borrower or any other Borrower, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Borrower or any substantial part of its property, or otherwise, all as though such payments had not been made.

SECTION 13.25 Express Waivers by Borrowers in Respect of Cross Guaranties and Cross Collateralization. Each Borrower agrees as follows:

(a) Each Borrower hereby waives: (i) notice of acceptance of this Agreement; (ii) notice of the making of any Loans, the issuance of any Letter of Credit or any other financial accommodations made or extended under the Credit Documents or the creation or existence of any Obligations; (iii) notice of the amount of the Obligations, subject, however, to such Borrower’s right to make inquiry of the Administrative Agent to ascertain the amount of the Obligations at any reasonable time; (iv) notice of any adverse change in the financial condition of any other Borrower or of any other fact that might increase such Borrower’s risk with respect to such other Borrower under the Credit Documents; (v) notice of presentment for payment, demand, protest, and notice thereof as to any promissory notes or other instruments among the Credit Documents; and (vii) all other notices (except if such notice is specifically required to be given to such Borrower hereunder or under any of the other Credit Documents to which such Borrower is a party) and demands to which such Borrower might otherwise be entitled;

(b) Each Borrower hereby waives the right by statute or otherwise to require an Agent or any Lender Party to institute suit against any other Borrower or to exhaust any rights and remedies which an Agent or any Lender Party has or may have against any other Borrower. Each Borrower further waives any defense arising by reason of any disability or other defense of any other Borrower (other than the defense of payment in full) or by reason of the cessation from any cause whatsoever of the liability of any such Borrower in respect thereof;

(c) Each Borrower hereby waives and agrees not to assert against any Agent, or any Lender Party: (i) any defense (legal or equitable) other than a defense of payment, set-off, counterclaim, or claim which such Borrower may have had as of the Closing Date or may have at any time thereafter against any other Borrower or any other party liable under the Credit Documents; (ii) any defense, set-off, counterclaim, or claim of any kind or nature available to any other Borrower (other than a defense of payment) against any Agent, any Lender, or any Letter of Credit Issuer, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of the Obligations or any security therefor; (iii) any right or defense arising by reason of any claim or defense based upon an election of remedies by any Agent or any Lender Party under any applicable law; (iv) the benefit of any statute of limitations affecting any other Borrower’s liability hereunder;

(d) Each Borrower consents and agrees that, without notice to or by such Borrower and without affecting or impairing the obligations of such Borrower hereunder, the Agents may (subject to any requirement for consent of any of the Lenders to the extent required by this Agreement), by action or inaction: (i) compromise, settle, extend the duration or the time for the payment of, or discharge the performance of, or may refuse to or otherwise not enforce any Credit Document; (ii) release all or any one or more parties to any one or more of the Credit Documents or grant other indulgences to any other Borrower in respect thereof; (iii) amend or modify in any manner and at any time (or from time to time) any of the of the Credit Documents; or (iv) release or substitute any Person liable for payment of the Obligations, or enforce, exchange, release, or waive any security for the Obligations; and

(e) Each Borrower represents and warrants to the Agents and the Lenders that such Borrower is currently informed of the financial condition of all other Borrowers and all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Borrower further represents and warrants that such Borrower has read and understands the terms and conditions of the Credit Documents. Each Borrower agrees that neither the Agents nor any Lender Party has any responsibility to inform any Borrower of the financial condition of any other Borrower or of any other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

DEL MONTE FOODS COMPANY,
as Lead Borrower

By:	/s/ Richard L. French
Name: Richard L. French
Title: Senior Vice President, Treasurer, Chief Accounting Officer and Controller

[Signature Page to Credit Agreement (Revolving Facility)]

BLUE ACQUISITION GROUP, INC.,
as Holdings

By:	/s/ Richard L. French
Name: Richard L. French
Title: Senior Vice President, Treasurer, Chief Accounting Officer and Controller

[Signature Page to Credit Agreement (Revolving Facility)]

BANK OF AMERICA, N.A.,
as Administrative Agent, Collateral Agent, Lender, Swingline Lender and Issuing Bank

By:	/s/ Lisa Freeman
Name: Lisa Freeman
Title: SVP

MERRILL LYNCH, PIERCE, FENNER AND SMITH INCORPORATED,
as Joint Lead Arranger and Joint Bookrunner

By:	/s/ Lisa Freeman
Name: Lisa Freeman
Title: SVP

[Signature Page to Credit Agreement (Revolving Facility)]

JPMORGAN CHASE BANK, N.A.,
as Co-Syndication Agent

By:	/s/ Barry K. Bergman
Name: Barry K. Bergman
Title: Managing Director

J.P. MORGAN SECURITIES LLC,
as Joint Lead Arranger and Joint Bookrunner

By:	/s/ Gerry Murray
Name: Gerry Murray
Title: Managing Director

[Signature Page to Credit Agreement (Revolving Facility)]

JPMORGAN CHASE BANK, N.A.,
as Lender

By:	/s/ Barry K. Bergman
Name: Barry K. Bergman
Title: Managing Director

[Signature Page to Credit Agreement (Revolving Facility)]

BARCLAYS BANK PLC,
as Lender

By:	/s/ Diane Rolfe
Name: Diane Rolfe
Title: Director

[Signature Page to Credit Agreement (Revolving Facility)]

MORGAN STANLEY SENIOR FUNDING, INC.,
as Co-Syndication Agent and Joint Bookrunner

By:	/s/ Ron Kubick
Name: Ron Kubick
Title: Managing Director

MORGAN STANLEY BANK, N.A.,
as Lender

By:	/s/ Ron Kubick
Name: Ron Kubick
Title: Managing Director

[Signature Page to Credit Agreement (Revolving Facility)]

GENERAL ELECTRIC CAPITAL CORPORATION,
as Co-Documentation Agent

By:	/s/ Dwayne Coker
Name: Dwayne Coker
Title: Duly Authorized Signatory

GE CAPITAL FINANCIAL INC., as Lender

By:	/s/ Stephen F. Schroppe
Name: Stephen F. Schroppe
Title: Duly Authorized Signatory

[Signature Page to Credit Agreement (Revolving Facility)]

U.S. BANK NATIONAL ASSOCIATION,
as Co-Documentation Agent

By:	/s/ Jeffrey S. Gruender
Name: Jeffrey S. Gruender
Title: Vice President

[Signature Page to Credit Agreement (Revolving Facility)]

U.S. BANK NATIONAL ASSOCIATION,
as Lender

By:	/s/ Jeffrey S. Gruender
Name: Jeffrey S. Gruender
Title: Vice President

[Signature Page to Credit Agreement (Revolving Facility)]

HARRIS N.A.,
as Co-Documentation Agent

By:	/s/ Craig Thistlethwaite
Name: Craig Thistlethwaite
Title: Director

BMO HARRIS FINANCING, INC., as Lender

By:	/s/ Craig Thistlethwaite
Name: Craig Thistlethwaite
Title: Director

[Signature Page to Credit Agreement (Revolving Facility)]

SIEMENS FINANCIAL SERVICES, INC.,
as Lender

By:	/s/ Matthias Grossmann
Name: Matthias Grossmann
Title: Sr. VP & CFO

By:	/s/ David Kantes
Name: David Kantes
Title: Senior Vice President and Chief Risk Officer

[Signature Page to Credit Agreement (Revolving Facility)]

TD BANK, N.A.,
as Lender

By:	/s/ Virginia Pulverenti
Name: Virginia Pulverenti
Title: Vice President

[Signature Page to Credit Agreement (Revolving Facility)]

UNION BANK, N.A.,
as Lender

By:	/s/ Terry L. Rocha
Name: Terry L. Rocha
Title: Vice President

[Signature Page to Credit Agreement (Revolving Facility)]

CIT BANK,
as Lender

By:	/s/ Benjamin Haslam
Name: Benjamin Haslam
Title: Authorized Signatory

[Signature Page to Credit Agreement (Revolving Facility)]

HSBC BANK USA N.A.,
as Lender

By:	/s/ Andrew Brown
Name: Andrew Brown
Title: Vice President

[Signature Page to Credit Agreement (Revolving Facility)]

PNC BANK, NA,
as Lender

By:	/s/ Brian Conway
Name: Brian Conway
Title: Vice President

[Signature Page to Credit Agreement (Revolving Facility)]

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Lender

By:	/s/ Scottye Lindsey
Name: Scottye Lindsey
Title: Director

By:	/s/ Erin Morrissey
Name: Erin Morrissey
Title: Vice President

[Signature Page to Credit Agreement (Revolving Facility)]

CAPITAL ONE LEVERAGE FINANCE CORPORATION, as Lender

By:	/s/ Paul Delova
Name: Paul Delova
Title: SVP

[Signature Page to Credit Agreement (Revolving Facility)]

MIZUHO CORPORATE BANK, LTD.,
as Lender

By:	/s/ William Getz
Name: William Getz
Title: Deputy General Manager

[Signature Page to Credit Agreement (Revolving Facility)]

EAST WEST BANK,
as Lender

By:	/s/ Nancy A. Moore
Name: Nancy A. Moore
Title: Senior Vice President

[Signature Page to Credit Agreement (Revolving Facility)]

CONFORMED COPY

This CREDIT PARTY JOINDER AGREEMENT (this “Joinder”), dated as of March 9, 2011, to the Credit Agreement dated as of March 8, 2011 (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”) among BLUE ACQUISITION GROUP, INC., a Delaware corporation (“Holdings”), DEL MONTE FOODS COMPANY, a Delaware corporation (the “Lead Borrower”), the other Borrowers from time to time party thereto (each a “Borrower” and, together with the Lead Borrower, the “Borrowers”), the Lender Parties party thereto, BANK OF AMERICA, N.A., as Administrative Agent and Collateral Agent, and the other parties thereto. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Under Section 9.11 of the Credit Agreement each Subsidiary that becomes a Borrower under the Credit Agreement pursuant to Section 9.11 of the Credit Agreement shall execute and delivery an instrument in the form of this Joinder. The undersigned Subsidiary (the “New Subsidiary Borrower”) is executing this Joinder in accordance with the requirements of the Credit Agreement to become a Borrower under the Credit Agreement in order to induce the Lenders and Issuing Banks to make Credit Extensions.

Accordingly, the Administrative Agent and the New Subsidiary Borrower agree as follows:

SECTION 1. In accordance with Section 9.11 of the Credit Agreement, as of the Effective Date (as defined below) the New Subsidiary Borrower by its signature below becomes a Borrower under the Credit Agreement with the same force and effect as if originally named therein as a Borrower, and the New Subsidiary Borrower hereby (a) agrees to all the terms and provisions of the Credit Agreement applicable to it as a Borrower thereunder and (b) represents and warrants that the representations and warranties made by it as a Borrower thereunder are true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date hereof, except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date. From and after the Effective Date, each reference to a “Borrower” and an “Other Borrower” in the Credit Agreement and the other Credit Documents shall be deemed to include the New Subsidiary Borrower. The Credit Agreement is hereby incorporated herein by reference.

SECTION 2. The New Subsidiary Borrower represents and warrants to the Administrative Agent and the other Secured Parties that this Joinder has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

SECTION 3. This Joinder shall become effective as of the date first above written (the “Effective Date”) when, and only when, the following conditions have been satisfied:

(a) The Administrative Agent shall have received each of the following documents:

(i) this Joinder, duly executed and delivered by each of the parties hereto, and counterparts of the consent attached hereto, duly executed and delivered by each of the Credit Parties;

(ii) joinders to any outstanding promissory notes issued under Section 13.6(d) of the Credit Agreement, duly executed and delivered by the New Subsidiary Borrower;

(iii) to the extent reasonably requested by the Collateral Agent, new Security Documents substantially consistent with the analogous existing Security Documents and otherwise in form and substance reasonably satisfactory to the Collateral Agent, duly executed and delivered by the parties thereto;

(iv) the executed opinion of counsel for the New Subsidiary Borrower, covering substantially the same matters as those included in the opinion delivered on behalf of the Lead Borrower on the Closing Date;

(v) a certificate of the New Subsidiary Borrower, dated the Effective Date, substantially in the form of Exhibit H to the Credit Agreement, with appropriate insertions and attachments, of such New Subsidiary Borrower, executed by the President or any Vice President or Authorized Officer and the Secretary or any Assistant Secretary of such New Subsidiary Borrower;

(vi)such documentation and information as is reasonably requested in writing at least 3 days prior to the Effective Date by the Administrative Agent about the New Subsidiary Borrower to the extent the Administrative Agent and the New Subsidiary Borrower in good faith mutually agree is required by regulatory authorities under applicable “know your customer” and anti money laundering rules and regulations, including, without limitation, the Patriot Act;

(b)On the Effective Date, the representations and warranties set forth herein shall be true and correct in all material respects (or if qualified by “materiality,” “material adverse effect” or similar language, in all respects (after giving effect to such qualification)); and

(c)the New Subsidiary Borrower shall have taken all other action reasonably requested by the Collateral Agent to grant a perfected security interest in its assets to substantially the same extent as created by the Credit Parties on the Closing Date.

SECTION 4. This Joinder may be executed by one or more of the parties to this Joinder on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Joinder signed by all the parties shall be lodged with the Administrative Agent and the Borrowers.

SECTION 5. Except as expressly supplemented hereby, the Credit Agreement shall remain in full force and effect.

SECTION 6. THIS JOINDER AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 7. Any provision of this Joinder that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and in the Credit Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8. All notices, requests and demands pursuant hereto shall be made in accordance with Section 13.2 of the Credit Agreement. All communications and notices hereunder to each New Subsidiary Borrower shall be given to it in care of the Lead Borrower at the Lead Borrower’s address set forth in Schedule 13.2 of the Credit Agreement.

IN WITNESS WHEREOF, the New Subsidiary Borrower and the Administrative Agent have duly executed this Joinder to the Credit Agreement as of the day and year first above written.

DEL MONTE CORPORATION

By:	/s/ Richard L. French
Name:	Richard L. French
Title:	Senior Vice President, Treasurer, Chief Accounting Officer and Controller

[Signature Page to Joinder to ABL Credit Agreement]

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Lisa Freeman
Name:	Lisa Freeman
Title:	SVP

[Signature Page to Joinder to ABL Credit Agreement]

CONSENT OF CREDIT PARTIES

Dated as of March 9, 2011

Each of the undersigned Credit Parties, as a Guarantor under the Guarantee, dated as of March 8, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Guarantee”), made by the undersigned in favor of Bank of America, N.A., as Collateral Agent, hereby consents to the foregoing Credit Party Joinder Agreement (the “Joinder”) and the addition of the New Subsidiary Borrowers referred to therein as Borrowers under the Credit Agreement, and hereby confirms and agrees that notwithstanding the effectiveness of such Joinder, the Guarantee is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects, except that, on and after the effectiveness of such Joinder, each reference in any Credit Document to the “Credit Agreement”, “thereunder”, “thereof” or words of like import shall mean and be a reference to the Credit Agreement, as supplemented by such Joinder. Capitalized terms used herein but not defined shall have the meanings set forth in the Joinder (including by reference to the Credit Agreement referred to therein).

[Signature pages follow]

DEL MONTE CORPORATION

By:	/s/ Richard L. French
Name:	Richard L. French
Title:	Senior Vice President, Treasurer, Chief Accounting Officer and Controller

[Signature Page to Consent of Credit Parties to Credit Party Joinder to ABL Credit Agreement]

BLUE ACQUISITION GROUP, INC.

By:	/s/ Richard L. French
Name:	Richard L. French
Title:	Senior Vice President, Treasurer, Chief Accounting Officer and Controller

[Signature Page to Consent of Credit Parties to Credit Party Joinder to ABL Credit Agreement]

DEL MONTE FOODS COMPANY

By:	/s/ Richard L. French
Name:	Richard L. French
Title:	Senior Vice President, Treasurer, Chief Accounting Officer and Controller

[Signature Page to Consent of Credit Parties to Credit Party Joinder to ABL Credit Agreement]